UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BARRACUDA NETWORKS, INC.

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Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, CA 95008

January 9, 2018

To the Stockholders of Barracuda Networks, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Barracuda Networks, Inc., a Delaware corporation (“Barracuda”, the “Company”, “we”, “us”, or “our”), to be held on February 7, 2018, at 9:00 am, Pacific time, at our offices at 3175 S. Winchester Blvd., Campbell, CA 95008.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated November 26, 2017, by and among Barracuda, Project Deep Blue Holdings, LLC, a Delaware limited liability company (“Newco”), and Project Deep Blue Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”). Newco and Merger Sub were formed by an affiliate of the private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Barracuda (the “Merger”), and Barracuda will become a wholly owned subsidiary of Newco.

If the Merger is completed, you will be entitled to receive $27.55 in cash, without interest, for each share of common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of: (1) approximately 21.5% over the average closing price of Barracuda’s common stock over the thirty (30) day trading period prior to and including November 24, 2017, the last trading day prior to the date on which Barracuda entered into the Merger Agreement; and (2) approximately 16.3% over the closing price of Barracuda’s common stock on November 24, 2017.

The Board of Directors of Barracuda (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Barracuda and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms Call: (212) 493-3910

Stockholders Call Toll Free: (800) 334-0384

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ William D. Jenkins, Jr. William D. “BJ” Jenkins, Jr.
Chief Executive Officer

The accompanying proxy statement is dated January 9, 2018 and, together with the enclosed form of proxy card, is first being mailed on or about January 9, 2018.

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, CA 95008

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 7, 2018

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Barracuda Networks, Inc., a Delaware corporation (“Barracuda”, the “Company”, “we”, “us”, or “our”), will be held on February 7, 2018, at 9:00 am, Pacific time, at our offices at 3175 S. Winchester Blvd., Campbell, CA 95008, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated November 26, 2017, by and among Barracuda, Project Deep Blue Holdings, LLC, a Delaware limited liability company (“Newco”), and Project Deep Blue Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”). Newco and Merger Sub were formed by affiliates of the private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Barracuda (the “Merger”), and Barracuda will become a wholly-owned subsidiary of Newco;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on December 26, 2017 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

/s/ William D. Jenkins, Jr. William D. “BJ” Jenkins, Jr.
Chief Executive Officer

Dated: January 9, 2018

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other two proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms Call: (212) 493-3910

Stockholders Call Toll Free: (800) 334-0384

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Project Deep Blue Merger Corp. with and into Barracuda Networks, Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Barracuda”, the “Company”, “we”, “our”, “us” and similar words refer to Barracuda Networks, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Project Deep Blue Holdings, LLC as “Newco” and Project Deep Blue Merger Corp. as “Merger Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated November 26, 2017, by and among Barracuda, Newco and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger

Barracuda Networks, Inc.

Barracuda simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployment configurations. Barracuda’s customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data protection. Barracuda’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CUDA”.

Project Deep Blue Holdings, LLC

Project Deep Blue Holdings, LLC was formed on November 9, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Deep Blue Merger Corp.

Project Deep Blue Merger Corp. is a wholly owned direct subsidiary of Newco and was formed on November 9, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Newco and Merger Sub are each affiliated with Thoma Bravo Fund XII, L.P. (“TBFXII”). In connection with the transactions contemplated by the Merger Agreement, (1) TBFXII has provided to Newco equity commitments of up to approximately $740 million; and (2) Newco has obtained debt financing commitments from Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, UBS Investment Bank, Stamford Branch and UBS Securities LLC, and certain of their respective affiliates for an aggregate amount of $835 million, which will be available to fund a portion of the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”).

Newco, Merger Sub and TBFXII are affiliated with Thoma Bravo, LLC (“Thoma Bravo”). Thoma Bravo is a leading private equity investment firm building on a 30 year history of providing equity and strategic support to experienced management teams and growing companies.

T he Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Barracuda, and Barracuda will continue as the surviving corporation and as a wholly owned subsidiary of Newco (the “Surviving Corporation”). As a result of the Merger, Barracuda will cease to be a publicly traded company, all outstanding shares of Barracuda stock will be cancelled and converted into the right to receive $27.55 per share in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”) (except for any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)), and you will no longer own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger—Appraisal Rights”).

Treatment of Option s and Restricted Stock Units

As a result of the Merger, the treatment of Barracuda’s options to purchase shares of common stock (each, a “Company Option”) and restricted stock units (each, an “RSU”) that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be as follows:

Options

To the extent not exercised prior to the Effective Time, each outstanding vested Company Option (including any Company Option that vests in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) the excess, if any, of $27.55 per share over the exercise price per share of each such vested Company Option, multiplied by (2) the number of shares of common stock issuable upon the exercise in full of such vested Company Option (the “Option Consideration”).

Each unvested Company Option outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) will be cancelled and converted into the contingent right to receive an amount in cash (without interest and subject to deduction for any required withholding tax), equal to the product of: (1) the excess, if any, of $27.55 per share over the exercise price per share of each such unvested Company Option; and (2) the number of shares of common stock issuable upon the exercise in full of such unvested Company Option (the “Contingent Option Consideration”). The Contingent Option Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested Company Option.

Each outstanding Company Option with an exercise price per share equal to or greater than $27.55 per share will be cancelled without consideration upon the Effective Time.

Restricted Stock Units

Each vested RSU outstanding as of immediately prior to the Effective Time (including any RSU that becomes a vested RSU in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) $27.55 per share and (2) the number of shares of common stock subject to such vested RSU to be paid as soon as practicable (and in no event more than 30 calendar days) following the Closing.

Each unvested RSU outstanding immediately prior to the Effective Time (and that will not vest in connection with the Merger), will be cancelled and converted into the contingent right to receive an amount in cash (without interest and subject to deduction for any required withholding) equal to the product of (1) $27.55 per share, and (2) the number of shares of common stock subject to such unvested RSU (the “Contingent RSU Consideration”). The Contingent RSU Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested RSU.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Prior to the Effective Time (1) all outstanding purchase rights under the 2015 Employee Stock Purchase Plan (the “ESPP”) will automatically be exercised upon the earlier of (i) immediately prior to the Effective Time and (ii) the last day of the current offering period in progress as of the date of the Merger Agreement; (2) the ESPP will terminate with such purchase and no further purchase rights will be granted under the ESPP thereafter; (3) each individual participating in the ESPP will not be permitted to (i) increase the amount of his or her rate of payroll contributions from the rate in effect as of the date of the Merger Agreement or (ii) make separate non-payroll contributions to the ESPP on or following the date if the Merger Agreement; and (4) no individual who is not participating in the ESPP as of the date of the Merger Agreement may commence participation in the ESPP following the date of the Merger Agreement. All shares of common stock purchased under the ESPP in the final offering will be cancelled at the Effective Time and converted into the right to receive $27.55 per share.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.6 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes funds needed to (i) pay stockholders the amounts due under the Merger Agreement; (ii) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (iii) repay our existing third-party indebtedness.

In connection with the Merger, Newco has entered into an equity commitment letter, dated as of November 26, 2017, with TBFXII for an equity commitment of approximately $740 million. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

In connection with the Merger, Newco has obtained debt financing commitments from Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, UBS AG, Stamford Branch and UBS Securities LLC and certain of their respective affiliates, pursuant to which they have committed to provide Newco with $630 million in senior secured first lien facilities and $205 million in a senior secured second lien credit facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.” Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco’s agreement, the closing of the Merger will not occur earlier than the first business day after the expiration of the marketing period, which is the first period of eighteen (18)

consecutive business days throughout which Newco has received certain financial information from Barracuda necessary to syndicate any debt financing; provided that the marketing period will not begin prior to January 3, 2018. For more information, see the section of this proxy statement captioned “The Merger Agreement—Marketing Period.”

Conditions to the Closing of the Merger

The obligations of Barracuda, Newco and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the (i) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (ii) approvals or clearances of the Merger by the relevant antitrust authorities in Austria and Germany;

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;

•	the accuracy of the representations and warranties of Barracuda, Newco and Merger Sub in the Merger Agreement, subject to materiality qualifiers (generally other than as would not constitute a Company Material Adverse Effect or, in the case of the capitalization and RSU vesting schedule representations and warranties of Barracuda, in each case, other than as would not increase the aggregate Merger consideration by more than $5 million), as of the date of the Merger Agreement and/or as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing;

•	the performance or compliance in all material respects by Barracuda, Newco and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	receipt of certificates executed by executive officers of Barracuda, on the one hand, or Newco and Merger Sub, on the other hand, to the effect that the conditions described in the preceding three bullets have been satisfied.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until (i) the applicable waiting period under the HSR Act, has expired or been terminated; and (ii) the approvals or clearances of the Merger by the relevant antitrust authorities in Germany have been granted; and (iii) the applicable waiting period under the Austrian Federal Competition Authority (“FCA”) has expired or been terminated.

Recommendation of the Board of Directors

Barracuda’s Board of Directors (the “Board of Directors”), after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Barracuda and its stockholders and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger agreement at the time of the Special Meeting.

Fairness Opinion of Morgan Stanley

The Company retained Morgan Stanley to provide it with financial advisory services in connection with the possible sale of the Company and to render a financial opinion letter with respect to the consideration to be received by the stockholders in the Transaction. The Board of Directors selected Morgan Stanley to act as the Company’s financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation, its knowledge of and involvement in recent transactions in the software industry, and its knowledge and understanding of the Company’s business and affairs. At the meeting of the Board of Directors on November 26, 2017, Morgan Stanley rendered to the Board of Directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated as of November 26, 2017, that as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley to the Board of Directors, dated as of November 26, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Holders of shares of Company common stock should read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects or implications of the Merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of Company common stock nor was it intended to express any opinion as to how any stockholder of the Company should vote at any stockholders’ meeting that may be held in connection with the Merger.

For a more complete description, see the section of this proxy statement captioned “The Merger—Fairness Opinion of Morgan Stanley & Co. LLC”.

Interests of Barracuda’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	the entitlement of a named executive officer who has entered into an offer letter agreement to receive payments and benefits in connection with a “change in control” (as such term is defined in the applicable offer letter agreement);

•	the entitlement of certain executive officers who have entered into offer letter agreements to receive payments and benefits upon an involuntary termination of employment other than for “cause” (as such term is defined in the applicable offer letter agreement), within twelve (12) months after a change in control;

•	the cash-out of vested Company Options and RSUs;

•	the contingent payment right for unvested Company Options and RSUs;

•	the accelerated vesting of equity-based awards held by non-employee members of our Board of Directors in connection with their termination pursuant to the 2012 Equity Incentive Plan (the “2012 Plan”); and

•	the continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Barracuda’s Directors and Executive Officers in the Merger.”

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Barracuda before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock through the Effective Time. Additionally, certain other conditions, described further herein, must be met. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Alternative Acquisiti on Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Barracuda has agreed not to, and to cause its subsidiaries and its and their respective directors, officers, employees, consultants, agents, representatives and advisors, whom we collectively refer to as “representatives,” not to, among other things: (1) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any inquiry, offer or proposal that would be reasonably expected to lead to an acquisition proposal or acquisition transaction (as defined under “The Merger Agreement—Alternate Acquisition Proposals”); or (2) participate or engage in discussions or negotiations regarding, or provide any non-public information to, any person relating to, or that would reasonably be expected to lead to, an acquisition proposal or acquisition transaction.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Barracuda may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and to not do so would be inconsistent with its fiduciary duties. For more information, see the section of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals”.

Barracuda is not entitled to terminate the Merger Agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the Merger Agreement, including negotiating with Newco in good faith over a three (3) business day period so that any superior proposal no longer constitutes a superior proposal. The termination of the Merger Agreement by Barracuda in order to accept a superior proposal will result in the payment by Barracuda of a $48.26 million termination fee to Newco. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Barracuda and Newco;

•	by either Barracuda or Newco if:

•	the Effective Time shall not have occurred on or before March 26, 2018, which we refer to as the “termination date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	Barracuda’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof; or

•	any applicable law or order of a governmental authority in the U.S., Austria, or Germany makes the Merger illegal permanently in the U.S., Austria or Germany, or which has the effect of permanently prohibiting the consummation of the Merger in the U.S., Austria or Germany, and such order has become final and nonappealable;

•	by Barracuda if:

•	Newco or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is thirty (30) calendar days following Barracuda’s delivery of written notice of such breach (provided that Barracuda may terminate before the end of the thirty (30) calendar days if Newco or Merger Sub cease or fail to exercise and continue not to exercise commercially reasonable efforts to cure such breach or inaccuracy); provided that Barracuda may not terminate the Merger Agreement as described in this bullet point if Barracuda is in material breach of any covenant contained in the Merger Agreement;

•	in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), but Newco and Merger Sub have failed to consummate the Merger, and Barracuda has irrevocably notified Newco in writing that all of the conditions to closing have been satisfied and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and Newco and Merger Sub fail to consummate the Merger on the later of (1) the expiration of three (3) business days after the receipt of such notice or (2) a date set forth in such notice; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as Barracuda is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Barracuda paying to Newco a termination fee of $48.26 million; and

•	by Newco if:

•	Barracuda has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is thirty (30) calendar days following Newco’s delivery of written notice of such breach (provided that Newco may terminate before the end of the thirty (30) calendar days if Barracuda ceases or fails to exercise and continues not to exercise commercially reasonable efforts to cure such breach or inaccuracy); provided that Newco may not terminate the Merger Agreement as described in this bullet point if Newco is in material breach of any covenant contained in the Merger Agreement; or

•	prior to the adoption of the Merger Agreement by the stockholders, the Board of Directors effects a company board recommendation change.

Termination Fees and Expense Reimbursement

Except in specified circumstances, whether or not the Merger is completed, Barracuda, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Barracuda will be required to pay to Newco a termination fee of $48.26 million if the Merger Agreement is terminated under specified circumstances. In certain cases where Newco cannot collect such termination fee, or such termination fee is not then payable, Newco may be due up to $3 million from Barracuda as reimbursement for expenses related to the transactions contemplated by the Merger Agreement. In no case will Newco be due its termination fee and expense reimbursement; if Newco has collected any money for expense reimbursements, such amounts will be deducted from the termination fee when due.

Newco will be required to pay to Barracuda a termination fee of $96.53 million if the Merger Agreement is terminated under different specified circumstances.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expense Reimbursement.”

Effect on Barracuda if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Barracuda will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, Barracuda will be required to pay Newco a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Newco will be required to pay Barracuda a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expense Reimbursement”.

The Special Meeting

Date, Time and Place

A special meeting of stockholders of Barracuda (the “Special Meeting”) will be held on February 7, 2018, at 9:00 am, Pacific time, at our offices at 3175 S. Winchester Blvd., Campbell, CA 95008.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on December 26, 2017 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; and (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Quorum

As of the Record Date, there were 53,666,055 shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,844,608 shares of common stock, representing approximately 5.3% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1) To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Barracuda, and Barracuda will become a wholly-owned subsidiary of Newco; and

2) To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on February 7, 2018 at 9:00 am, Pacific time, at our offices at 3175 S. Winchester Blvd., Campbell, CA 95008.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Barracuda?

A:	The proposed Merger is the acquisition of Barracuda by Newco. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Barracuda, with Barracuda continuing as the Surviving Corporation. As a result of the Merger, Barracuda will become a wholly owned subsidiary of Newco, and our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $2,755.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the unaffected market price of the common stock?

A:	The relationship of the $27.55 Per Share Merger Consideration to the trading price of the common stock constituted a premium of: (1) approximately 21.5% over the average closing price of Barracuda’s common stock over the thirty (30) day trading period prior to and including November 24, 2017, the last trading day prior to the date on which Barracuda entered into the Merger Agreement; and (2) approximately 16.3% over the closing price of Barracuda’s common stock on November 24, 2017.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Barracuda in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Barracuda and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Barracuda will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Barracuda will be required to pay Newco a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement — Termination Fees and Expense Reimbursement.”

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate and to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting?

A:	Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Barracuda.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” William D. Jenkins, Jr., our Chief Executive Officer, and Diane C. Honda, our Senior Vice President, General Counsel and Secretary, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:	If available, Barracuda may announce preliminary voting results at the conclusion of the Special Meeting. Barracuda intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Barracuda files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Barracuda stock options and RSUs receive in the Merger?

A:	To the extent not exercised prior to the Effective Time, each outstanding vested Barracuda stock option (including any Barracuda stock option that vests in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) the excess, if any, of $27.55 per share over the exercise price per share of each such vested Barracuda stock option, multiplied by (2) the Option Consideration, to be paid as soon as practicable (and in no event more than 30 calendar days) following the Closing.

Each unvested Barracuda stock option outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) will be cancelled and converted into the contingent right to receive at the Effective Time an amount in cash (without interest and subject to deduction for any required withholding tax), equal to the product of: (1) the excess, if any, of $27.55 per share over the exercise price per share of each such unvested Barracuda stock option; and (2) the Contingent Option Consideration. The Contingent Option Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested Barracuda stock option. As soon as practicable (and in no event more than 30 calendar days) following satisfaction of the original vesting conditions, the Contingent Option Consideration will be paid without interest and less any required withholding taxes.

Each outstanding Barracuda stock option with an exercise price per share equal to or greater than $27.55 per share will be cancelled without consideration upon the Effective Time.

Restricted Stock Units

Each vested RSU outstanding as of immediately prior to the Effective Time (including any RSU that becomes a vested RSU in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) $27.55 per share and (2) the number of shares of common stock subject to such vested RSU to be paid as soon as practicable (and in no event more than 30 calendar days) following the Closing.

Each unvested RSU outstanding immediately prior to the Effective Time (and that will not vest in connection with the Merger), will be cancelled and converted into the contingent right to receive an amount in cash (without interest and subject to deduction for any required withholding) equal to the product of (1) $27.55 per share, and (2) the Contingent RSU Consideration. The Contingent RSU Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested RSU. As soon as practicable (and in no event more than 30 calendar days) following satisfaction of the original vesting conditions, the Contingent RSU Consideration will be paid without interest and less any required withholding taxes.

Q:	What will happen to the ESPP?

A:

Prior to the Effective Time (1) all outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (i) immediately prior to the Effective Time and (ii) the last day of the current offering period in progress as of the date of the Merger Agreement; (2) the ESPP will terminate with such purchase and no further purchase rights will be granted under the ESPP thereafter; (3) each individual participating in the ESPP will not be permitted to (i) increase the amount of his or her rate of payroll contributions from the rate in effect as of the date of the Merger Agreement or (ii) make separate non-payroll contributions to the ESPP on or following the date if the Merger Agreement; and (4) no individual who is not participating in the ESPP as of the date of the Merger Agreement may commence participation in the ESPP following the date of the Merger Agreement. All shares of common stock purchased under the ESPP in the final offering will be cancelled at the Effective Time and converted into the right to receive $27.55 per share.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first calendar quarter of 2018. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and the completion of an eighteen (18)-business day marketing period that Newco may use to complete its financing for the Merger.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed and certain other statutory requirements described herein are met, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold such shares through the Effective Time of the Merger, and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further herein. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of Barracuda’s directors or officers have interests in the Merger that may differ from those of Barracuda stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Barracuda’s Directors and Executive Officers of Barracuda in the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms Call: (212) 493-3910

Stockholders Call Toll Free: (800) 334-0384

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the failure by Newco to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that, although Newco must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Barracuda’s only viable recourse would be the $96.53 million termination fee payable by Newco;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Newco a termination fee of $48.26 million or reimburse Newco’s expenses related to the transactions contemplated by the Merger Agreement up to $3 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that the Merger would be a taxable transaction to Barracuda’s stockholders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Barracuda’s current strategy as an independent company;

•	the possibility that Newco could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Barracuda’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Barracuda is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•	risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on February 7, 2018, at 9:00 am, Pacific time, at our offices at 3175 S. Winchester Blvd., Campbell, CA 95008.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, and (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 3175 S. Winchester Blvd., Campbell, CA 95008, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were 53,666,055 shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted and “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Barracuda’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,844,608 shares of common stock, representing approximately 5.3% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and have further informed us that they currently intend to vote.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Barracuda and stockholders and (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (x) “FOR” the adoption of the Merger Agreement; and (y) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Barracuda. We have retained D.F. King & Co., Inc., a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $10,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement and the completion of an eighteen (18)-business day marketing period that Newco may use to complete its financing for the Merger, we anticipate that the Merger will be consummated in the first calendar quarter of 2018.

Appraisal Rights

If the Merger is completed and certain other statutory requirements described herein are met, stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold such shares through the Effective Time of the Merger and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court as described further herein, so long as they comply with the procedures established by Section 262 of the DGCL and certain other conditions relating to stock ownership thresholds are met. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Barracuda before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock through the Effective Time. Additionally, certain other conditions, described further herein, must be met. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on February 7, 2018

The proxy statement is available at www.barracuda.com/company/investors under “Financials — SEC Filings.”

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Barracuda Networks, Inc., Attention: Investor Relations, 3175 S. Winchester Blvd., Campbell, CA 95008 or calling our Investor Relations Department at (415) 217-7722. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms Call: (212) 493-3910

Stockholders Call Toll Free: (800) 334-0384

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 26 of this proxy statement and “The Merger Agreement” beginning on page 71 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Barracuda common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, CA 95008

Barracuda simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployment configurations. Barracuda’s customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data protection.

Barracuda’s common stock is listed on the NYSE under the symbol “CUDA”.

Project Deep Blue Holdings, LLC

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Newco was formed on November 9, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Deep Blue Merger Corp.

c/o Thoma Bravo LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Merger Sub is a wholly owned direct subsidiary of Newco and was formed on November 9, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Newco and Merger Sub are each affiliated with TBFXII. In connection with the transactions contemplated by the Merger Agreement, (1) TBFXII has provided to Newco equity commitments of up to approximately $740 million; and (2) Newco has obtained debt financing commitments from Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, UBS AG, Stamford Branch and UBS Securities LLC and certain of their respective affiliates for an aggregate amount of $835 million, which will be available to fund a portion of the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption “The Merger — Financing of the Merger”). After giving effect to the Merger, Barracuda, as the Surviving Corporation, will be affiliated with TBFXII.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Barracuda, and Barracuda will continue as the Surviving Corporation and as a wholly owned subsidiary of Newco. As a result of the Merger, Barracuda will become a wholly owned subsidiary of Newco, and our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as we, Newco and Merger Sub may agree and specify in the Certificate of Merger).

Effect on Barracuda if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Barracuda will remain an independent public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Barracuda operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Barracuda’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Barracuda’s business, prospects or results of operation will not be adversely impacted.

In addition, Barracuda will be required to pay to Newco a termination fee of $48.26 million if the Merger Agreement is terminated under specified circumstances. In certain cases where Newco cannot collect the termination fee of $48.26 million, it may be due up to $3 million from Barracuda as reimbursement for expenses related to the transactions contemplated by the Merger Agreement. In no case will Newco be due its termination fee and expense reimbursement; if Newco has collected any money for expense reimbursements, such amounts will be deducted from the termination fee when due. For more information please see the section captioned “The Merger Agreement—Termination Fees and Expense Reimbursement.”

Merger Consideration

In the Merger, each outstanding share of common stock (other than shares owned by (1) Newco, Merger Sub or Barracuda, or by any direct or indirect wholly-owned subsidiary of Newco, Merger Sub or Barracuda; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger—Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation among the Board of Directors, the Special Committee (as defined below) or the representatives of Barracuda and other parties.

In the months leading up to November 2015, Barracuda received a series of inbound inquiries from several private equity firms who were familiar with the Company’s business and its management team, including Thoma Bravo. A member of Barracuda’s Board of Directors, co-founder and management team at the time, Mr. Michael Perone, and Mr. Orlando Bravo, a managing partner at Thoma Bravo, have known each other for years, including socially, and have discussed Barracuda from time to time. Members of the Board of Directors and management met with representatives of Morgan Stanley in early November 2015 to discuss the Company’s business strategies and positioning in the market. Shortly thereafter, on November 6, 2015, the full Board of Directors met and discussed the Company’s recent meeting with Morgan Stanley and the Company’s strategic alternatives.

On November 10, 2015, Barracuda received a written proposal from Thoma Bravo in which Thoma Bravo expressed interest in acquiring Barracuda for $27.00 per share in cash. At the time, Barracuda’s stock was trading at $19.78 per share. The foregoing letter was promptly disseminated to the Board of Directors.

The Board of Directors and management met several times during the month of November 2015 to review the Company’s business strategies, long-term financial plan and potential strategic alternatives. On November 18, 2015, the Board of Directors approved Barracuda’s engagement of Morgan Stanley as its financial advisor to assist the Board of Directors and management with a review of the Company’s strategic alternatives (including a potential sale of the Company). The Board of Directors selected Morgan Stanley as its financial advisor based on their knowledge of the Company and the industry in which it competes, as well as their qualifications, experience and expertise in advising other similar companies in similar circumstances. Barracuda entered into a formal engagement letter with Morgan Stanley on November 23, 2015.

Throughout November and December of 2015, with the approval of the Board of Directors, representatives of management and Morgan Stanley had discussions with Thoma Bravo and another financial sponsor, referred to as Sponsor A, to better understand their interest in the Company. During the course of such discussions, Barracuda’s management and the Board of Directors continued to evaluate Barracuda’s stand-alone business strategies, long term financial prospects and strategic alternatives. While this evaluation process was ongoing and pending the completion of the Company’s third quarter, the Board of Directors did not make any determinations regarding the initiation of a formal outreach process to potential buyers or strategic partners.

During early December, representatives of management and Morgan Stanley reviewed the preliminary financial and operating results for the quarter ended November 30, 2015 with Thoma Bravo and Sponsor A. While revenue and earnings were consistent with Barracuda’s guidance, billings were below expectations. During the quarter, customer demand in various markets had shifted from traditional and on-premise solutions to hybrid, public cloud and managed service solutions more quickly than the Company had anticipated, which resulted in longer sales cycles and contracts with shorter contract terms, which negatively impacted billings.

On December 14, 2015, representatives of Sponsor A spoke to Morgan Stanley and verbally expressed interest in acquiring the Company for a price of $21.00-$22.00 per share. Morgan Stanley promptly informed Barracuda’s management and the Board of Directors of Sponsor A’s expression of interest.

On December 15, 2015, representatives of Thoma Bravo advised that, following their review of the preliminary financial results, they were not able to commit to a valuation to pursue a Company acquisition.

On January 5, 2016, the Board of Directors met and reviewed the Company’s financial results for the quarter ended November 30, 2015.

On January 7, 2016, Barracuda announced its earnings for the quarter ended November 30, 2015 after the closing of market trading. On the day following the Company’s earnings announcement, Barracuda’s stock closed at $10.73 per share, down from a closing price of $16.43 the previous day, representing a decrease of approximately 35%.

On February 1, 2016, a Bloomberg article reported that Barracuda was working with Morgan Stanley to explore a sale of the Company. The trading price of Barracuda’s common stock closed that day at $11.75, up from a closing price of $10.58 on the previous trading day, representing an increase of approximately 10%.

On February 11, 2016, Okumus Fund Management, an activist fund, filed a Schedule 13G with the SEC, disclosing that it had accumulated beneficial ownership of approximately 7.0% of Barracuda’s outstanding shares of common stock. Members of Barracuda management and the Board of Directors discussed the potential implications of the purchase and several of them spoke with representatives of Okumus regarding its investment. On November 14, 2016, Okumus reported in an SEC filing that it had liquidated its holdings in Barracuda as of September 30, 2016.

Following the Bloomberg article, over the next several months, five strategic parties and 19 financial sponsors contacted representatives of Morgan Stanley to express interest in a potential acquisition of Barracuda.

The Board of Directors continued to review Barracuda’s business and prospects, including its product strategy and ongoing efforts to transition its offerings to public cloud solutions, competitive dynamics in its markets and ways to accelerate growth.

On July 27, 2016, the Board of Directors met to consider commencing an exploratory sale process. At the request of the Board of Directors, management and representatives of Morgan Stanley and Wilson Sonsini Goodrich and Rosati, Professional Corporation (“WSGR”), legal counsel to Barracuda, also attended this meeting. At this meeting, representatives of Morgan Stanley presented an overview of a potential exploratory sale process, including the buyer outreach strategy, the overall timing of the process, communication strategy and additional considerations. The Board of Directors also discussed whether it was appropriate to conduct an exploratory sale process given the status of the Company’s business and conditions in the mergers and acquisitions market generally. After discussion, the Board of Directors determined to initiate an exploratory sale process. The Board of Directors authorized Morgan Stanley to contact a list of strategic parties and financial sponsors, including those, such as Thoma Bravo, that had contacted the Company or representatives of Morgan Stanley over the previous few months to express their interest in the Company, to gauge their interest in a transaction with the Company. At this time and given the involvement of financial sponsors, the Board of Directors also considered whether to form a transaction committee to oversee the sale process, both to address any conflicts of interest that could arise in connection with the process and to ensure that the Board of Directors remained actively involved in the process through such committee. The Board of Directors decided not to form a transaction committee at that time due to the absence of any conflicts of interest at such time and the full Board of Directors’ desire to remain actively involved in any consideration and discussion of potential strategic transactions, but determined to reevaluate whether to form a committee following receipt of initial indications of interest.

At the direction of the Board of Directors, from July 28, 2016 through September 1, 2016, Morgan Stanley contacted eight strategic parties and eighteen financial sponsors and received one inbound inquiry from an additional financial sponsor and one inbound inquiry from an additional strategic party. Of those parties, 16 financial sponsors, including Thoma Bravo and the additional financial sponsor who submitted an inbound inquiry, and two strategic parties, including a party we refer to as Strategic Acquirer A and the additional strategic party who submitted an inbound inquiry, expressed interest in the Company.

On September 1, 2016, Barracuda received a first round of non-binding acquisition proposals from the interested parties, which included written proposals from two financial sponsors referred to as Sponsor B and Sponsor C. Sponsor B’s proposal contained a price range of $23.75-$24.25 per share and Sponsor C’s proposal contemplated a combination of Barracuda with an affiliated entity of Sponsor C, resulting in a Sponsor C’s acquisition of 27%-31% of the Company’s fully diluted equity and Barracuda stockholders’ receipt of a cash dividend of $8.71-$11.26 per share. In addition, two other financial sponsors provided verbal proposals at prices at or slightly above the then prevailing trading price of Barracuda stock. Five other financial sponsors who had expressed interest in the Company (including Thoma Bravo) however, did not make formal or informal proposals at this time, indicating to representatives of Morgan Stanley that they would not be in a position to make an offer to acquire the Company for a price above the then prevailing trading price of Barracuda’s stock. Barracuda’s stock price closed at $23.69 on September 1, 2016.

On September 2, 2016, the Board of Directors met to discuss the status of the Company’s strategic outreach process and to receive a report from Morgan Stanley on the first round acquisition proposals received by the Company. During this meeting, Morgan Stanley outlined the key terms of the acquisition proposals, in comparison to a preliminary financial analysis of the Company. The Board of Directors discussed the foregoing and the Company’s stand-alone business strategies and prospects. After discussion, the Board of Directors decided to continue the strategic process to determine if the acquisition proposals could be improved or any additional proposals could be obtained, but did not make any decision at this time to sell the Company.

On September 9, 2016, the Board of Directors met again to discuss the status of the Company’s strategic outreach process. Representatives of Morgan Stanley informed the Board of Directors that two additional financial sponsors, referred to as Sponsor D and Sponsor E, had submitted non-binding proposals with price ranges of $23.00-$24.00 and $23.00-$25.00, respectively. Representatives of Morgan Stanley then updated the Board of Directors on recent meetings with Strategic Acquirer A as well as the other strategic party which had previously expressed interest. Representatives of Morgan Stanley noted that the management team of Strategic Acquirer A had expressed interest in engaging with the Company but had indicated that it needed additional time to obtain support internally to make an offer. The Board of Directors authorized management, with the assistance of Morgan Stanley, to continue their engagement with interested parties in an effort to encourage improved acquisition proposals.

On September 15, 2016, the Board of Directors approved the creation of a committee of directors comprised of Jeffry Allen, Gordon Stitt and John Kispert (the “Special Committee”), to supervise and manage the Company’s strategic outreach process and to mitigate any actual or potential conflicts of interest that could arise in connection with the process and ensure that directors remained actively involved in the process. The Board of Directors resolved that it would not approve a sale transaction that resulted from the then ongoing 2016 process unless it received an affirmative recommendation from the Special Committee.

During the month of September, representatives of Morgan Stanley and members of Barracuda management continued to meet with various strategic parties and financial sponsors to further their understanding of the Company and encourage improved acquisition proposals from each of them.

On September 28, 2016, the Special Committee held a meeting to receive a report on the Company’s strategic outreach process. At this meeting, representatives of Morgan Stanley reported on the status of discussions with each strategic party and financial sponsor that was engaged in discussions with the Company. Representatives of Morgan Stanley further informed the Special Committee that all of the actively interested parties had suggested they would likely defer continued progress on a potential transaction until the Company had released its second quarter earnings in October 2016 in order to assess the Company’s current business performance and outlook, as well as the market’s reaction to the same. After discussions, the Special Committee agreed to continue the process until another round of proposals were due to be received in early October.

On October 11, 2016, the Special Committee held a meeting to receive a report on the Company’s strategic outreach process. Representatives of Morgan Stanley reviewed the current list of potential acquirers and the current price range from each. Morgan Stanley informed the Special Committee that the financial sponsors that were evaluating a transaction with Barracuda appeared to be valuing the Company in a price range of $22.00-

$24.00 per share due to concerns regarding Barracuda’s current and post-earnings market price. At the time, Barracuda’s stock was trading at $23.33 per share. Morgan Stanley also described a revised proposal the Company had received from Sponsor C, which contemplated that Sponsor C would acquire a greater ownership interest in the Company from 27%-31% to 34%-39%, and give Barracuda’s stockholders a larger cash dividend from $8.71-$11.26 to $13.35-$14.26. Representatives of Morgan Stanley then described that Strategic Acquirer A continued to express interest in the Company but stated that it was facing internal challenges that were impeding their ability to make a formal proposal. After discussion, the Special Committee decided to continue the strategic outreach process until October 13, 2016, the date on which Morgan Stanley had requested all interested parties submit revised proposals for consideration by the Company.

In the afternoon of October 13, 2016, the Special Committee held a meeting. Mr. Jenkins reported that Strategic Acquirer A had not submitted a formal offer within the bid deadline and the other interested parties each submitted a final non-binding proposal, but had not improved their bid price from their preliminary proposal and in fact, Sponsor B had lowered its bid as described below. The Special Committee discussed how to proceed and whether to terminate the process. Following such discussion, the Special Committee determined that it would recommend to the Board of Directors that the Company’s strategic outreach process be terminated.

On October 14, 2016, the Board of Directors met. The Special Committee provided an update on the strategic outreach process and its recommendation to terminate the process. The Board of Directors discussed and accepted the Special Committee’s recommendation. The strategic outreach process was terminated, and accordingly, the Special Committee terminated as a result.

Also on October 14, 2016, representatives of Morgan Stanley sent a summary of the strategic process to Barracuda, which noted that: (1) Sponsor B lowered bid from $23.75-$24.25 to “around $22” (2) Sponsor C reaffirmed its prior proposal to effect a combination between Barracuda and an affiliated entity of Sponsor C, resulting in Sponsor C’s acquisition of 34%-39% of the Company’s fully diluted equity and Barracuda stockholders’ receipt of a cash dividend of $13.35-$14.26 per share, (3) Sponsor D reaffirmed its range of $23.00-$24.00, (4) Sponsor E indicated it was not at the upper limit of its range which was $23.00-$25.00 and (5) Strategic Acquirer A did not provide a bid, but indicated they were at a price below market. The closing trading price of Barracuda’s common stock that day was $25.52.

Following the termination of the strategic process in October 2016, representatives of Barracuda remained in contact with representatives of Sponsor D and engaged in periodic updates on the Company, including a meeting on July 13, 2017, with the most recent outreach from Sponsor D to the Company on September 16, 2017. Sponsor D did not make any proposals to acquire Barracuda.

At the end of March 2017, Mr. Perone and Mr. Jenkins discussed scheduling a meeting with Thoma Bravo to provide an update on the Company, and Mr. Perone then reached out to Mr. Bravo. In early April 2017, representatives of Thoma Bravo contacted Barracuda management to propose a meeting.

On April 17, 2017, Barracuda announced its earnings for the quarter and fiscal year ended February 28, 2017 after the closing of market trading. Barracuda provided guidance on revenue and earnings for the first quarter ending May 31, 2017 that was below Wall Street consensus estimates and reported that renewal rates had declined from prior periods. On the day following the Company’s earnings announcement, Barracuda’s stock closed at $19.71 per share, down from a closing price of $23.41 the previous day, representing a decrease of approximately 16%.

On April 27, 2017, members of Barracuda’s management met with representatives of Thoma Bravo at Thoma Bravo’s office in San Francisco, California. Barracuda’s management met again with representatives of Thoma Bravo on April 30, 2017 and again on June 6, 2017 at Barracuda’s office in Campbell, California. During both meetings, management described the Company’s strategic plans and outlook and Thoma Bravo offered its perspectives on the market and the Company’s business opportunities. During these meetings, Thoma Bravo did not make any proposals regarding a transaction with the Company.

Throughout June and early July of 2017, Barracuda continued to speak periodically with various principals at Thoma Bravo regarding market conditions and the Company’s business outlook. In mid-June, Mr. Perone and Mr. Bravo spoke, and Mr. Bravo mentioned that Thoma Bravo might be able to offer a price of $26.00 per share to acquire Barracuda. Mr. Perone suggested that Thomas Bravo send any proposal to the Board of Directors for consideration and did not offer any insight into how the Board of Directors would respond to such a proposal.

On July 11, 2017, Barracuda received a written proposal from Thoma Bravo in which Thoma Bravo expressed its preliminary interest in acquiring the Company for $26.00 per share, subject to a number of customary conditions such as confirmatory due diligence. The letter stated that the offer would be fully financed with commitments from Thoma Bravo and its affiliates as well as underwritten debt commitments from its lending partners. In addition, the letter of intent advised that Thoma Bravo was not interested in being part of a process to market and sell the Company and that, in the absence of a prompt response and active engagement by Barracuda, the offer would be withdrawn. Barracuda’s stock closed at $23.18 per share on July 11, 2017. Thoma Bravo’s proposal was promptly delivered to the members of the Board of Directors.

On July 26, 2017, the Board of Directors met. Mr. Jenkins updated the Board of Directors regarding the current trends in the Company’s market, including consolidation activity, competitive positioning and risks and opportunities. The Board of Directors discussed the Company’s efforts to shift its focus to expand core products, divest its non-core products and explore potential growth opportunities, as well as the impact on the Company’s financials and potential negative market reaction. The Board of Directors then discussed Thoma Bravo’s proposal. Following discussions, the Board of Directors directed Mr. Jenkins to inform Thoma Bravo that the Company was focused on its business at the time. On July 27, 2017, Mr. Jenkins had a telephone conversation with representatives of Thoma Bravo and informed them of the Board of Directors’ response to their proposal.

From August to October 2017, the parties engaged in various informal discussions about whether or not Thoma Bravo would submit a new offer and what the terms of such an offer might be. On August 10, 2017, Mr. Bravo mentioned in an informal conversation with Mr. Perone that Thoma Bravo might submit an offer at $27.00 per share or potentially higher. Mr. Perone suggested that Thomas Bravo send any proposal to the Board of Directors for consideration and did not offer any insight into how the Board of Directors would respond to such a proposal.

On October 10, 2017, Barracuda announced the financial results for its second fiscal quarter ended August 31, 2017. Barracuda reported gross billings for the quarter that exceeded analyst consensus estimates and subscriber growth of 17% year over year, reflecting continued public cloud growth. However, operating income fell below analyst consensus estimates, due in part to increased sales and marketing expenses to target growth opportunities and continued investment in the transition to the cloud. The closing trading price of Barracuda’s common stock on the day following the announcement was $22.65, down from a closing trading price of $25.74 the day of the announcement, representing a decrease of 12%.

On October 11, 2017, following the Company’s earnings announcement, Mr. Jenkins received a call from representatives of Thoma Bravo, during which they informed Mr. Jenkins that they intended to send a revised proposal to acquire Barracuda for $27.00 per share. Shortly thereafter, the Company received Thoma Bravo’s revised non-binding proposal to acquire Barracuda for $27.00 per share, a 19% premium to that day’s closing price, which was promptly delivered to the Board of Directors. The proposal included terms and conditions similar to Thoma Bravo’s July 11, 2017 proposal. Additionally, Thoma Bravo’s proposal included a proposed form of merger agreement, equity commitment letter and limited guaranty. Thoma Bravo’s proposal also indicated that Thoma Bravo was prepared to negotiate a transaction very quickly and required a 15-business day exclusivity period. The October 11, 2017 letter did not provide an expiration date.

On the following day, October 12, 2017, Mr. Jenkins had a telephone conversation with representatives of Thoma Bravo in which they said that Thoma Bravo would be sending a revised proposal. Later in the day on October 12, 2017, Thoma Bravo submitted a revised non-binding proposal to acquire Barracuda for $27.00 per share, on the same terms and conditions as the letter previously submitted on October 11, 2017, but with an expiration date of October 16, 2017.

On October 13, 2017, the Board of Directors held a special meeting, with members of management and WSGR in attendance. Mr. Jenkins provided an update on activities since the last Board of Directors meeting and described Barracuda’s recent activities regarding a potential acquisition of Sonian Inc., a leading provider of public cloud archiving and business insights, noting that Barracuda had executed a 30-day exclusivity agreement to negotiate a transaction which would expire on November 3, 2017. During the meeting, Mr. Jenkins updated the Board of Directors regarding discussions with representatives of Thoma Bravo on October 11, 2017 and October 12, 2017 and the proposals received from Thoma Bravo on each of those dates. During the meeting, Mr. Jenkins advised the Board of Directors that earlier that month, representatives of Morgan Stanley had spoken with the management team of Strategic Acquirer A. Mr. Jenkins noted that the management team of Strategic Acquirer A indicated that they were still evaluating whether to engage with Barracuda, but had not been able to garner sufficient internal support to make an offer. At the Board of Directors’ request, WSGR reviewed the fiduciary duties of the Board of Directors and the duty to disclose any conflicts of interest in connection with the discussions with Thoma Bravo. No potential conflicts were disclosed, accordingly, the discussions with Thoma Bravo proceeded without the formation of a transaction committee of independent directors.

Additionally, at the meeting on October 13, 2017, representatives of WSGR reviewed the process for considering Thoma Bravo’s proposal and any other offers that might be received. The Board of Directors discussed how to respond to Thoma Bravo’s proposal, Barracuda’s financial and operating performance, including competitive risk as market participants move to pursue public cloud leadership, and strategic alternatives. As part of the process of reviewing the offer from Thoma Bravo and considering any other offers that might be received, the Board of Directors requested that management provide an updated financial model and risks associated with the model to the Board of Directors. The Board of Directors then met with representatives of WSGR without management present and further discussed whether to engage with Thoma Bravo and the risks and potential opportunities in executing Barracuda’s business plan. The Board of Directors further agreed that Barracuda should provide Thoma Bravo with a response to its proposal by October 16, 2017 and designated John Kispert to be the principal negotiator. The Board of Directors also discussed whether to proceed without a market check, given that it had run a process with a market check the prior year. The Board of Directors agreed to enlist the support of Morgan Stanley to evaluate the proposal from Thoma Bravo.

On October 14, 2017, Mr. Jenkins spoke with representatives of Thoma Bravo and advised them that Barracuda’s Board of Directors was discussing their proposal and would provide a response the following week.

On October 20, 2017, the Board of Directors held another special meeting, with representatives of WSGR and, for a portion of the meeting, Barracuda management and representatives of Morgan Stanley in attendance. During this meeting, the Board of Directors reviewed Barracuda’s financial performance to date for its third fiscal quarter ending November 30, 2017 and plans for its fourth quarter ending February 28, 2018 and assumptions and potential challenges in achieving projected results. At the request of the Board of Directors, representatives of Morgan Stanley provided an overview of Barracuda’s strategic situation, including a summary of the terms of the unsolicited letter of intent submitted to the Barracuda by Thoma Bravo and highlights of the strategic process that took place between July 2016 and October 2016. Representatives of Morgan Stanley noted that they had contacted 18 financial sponsors and eight strategic parties during that time and received one inbound inquiry from an additional financial sponsor and received an inbound inquiry from an additional strategic party. Of those parties, 15 financial sponsors and two strategic parties engaged with Morgan Stanley and met with Barracuda’s management. A representative of Morgan Stanley reviewed with the Board of Directors the range of bids received in September 2016 and October 2016, the maximum of which was $25.00 during a time frame when the market price of the Company’s stock was $24.86 on October 5, 2016 and up to $25.52 on October 14, 2016; thus, the Board of Directors considered that none of the proposals the Company had received during its 2016 strategic process exceeded the current offer from Thoma Bravo for $27.00 per share. The Board of Directors discussed with representatives of Morgan Stanley the request by Thoma Bravo that Barracuda enter into exclusivity with Thoma Bravo. Additionally, at the request of the Board of Directors, management reviewed management’s financial models (as discussed further in the section of this proxy statement captioned, “The Merger – Management Projections”) and representatives of Morgan Stanley reviewed and discussed with the Board preliminary perspectives on the valuation of Barracuda, which included, a preliminary valuation analysis of Barracuda and the methodologies underlying such analysis. The Board of Directors discussed with Morgan Stanley the outcome of Company’s 2016 strategic process and assessed the risks associated with commencing another strategic outreach process, including the risk that Thoma Bravo would withdraw its offer or the risk that a process could result in a lower overall bid price. The Board of Directors also discussed with management and the representatives from WSGR and Morgan Stanley making a request to Thoma Bravo that the deal structure include a “go shop” provision which would allow Barracuda to actively market the Company to other potential bidders for a period of time after signing a definitive agreement with Thoma Bravo. The Board of Directors considered the fact that “go-shop” provisions, while commonly utilized, rarely lead to topping bids. The Board of Directors also discussed its view that Strategic Acquirer A would not be in a position to garner sufficient internal support to engage with the Company in the near-term. Following this discussion, the Board of Directors discussed with members of management and representatives of WSGR to review the fiduciary duties of the Board of Directors relating to a potential strategic transaction. The Board of Directors then met in executive session with representatives of WSGR. At the conclusion of the meeting, the Board of Directors determined that it would continue discussions with Thoma Bravo and that it would not undertake another strategic outreach process given the results of the Company’s 2016 strategic process and the risks associated with starting another process. The Board of Directors directed Mr. Kispert to inform Thoma Bravo that Barracuda would engage in discussions regarding a potential transaction.

On October 22, 2017, the Board of Directors held a special meeting, with representatives of WSGR and, for a portion of the meeting, Barracuda management and representatives of Morgan Stanley in attendance. During this meeting, representatives of Morgan Stanley reviewed the proposal submitted by Thoma Bravo, and discussed assumptions of the Company’s fully diluted share count underlying Thoma Bravo’s proposal, which did not include the impact of the recently approved refresh equity awards. These awards had been approved by the Compensation Committee of the Board of Directors in regular course as part of its annual review process on September 28, 2017, and thus had not been included in the Company’s then most recent quarterly report for the period ended August 31, 2017. Morgan Stanley and the Board also discussed preliminary financing assumptions and valuation for Barracuda in the context of an acquisition by a private equity sponsor. The Board of Directors continued discussions with management and the representatives of WSGR about the process for continued discussions and negotiations with Thoma Bravo. At the conclusion of the meeting, the Board agreed that Mr. Kispert would coordinate next steps with representatives of Morgan Stanley and direct representatives of Morgan Stanley to follow up with Thoma Bravo to advise Thoma Bravo that the Company would be providing an updated capitalization table with details regarding the equity awards granted on September 28, 2017, a cash roll forward and the Company’s thoughts regarding a process for engagement, including the Board’s focus on structuring the deal to include a go-shop. The Board of Directors then met in executive session with the representatives of WSGR.

On October 25, 2017, the Board of Directors held a special meeting, with representatives of WSGR and, for a portion of the meeting, Barracuda management and representatives of Morgan Stanley in attendance. During this meeting, representatives of Morgan Stanley provided an update on recent discussions with representatives of Thoma Bravo, including Thoma Bravo’s rejection of Barracuda’s proposal to include a go-shop provision in the terms of a transaction. At the conclusion of the meeting, the Board of Directors directed that the representatives of Morgan Stanley request an updated written proposal from Thoma Bravo.

On October 27, 2017, Barracuda received an updated proposal from Thoma Bravo for $27.25 per fully diluted share, which reflected Barracuda’s actual capitalization information (and accounted for an additional $0.80 per share of cost to Thoma Bravo if using the same share count assumptions as of the October 11/12 proposals).

On October 28, 2017, the Board of Directors held a special meeting, with representatives of WSGR and, for a portion of the meeting, Barracuda management and representatives of Morgan Stanley in attendance. During this meeting, representatives of Morgan Stanley provided an update on recent mergers and acquisitions activity in the market and reviewed the updated proposal received from Thoma Bravo on October 27, 2017, offering a purchase price of $27.25 per fully diluted share, which, taking into account recent equity grants approved by the Board of Directors in September 2017 and share count estimates through fiscal 2018 to estimate the share count at closing, implied a total equity value of approximately $1.59 billion (compared to the October 11 / 12 offer of $27.00 which implied a total equity value of $1.54 billion. The Board of Directors discussed the fact that Thoma Bravo’s updated proposal did not accept the Company’s request for a go-shop structure. The Board of Directors discussed the risks and potential opportunities associated with Barracuda’s business strategies on a stand-alone basis and a proposed counteroffer to Thoma Bravo’s proposal. At the conclusion of the meeting, the Board of Directors instructed Morgan Stanley to present Thoma Bravo with a counter offer of $27.50 per fully diluted share and offer an exclusivity period of two weeks, and assuming these terms were accepted, to proceed without a go-shop provision.

Later in the day on October 28, 2017, Thoma Bravo sent to Barracuda a revised proposal, reflecting a purchase price per fully diluted share of $27.50, implying an equity value of $1.61 billion.

On October 29, 2017, the Board of Directors held a special meeting, with representatives of WSGR and, for a portion of the meeting, Barracuda management in attendance. During this meeting, the Board of Directors reviewed the updated proposal from Thoma Bravo received on October 28, 2017 and materials provided by Morgan Stanley summarizing select precedent transactions and discussing an updated preliminary perspective on the valuation of Barracuda. Representatives of WSGR reviewed the terms of the proposed offer and the process and timeline to close a transaction with Thoma Bravo. The Board of Directors also discussed the process undertaken over the last two years to consider a sale of Barracuda and considered the current operating plan of Barracuda which projected results lower than the operating plan at the time of the competitive process conducted by Morgan Stanley in 2016. Additionally, a representative of WSGR discussed potential conflicts of interest in connection with Thoma Bravo in the proposed transaction, with each director confirming that he had no conflicts with respect to the potential transaction with Thoma Bravo and had not engaged in negotiations with Thoma Bravo regarding the potential transaction in recent weeks, with the exception of Mr. Kispert, who was previously designated by the Board of Directors as the lead negotiator. The representatives of WSGR reviewed the process regarding Barracuda’s potential acquisition of Sonian and its potential impact on Barracuda’s valuation. At the conclusion of the meeting, the Board of Directors directed management to update its projections to reflect the impact of the potential acquisition of Sonian and to share the updated projections with Morgan Stanley so that Morgan Stanley could update its financial analysis of the Company. The Board of Directors discussed its expectation that it would request an increase in Thoma Bravo’s price to the extent warranted by the revised financial analysis. Following such discussion, the Board of Directors authorized the Company to enter into a two-week exclusivity agreement with Thoma Bravo.

Later in the evening of October 29, 2017, Barracuda entered into an exclusivity agreement with Thoma Bravo.

On October 30, 2017, the Board of Directors held a special meeting, with representatives of WSGR and, for a portion of the meeting, Barracuda management and representatives of Morgan Stanley in attendance. Representatives of Morgan Stanley reviewed a request by Thoma Bravo to share information on the potential transaction with four funding sources, including Goldman Sachs, Credit Suisse, UBS (Swiss global financial company), and PSP (Canadian Pension Investment Fund). During this meeting, representatives of Morgan Stanley reviewed with the Board of Directors the impact of the potential acquisition of Sonian on Barracuda’s valuation based on the updated projections for Sonian provided by management (as discussed further in the section of this proxy statement captioned, “The Merger – Management Projections”) and discussed with management the potential acquisition. At the conclusion of the meeting, the Board of Directors unanimously approved an authorization for Barracuda to discuss the Sonian transaction with Thoma Bravo in an effort to negotiate a higher price from Thoma Bravo to account for the potential value of the acquisition.

On October 31, 2017, Mr. Jenkins provided representatives of Thoma Bravo with an update on the Sonian transaction and then provided an update on his conversation with Thoma Bravo to Mr. Kispert. On three occasions in early November, Mr. Kispert spoke with representatives of Thoma Bravo to discuss an increase to the purchase price for Barracuda. Representatives of Thoma Bravo advised Mr. Kispert that Thoma Bravo would increase its purchase price to $27.55 per fully diluted share.

On November 2, 2017, the Board of Directors held a special meeting, with representatives of WSGR and Barracuda management in attendance. During this meeting, the Board of Directors received an update from Mr. Kispert regarding discussions with Thoma Bravo relating to Sonian and Thoma Bravo’s offer to increase its purchase price for Barracuda to $27.55 per fully diluted share. At the conclusion of the meeting, the Board of Directors unanimously approved the acquisition of Sonian on substantially the same terms as presented to the Board of Directors.

On November 3, 2017, Barracuda received an updated proposal from Thoma Bravo, proposing a purchase price of $27.55 per fully diluted share.

On November 8, 2017, members of Barracuda management joined Thoma Bravo at meetings with potential lenders and presented an operations review to Thoma Bravo. In the afternoon of November 8, 2017, WSGR provided Kirkland and Ellis LLP (“K&E”), counsel for Thoma Bravo, with comments to the merger agreement, voting agreement, limited guaranty and equity commitment letter.

On November 17, 2017, the Board of Directors held a special meeting, with representatives of WSGR and Barracuda management, and for a portion of the meeting, representatives of Morgan Stanley in attendance. During this meeting, the Board of Directors discussed the status of the process with Thoma Bravo, including due diligence and potential timeline to announce a transaction. Members of management provided the Board of Directors with an update on Barracuda’s performance during the quarter to date. Lastly, the Board of Directors reviewed a relationship disclosure letter from Morgan Stanley provided to the Board of Directors prior to the meeting and concluded that Morgan Stanley did not have any conflicts that would impair its ability to deliver a fairness opinion in connection with the proposed transaction.

On November 19, 2017, the Board of Directors held a special meeting, with representatives of WSGR and Barracuda management, and for a portion of the meeting, representatives of Morgan Stanley in attendance. During this meeting, the Board of Directors discussed the status of the process with Thoma Bravo. Representatives of WSGR reviewed the material terms of the draft definitive agreement including the deal structure; the full financing of the merger consideration through equity from private equity funds and debt lenders, such that the deal would have no financing conditions; treatment of outstanding equity; closing conditions; regulatory approvals; fiduciary outs and termination condition; indemnification agreements and required consents and provided details on the potential Company and buyer termination fees contained in the agreement. At the conclusion of the meeting, the Board of Directors agreed to continue negotiations with Thoma Bravo.

On November 20, 2017, representatives of WSGR contacted representatives of K&E to discuss and resolve the remaining open points in the merger agreement. Later in the afternoon of November 20, 2017, WSGR provided K&E with comments to the merger agreement.

On November 21, 2017, K&E provided WSGR with a draft debt commitment letter along with further comments to the merger agreement and on November 22, 2017, representatives of WSGR and K&E negotiated the remaining open issues in the transaction documents.

On November 26, 2017 in the morning, the Board of Directors held a special meeting, with representatives of WSGR and Barracuda management, and for a portion of the meeting, representatives of Morgan Stanley in attendance. At this meeting, the Board of Directors received a presentation from representatives of Morgan

Stanley with respect to its financial analyses of Barracuda and representatives of Morgan Stanley rendered its oral opinion to the Board of Directors, subsequently confirmed in writing by delivery of a written opinion dated as of November 26, 2017, that as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion as set forth therein, the $27.55 in cash per share price of common stock of Barracuda to be paid to the holders of such shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of such shares. The full text of the written opinion of Morgan Stanley, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B.

Following the Board of Directors meeting, the parties finalized the Merger Agreement and, in the evening on November 26, 2017, the parties executed the Merger Agreement and the related agreements in connection with the transaction.

On November 27, 2017, prior to the opening of trading of Barracuda’s common stock on the NYSE, Barracuda issued a press release announcing the execution of the Merger Agreement.

On December 21 2017, the Board of Directors met to discuss the draft preliminary proxy, with WSGR in attendance. At this meeting, the Board of Directors reviewed and provided comments on the content of the proxy statement. As part of the review, the members of the Board of Directors discussed in more detail the interactions of members of management and the Board of Directors with Thoma Bravo, some of which had not been discussed at prior board meetings. The Board of Directors discussed and agreed that the details of these interactions did not affect the negotiation of the transaction and thus did not impact its recommendation in favor of the Merger.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Barracuda and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Barracuda management, and representatives of its financial advisor and outside legal counsel. In recommending that stockholders vote in favor of adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	The consideration to be received by Barracuda stockholders in the Merger will consist entirely of cash, which provides liquidity and certainty of value to Barracuda stockholders. The Board of Directors believed that this certainty of value was compelling compared to the long-term value creation potential and execution risks underlying Barracuda’s business plan as a standalone company. The Board of Directors further noted that the Merger was not subject to any financing conditions by Thoma Bravo, and that the Equity Commitment Letter (along with Barracuda’s right to seek specific performance of the Merger Agreement) provided substantial assurance of a successful closing.

•	The relationship of the $27.55 Per Share Merger Consideration to the trading price of the common stock, including that the Per Share Merger Consideration constituted a premium of:

•	Approximately 16.3% over the closing price of Barracuda’s common stock on November 24, 2017, the last trading day prior to the date on which Barracuda entered into the Merger Agreement; and

•	Approximately 21.5% over the average closing price of Barracuda’s common stock over the thirty (30) day trading period including and prior to November 24, 2017.

•	The thorough review of Barracuda’s strategic alternatives, including that:

•	In late 2015 through October 2016, following a series of inbound interest from several strategic parties and private equity firms, including Thoma Bravo, the Board of Directors engaged Morgan Stanley to assist the Board of Directors in a strategic outreach process (for more details, see the section of this proxy statement captioned “The Merger—Background of the Merger”);

•	In connection with the 2016 strategic outreach process, representatives of Morgan Stanley contacted a total of 26 parties, comprised of 8 strategic buyers and 18 financial sponsors, and received an inbound inquiry from an additional financial sponsor and an inbound inquiry from an additional strategic party; at the end of the process, the Company had received from three financial sponsors non-binding indications of interest to acquire Barracuda for cash, all of which were less than $25.00 per share, which led the Board of Directors to ultimately terminate the 2016 strategic outreach process;

•	In July 2017, Thoma Bravo submitted an non-binding written proposal to acquire Barracuda for $26.00 per share, and the Board of Directors informed Thoma Bravo that it was focused on its stand alone business plan at that time; and

•	On October 11, 2017, Thoma Bravo submitted a revised proposal to acquire Barracuda for $27.00 per share. After ongoing negotiations and active solicitations by Barracuda for increases to the purchase price, on November 3, 2017, Barracuda and Thoma Bravo entered into a non-binding letter of intent that included (i) an increased purchase price of $27.55 per share, (ii) a fully negotiated equity commitment letter and limited guaranty, and (iii) an indication by Thoma Bravo that it had completed substantially all of its due diligence and its proposal was fully financed with commitments from Thoma Bravo and its affiliates, as well as underwritten debt commitments from Thoma Bravo’s lending partners.

•	The risk that not committing to a transaction now with Thoma Bravo could result in the loss of a favorable opportunity for stockholders to obtain a premium for their interests in Barracuda.

•	The multiples to revenues and earnings before interest, taxes, depreciation and amortization implied by the $27.55 Per Share Merger Consideration.

•	The financial analysis presentations of Morgan Stanley that were delivered to the Board of Directors in connection with their consideration and review of the Merger, and the oral opinion of Morgan Stanley, subsequently confirmed in writing, delivered to the Board of Directors that, as of November 26, 2017 and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its opinion, the $27.55 Per Share Merger Consideration to be received by the holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “The Merger—Fairness Opinion of Morgan Stanley & Co. LLC”.

•	The terms of the Merger Agreement and the related agreements, including:

•	That the equity commitment provided in favor of Newco were for an aggregate amount sufficient to cover a significant portion of the aggregate Merger consideration, and that Barracuda is a named third party beneficiary of the equity commitment letter;

•	The ability of the parties to consummate the Merger, including the fact that Newco’s obligation to complete the merger is not conditioned upon receipt of financing and that Newco has obtained a debt commitment letter from reputable banks that are on customary and commercially reasonable terms;

•	Barracuda’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals;

•	Barracuda’s ability to terminate the Merger Agreement in order to accept a superior proposal, subject to Thoma Bravo’s ability to match such superior proposal and subject to paying Newco a termination fee of $48.26 million and other conditions of the Merger Agreement;

•	The fact that the Board of Directors believed that the termination fee of $48.26 million is reasonable and not preclusive of other offers;

•	Barracuda’s entitlement to a reverse termination fee of $96.53 million if Newco terminates the Merger Agreement under certain circumstances;

•	Barracuda’s entitlement to specific performance to prevent breaches of the Merger Agreement;

•	Barracuda’s entitlement to specific performance to cause the equity financing contemplated by the equity commitment letter to be funded and to cause Newco to enforce its rights under the debt commitment letter;

•	That the Merger is subject to the approval of a majority of the outstanding stock of the Company;

•	The fact that TBFXII provided a Limited Guaranty in favor of Barracuda that guaranty the payment of the reverse termination fee payable by Newco to Barracuda under certain circumstances, plus reimbursement obligations (see the section below captioned “The Merger—Limited Guaranty”); and

•	The Board of Directors’ view that the Merger Agreement was the product of arms’-length negotiation and contained customary terms and conditions.

•	The current, historical and projected financial condition, results of operations and business of Barracuda, as well as Barracuda’s prospects and risks if it were to remain an independent company. The Board of Directors discussed Barracuda’s current business and financial plans, including (1) the risks and uncertainties associated with achieving and executing on Barracuda’s business and financial plans in the short and long term; (2) the impact of general market trends on Barracuda; and (3) the general risks of market conditions that could reduce the price of Barracuda’s common stock. Among the potential risks identified by the Board of Directors were:

•	The intensely competitive markets for security and data protection solutions which are characterized by constant change and innovation, and the expected increase in competition in the future from larger, well-established competitors and new market entrants;

•	The competitive landscape and the dynamics of the market for Barracuda’s products and technology and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk;

•	The risks and uncertainties associated with Barracuda’s ongoing shift towards its core products as well as cloud-focused solutions;

•	The risks and uncertainties associated with the market reaction to the potential accelerated decline in billings derived from Barracuda’s legacy products; and

•	The possible need to grow revenue and expand into adjacent markets through acquisition transactions, which would have significant additional risks and uncertainties and which would either reduce Barracuda’s cash and cash equivalents, cause Barracuda to incur debt that would limit Barracuda’s operating flexibility and/or result in dilution to Barracuda’s existing stockholders.

•	The Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a superior proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee potentially payable to Newco is reasonable in light of the circumstances, consistent with or below fees in comparable transactions and not preclusive of other offers (see the sections captioned “The Merger Agreement—Alternative Acquisition Proposals” and “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Changes”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	The risks and costs to Barracuda if the Merger does not close, including the diversion of management and employee attention away from Barracuda’s day-to-day business operations, and the potential effect on our business and relationships with customers and suppliers;

•	The requirement that Barracuda pay Newco a termination fee of $48.26 million under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a superior proposal, or expenses of Newco up to $3 million;

•	The restrictions on the conduct of our business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent Barracuda from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Barracuda might have pursued;

•	The fact that under the terms of the Merger Agreement, Barracuda is unable to solicit other acquisition proposals during the pendency of the Merger;

•	The significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of Barracuda management required to complete the Merger, which may disrupt our business operations;

•	The risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of our common stock;

•	The fact that the completion of the Merger will require antitrust clearance in the United States, Austria and Germany;

•	The fact that Newco requires substantial third party debt financing for the transaction, and in the event that such third party financing is not available to Newco, Barracuda will not be able to specifically enforce Newco’s obligations to consummate the transaction;

•	The fact that Barracuda’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Barracuda’s other stockholders (see below under the caption “The Merger—Interests of Barracuda’s Directors and Executive Officers in the Merger”); and

•	The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to Barracuda’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees’ attention away from Barracuda’s day-to-day business operations.

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement based upon the totality of the information presented to and considered by the Board of Directors.

Fairness Opinion of Morgan Stanley & Co. LLC

The Company retained Morgan Stanley to provide it with financial advisory services in connection with the possible sale of the Company and to render a financial opinion letter with respect to the consideration to be received by the stockholders in the Transaction. The Board of Directors selected Morgan Stanley to act as the Company’s financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation, its knowledge of and involvement in recent transactions in the software industry, and its knowledge and understanding of the Company’s business and affairs. At the meeting of the Board of Directors on November 26, 2017, Morgan Stanley rendered to the Board of Directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated as of November 26, 2017, that as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley to the Board of Directors, dated as of November 26, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Holders of shares of Company common stock should read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects or implications of the Merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of Company common stock nor was it intended to express any opinion as to how any stockholder of the Company should vote at any stockholders’ meeting that may be held in connection with the Merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly-available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by the management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the Company common stock;

•	compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly traded companies comparable with the Company and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the Company and Newco, and their financial and legal advisors;

•	reviewed a draft of the Merger Agreement dated November 25, 2017 and certain related documents; and

•	performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement dated November 25, 2017 without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and the Company’s legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Company common stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the Company’s assets or liabilities, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Morgan Stanley as of, November 26, 2017. Events occurring after November 26, 2017 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 26, 2017 to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 24, 2017, the last trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and determine and declare the advisability of the Merger Agreement and the transactions contemplated thereby, including the Merger. The various analyses summarized below were based, as applicable, on the closing price of $23.69 per share of the Company common stock as of November 24, 2017 (the “Closing Price”), the last trading day preceding the November 26, 2017 presentation by Morgan Stanley to the Board of Directors, and are

not necessarily indicative of current market conditions. In addition, certain of the analyses below were based on (1) the Company common stock outstanding as of September 29, 2017 as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2017, Company Options and RSUs outstanding as of February 28, 2017, cash of $206.6 million (including marketable securities) and no debt as of August 31, 2017 (the “August 31 Share Count scenario”), (2) the Company common stock outstanding as of September 29, 2017 as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2017, and Company Options and RSUs outstanding as of February 28, 2017, plus RSUs issued in connection with the Company’s acquisition of Sonian, Inc. (“Sonian”), cash of $206.6 million (including marketable securities) minus cash paid in connection with the Sonian acquisition and no debt as of August 31, 2017 (the “August 31 PF Share Count scenario”) or (3) to estimate the Company’s share count on February 28, 2018, the Company common stock outstanding as of November 22, 2017, and Company Options and RSUs outstanding as of November 22, 2017, adjusted to include 33,857 shares of common stock of the Company reserved under the ESPP and 2,152 RSUs that were automatically issued on December 1, 2017 to members of the Board of Directors was used (the “February 28, 2018 PF Share Count”), as indicated below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by the Company’s management and referred to in this proxy statement. For more information, please see the section of this proxy statement captioned, “The Merger — Management Projections.”

Public Trading Comparables Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for the Company with comparable publicly available consensus equity analyst research estimates for certain selected companies that Morgan Stanley believed, based on its experience with companies in, and knowledge of, the software industry and in its professional judgment, were comparable to the Company (we refer to these companies as the “comparable companies”). Although none of such companies are identical or directly comparable to the Company, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to those of the Company. For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value (“AV”) to estimated EBITDA and unlevered free cash flow (“uFCF”) for calendar year 2018, in each case, for each of the comparable companies based on publicly available financial information compiled by Thomson Reuters for EBITDA and Thomson Reuters and S&P Capital IQ for uFCF (with uFCF calculated as levered free cash flow estimates from S&P Capital IQ plus tax-affected interest compiled by Thomson Reuters). Morgan Stanley excluded from the portion of its analysis relating to uFCF three of the comparable companies for which consensus estimates of uFCF were not applicable or not meaningful for calendar year 2018. A list of the selected comparable companies and a summary of Morgan Stanley’s analysis is provided below:

	CY2018E AV / EBITDA	CY2018E AV / uFCF
Qualys	23.1x	28.5x
Palo Alto Networks	22.4x	15.5x
CyberArk	20.4x	20.7x
Commvault	19.9x	18.5x
F-Secure	19.6x	30.0x
Fortinet	16.7x	13.2x
Trend Micro	16.1x	N.A.
NICE	13.1x	N.M.	*
Micro Strategy	12.8x	11.8x
Check Point	12.4x	13.6x
Open Text	11.2x	13.7x
Zix	10.3x	N.A.
Symantec	9.5x	16.6x
NetScout	8.3x	10.2x

*	AV/uFCF greater than 50.0x labeled as “N.M.”

Morgan Stanley calculated AV of each of the comparable companies as such company’s fully-diluted market capitalization, plus (i) total debt, plus (ii) non-controlling interest, less (iii) cash and cash equivalents. For purposes of this analysis (and, with respect to the Company, certain of the other analyses described below), Morgan Stanley utilized publicly available consensus analyst estimates of EBITDA compiled by Thomson Reuters and uFCF (calculated as levered free cash flow estimates from S&P Capital IQ plus tax-affected interest compiled by Thomson Reuters) available as of November 24, 2017. EBITDA is typically calculated by equity analysts as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation and charges.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of multiples of EBITDA and uFCF and applied these ranges of multiples to the estimated relevant metric for the Company as shown below. Such EBITDA and uFCF figures were based on the publicly available consensus analyst estimates of EBITDA (compiled by Thomson Reuters) and uFCF (calculated as levered free cash flow estimates from S&P

Capital IQ plus tax-affected interest compiled by Thomson Reuters) of the Company for calendar year 2018, in each case, available as of November 8, 2017 (prior to the announcement of the Sonian acquisition, which occurred after market close on November 8, 2017), which did not include the impact of the Sonian acquisition. Based on the August 31 Share Count scenario, Morgan Stanley calculated the estimated implied value per share of Company common stock as follows:

Calendar Year Financial Statistic	Selected Comparable Company Multiple Ranges	Implied Present Value Per Share of Company Common Stock ($)
AV to Estimated 2018 EBITDA of $79MM	10.0x–16.0x	17.70–25.82
AV to Estimated 2018 uFCF of $74MM	12.0x–18.0x	19.52–27.07

No company utilized in the public trading comparables analysis is identical to the Company. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Morgan Stanley’s control. These include, among other things, the impact of competition on the Company’s businesses and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition and prospects, in the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity valuation analysis, which is designed to provide insight into the potential future equity value of a company as a function of such company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value of such company’s equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Company common stock on a standalone basis. The discounted equity value was calculated using the aggregate net cash estimates as of November 30, 2019 and estimated EBITDA for calendar year 2020 of Barracuda and Sonian, on a combined basis, as provided by management, with respect to Barracuda, the Company Projections, and with respect to Sonian, the Sonian Projections, in each case, as further described in the section of this proxy statement captioned “The Merger—Management Projections.” For purposes of this section, the Company Projections combined with the Sonian Projections is referred to as the “Management Projections.” Based upon the application of its professional judgment and experience, Morgan Stanley then applied a selected range of forward multiples to these estimates and then applied a discount rate of 10.1% to such earnings, which rate was selected based on the Company’s estimated cost of equity.

Based on the estimated fully-diluted shares outstanding as of November 30, 2019 (calculated by assuming a 5% annual share increase from the February 28, 2018 PF Share Count using the November 24, 2017 share price) in accordance with guidance from the Company’s management, Morgan Stanley calculated the estimated implied value per share of Company common stock as follows:

Calendar Year Estimated 2020 EBITDA	EBITDA Multiple Ranges	Implied Present Value Per Share of Company common stock ($)
Management Projections—Estimated 2020 EBITDA of $128MM	10.0x – 16.0x	20.97 – 30.97

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of Company common stock based on a discounted cash flow analysis to value the Company as a stand-alone entity.

Morgan Stanley used estimates from the Management Projections and extrapolations for fiscal years 2022 through 2027 from the Management Projections based on discussions with and guidance from management for purposes of its discounted cash flow analysis, as more fully described below. In performing its discounted cash flow analysis, Morgan Stanley first calculated the Company’s estimated unlevered free cash flow, which it defined as EBITDA, less (i) stock-based compensation expense, less (ii) cash taxes, plus (iii) changes in net working capital, less (iv) capital expenditures, for the second half of the fiscal year ending February 28, 2018 and for each of the fiscal years 2019 through 2021 based on the Management Projections and for each of the fiscal years 2022 through 2027 based on extrapolations from the Management Projections based on discussions with and guidance from management. Based on perpetual growth rates ranging from 2.0% to 4.0%, selected by Morgan Stanley based upon the application of its professional judgment and experience, Morgan Stanley then calculated terminal values using the Company’s estimated unlevered free cash flow in fiscal year 2027. The Company’s estimated free cash flows for the second half of fiscal year 2018 through fiscal year 2027 and the terminal values were then discounted to present values as of August 31, 2017 using a range of discount rates of 9.1% to 11.1%, which discount rate range was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of the Company’s weighted average cost of capital.

Based on the August 31 PF Share Count scenario which included the net debt balance as of August 31, 2017 after giving effect to the cash consideration paid in the Sonian acquisition, Morgan Stanley calculated the estimated implied value per share of Company common stock as follows:

Implied Present Value Per Share of Company common stock ($)
18.87 – 29.30

Precedent Transactions Analysis

Precedent Multiples Analysis:

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley compared publicly available statistics for specified sponsor transactions and specified software and security transactions, selected based on Morgan Stanley’s professional judgment and experience, occurring between January 1, 2010 and November 24, 2017 (the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement). Morgan Stanley selected such comparable transactions because they shared certain characteristics with the Merger. The following are the lists of the selected sponsor transactions (the “Sponsor Transactions”) and selected software and security transactions (the “Software & Security Transactions”) reviewed:

Selected Precedent Sponsor Transactions (Target / Acquiror)

Advanced Computer Software Group Limited / Vista Equity Partners

AVG Technologies N.V. / AVAST Software s.r.o.

Blackboard Inc. / Providence Equity Partners

Blue Coat Systems Inc. / Symantec Corporation

BMC Software, Inc. / Bain Capital Private Equity

Compuware Corporation / Thoma Bravo, LLC

Epicor Software Corporation / Apax Partners LLP

Exact Holding NV / Apax Partners LLP

Gigamon Inc. / Elliott Management Corporation

Informatica Corporation / Permira Funds

Infoblox Inc./ Vista Equity Partners

Riverbed Technology Inc. / Thoma Bravo, LLC

SkillSoft PLC / Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners LLC

SolarWinds, Inc. / Silver Lake Partners and Thoma Bravo, LLC

SonicWALL Inc. / Thoma Bravo, LLC

TIBCO Software Inc. / Vista Equity Partners

Websense, Inc. / Vista Equity Partners

Selected Precedent Software & Security Transactions (Target / Acquiror)

Acme Packet Inc. / Oracle Corporation

Advanced Computer Software Group Limited / Vista Equity Partners

Advent Software, Inc. / SS&C Technologies Holdings, Inc.

Art Technology Group, Inc. / Oracle Corporation

Attachmate Corporation / Micro Focus International plc

AVG Technologies N.V. / AVAST Software s.r.o.

Blackboard Inc. / Providence Equity Partners

Blue Coat Systems Inc. / Symantec Corporation

BMC Software, Inc. / Bain Capital Private Equity

Compuware Corporation / Thoma Bravo, LLC

Constant Contact Inc. / Endurance International Group Holdings, Inc.

Convio, Inc. / Blackbaud Inc.

Epicor Software Corporation / Apax Partners LLP

Exact Holding NV / Apax Partners LLP

Fleetmatics Group PLC / Verizon Communications Inc.

Informatica Corporation / Permira Funds

Infoblox Inc./ Vista Equity Partners

JDA Software Group, Inc. / RedPrarie Corp.

Lawson Software Inc. / Infor Global Solutions and Golden Gate Capital

LifeLock, Inc. / Symantec Corporation

LogMeIn, Inc. / Citrix Systems, Inc.

McAfee, Inc. / Intel Corporation

Novell, Inc. / Attachmate Corporation

Quest Software, Inc. / Dell Inc.

Riverbed Technology Inc. / Thoma Bravo, LLC

SkillSoft PLC / Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners LLC

SolarWinds, Inc. / Silver Lake Partners and Thoma Bravo, LLC

SonicWALL Inc. / Thoma Bravo, LLC

Sybase Inc. / SAP Corporation

Taleo Corporation / Oracle Corporation

TIBCO Software Inc. / Vista Equity Partners

Websense, Inc. / Vista Equity Partners

Morgan Stanley reviewed the transactions above, for among other things, the multiple of AV of each transaction to each target company’s EBITDA for the twelve-month period prior to the announcement date of the applicable transaction (the “LTM EBITDA”) and for the twelve-month period following the announcement date of the applicable transaction (the “NTM EBITDA”). Results of the analysis were presented for the Sponsor Transactions and the Software & Security Transactions, as provided in the table below:

	Min	Bottom Quartile	Top Quartile	Max
AV/ LTM EBITDA ratio for Sponsor Transactions	7.7x	12.4x	20.5x	27.4x
AV/ NTM EBITDA ratio for Sponsor Transactions	7.1x	9.6x	15.8x	19.5x
AV/ LTM EBITDA ratio for Software & Security Transactions	7.5x	12.2x	22.8x	31.1x
AV/ NTM EBITDA ratio for Software & Security Transactions	7.1x	10.3x	18.4x	26.8x

Based on the analysis of the applicable metric for the selected transactions and its professional judgment and experience, Morgan Stanley then selected a range of AV/ LTM EBITDA ratio multiples and AV/ NTM EBITDA ratio multiples and applied such ranges of multiples to the Company’s estimated EBITDA for calendar year 2017 of approximately $65 million and the Company’s estimated EBITDA for calendar year 2018 of approximately $79 million, respectively, as provided in the street case based on the publicly available consensus analyst estimates of EBITDA compiled by Thompson Reuters available as of November 8, 2017 (prior to the announcement of the Sonian acquisition, which occurred after market close on November 8, 2017), which did not include the impact of the Sonian acquisition. Based on the August 31 Share Count scenario, Morgan Stanley then calculated a range of potential implied present values per share of Company common stock as follows:

	Selected Representa tive Multiple Range	Implied Present Value Per Share of Company common stock ($)
AV/ CY2017 EBITDA ratio	12.0x – 20.0x	17.54 – 26.45
AV/ CY2018 EBITDA ratio	9.0x – 16.0x	16.29 – 25.82

Precedent Premiums Paid Analysis:

Morgan Stanley considered, based on publicly available information, premiums paid in all-cash acquisition transactions occurring from January 1, 2011 through November 24, 2017, which was the date that Morgan Stanley compiled the analysis, involving U.S. public company targets in the technology sector having a transaction value of more than $250 million (148 total transactions). Morgan Stanley reviewed the premium paid to the target company’s (i) closing stock price one day prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news) (the “One Day Premium”), (ii) average closing stock price during the 30 trading days prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news) (the “30 Day Average Premium”), and (iii) high closing stock price during the 52-week period prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news) (the “LTM High Premium”). Morgan Stanley’s analysis identified the following premium ranges:

Financial Statistic	One Day Premium	30 Day Average Premium	LTM High Premium
Top Quartile	47%	50%	7%
Mean	39%	42%	14%
Median	31%	37%	0%
Bottom Quartile	20%	25%	(4)%

Based on the review of the premia paid in the selected transactions summarized above, Morgan Stanley then applied premia ranges to the applicable price per share of Company common stock for the specified time periods to calculate an implied value per share of Company common stock reference range as follows:

Financial Statistic	Premia Range	Implied Present Value Per Company Common Share ($)
One Day Premium ($23.69)	20% - 50%	28.41 – 35.54
30 Day Average Premium ($22.67)	25% - 50%	28.32 – 33.93
LTM High Premium ($25.91)	-10% - 10%	23.32 – 28.50

No company or transaction utilized in the precedent transactions analysis or premia paid analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond Morgan Stanley’s or the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that certain points in the range of implied present value per share of Company common stock derived from the valuation of precedent transactions were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Merger, but one of many factors Morgan Stanley considered. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

General

In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company, in the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement and in connection with the delivery of its opinion, dated November 26, 2017, to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company common stock might actually trade.

The consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement was determined through arm’s-length negotiations between the Company and Thoma Bravo and was approved by the Board of Directors. Morgan Stanley provided advice to the Board of Directors during these negotiations but did not, however, recommend any specific consideration to the Company or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of Company common stock or to express any opinion as to how any stockholder of the Company should vote at any stockholders’ meeting that may be held in connection with the Merger.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in deciding to approve the transactions contemplated by the Merger Agreement, including the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Merger Consideration payable pursuant to the Merger Agreement or of whether the Board of Directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Thoma Bravo and its affiliates, the Company or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Company financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex B, in connection with the Merger, and the Company has agreed to pay Morgan Stanley a fee of approximately $18.5 million for its services, approximately $13.9 million of which is contingent upon the closing of the Merger, and $4.6 million of which was due and payable upon the execution of the Merger Agreement. The Company has also agreed to reimburse Morgan Stanley for its expenses, including travel costs and fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to, arising out of, or in connection with, Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, except for the engagement relating to the Merger, Morgan Stanley and its affiliates have not been engaged on any financial advisory or financing assignments for the Company, and have not received any fees for such services from the Company during such time. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have received aggregate fees of approximately $7 - $8 million for financial advisory and financing services provided to Thoma Bravo and certain of its majority-controlled affiliates and portfolio companies (the “Thoma Bravo Related Entities”), the majority of which are fees received for financing services. Morgan Stanley, as a full-service investment bank, also currently provides financial advisory and/or financing services to Thoma Bravo and the Thoma Bravo Related Entities, in each case unrelated to the Merger, for which Morgan Stanley expects to receive customary fees if such transactions are completed. Morgan Stanley may seek to provide financial advisory or financing services to the Company, Thoma Bravo and each of their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed and may commit in the future to invest in private equity funds managed by Thoma Bravo and its affiliates.

Management Projections

Barracuda does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with the comprehensive strategic and financial review process as described in this proxy statement, management prepared a set of financial projections for Barracuda for the remainder of fiscal year 2018 and fiscal years 2019-2021, which were provided to the Board of Directors and Morgan Stanley (the “Company Projections”). In addition, in order to facilitate the financial analyses, management prepared projections for Sonian, a company that Barracuda was then in the process of acquiring and has since acquired, for the remainder of fiscal year 2018 and fiscal years 2019-2021. Such Sonian financial projections were also provided to the Board of Directors and Morgan Stanley for purposes of the financial analyses presented by Morgan Stanley (the “Sonian Projections”, together with the Company Projections, each, for the remainder of fiscal year 2018 and fiscal years 2019-2021, the “Management Projections”). The Management Projections were the only financial forecasts with respect to Barracuda provided by Barracuda for use by the financial advisor in performing its financial analyses during the strategic and financial review process. The Management Projections through fiscal year 2021 were also made available to participants in the strategic and financial review process in connection with their due diligence review.

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the Management Projections were made available to participants in the strategic and financial review process in connection with their due diligence review of Barracuda, and made available to Morgan Stanley for use in connection with its financial analyses as described in this proxy statement. The Management Projections were not prepared with a view to compliance with (1) GAAP, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, Barracuda management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Barracuda management that they believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to Barracuda management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, Barracuda’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, Barracuda, Morgan Stanley or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP gross profits, non-GAAP operating income, adjusted EBITDA, historical adjusted EBITDA and adjusted free cash flow, which Barracuda believes are helpful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Barracuda’s consolidated financial statements prepared in accordance with GAAP. Barracuda’s management regularly uses Barracuda’s supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

As referred to below, adjusted EBITDA is a financial measure commonly used in the technology industry but is not defined under GAAP. We calculate adjusted EBITDA as net income (loss) plus non-cash and non-operating charges, which include: (i) other expense, net, (ii) provision for (benefit from) income taxes, (iii) acquisition and other charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal and impairment of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. Because adjusted EBITDA excludes certain non-cash and non-operating charges, this measure enables us to eliminate the impact of items we does not consider indicative of our ongoing operating performance, and therefore provides a better indication of profitability from our operations, and provides a consistent measure of our performance from period to period. The method of calculating adjusted EBITDA as described above is consistent with the calculation used in our most recent Annual Report on Form 10-K for our fiscal year ended February 28, 2017.

As referred to below, historical adjusted EBITDA is the financial measure we reported in place of adjusted EBITDA prior to the third quarter of fiscal year 2017. In addition to the calculations described above for adjusted EBITDA, historical adjusted EBITDA takes into account changes in deferred revenue and associated deferred costs. To comply with the SEC’s interpretations on the use of non-GAAP measures, we no longer report historical adjusted EBITDA in our public filings.

We define adjusted free cash flow as net cash provided by operating activities, less purchases of property and equipment, plus acquisition and other non-recurring charges. We consider adjusted free cash flow to be a useful liquidity measure that considers the investment in cloud and corporate infrastructure required to support our business and the impact of acquisition related expenses and other non-recurring charges. We use adjusted free cash flow to assess our business performance and evaluate the amount of cash generated by our business after adjusting for purchases of property and equipment and acquisition and other non-recurring charges. Beginning in our third quarter of fiscal 2017, we modified our presentation of adjusted free cash flow by no longer adjusting for the cash payment impact of acquisition and other charges.

The Management Projections are forward-looking statements. For information on factors that may cause Barracuda’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

Barracuda — Management Projections

Company Projections

($MM)

	Actuals		Projections
	FY’2016	FY’2017	FY’2018	FY’2019	FY’2020	FY’2021
Gross Billings	$377.5	$402.1	$432.6	$475.0	$535.0	$605.0
Total Revenue	320.2	352.6	381.6	420.0	470.5	529.5
Non-GAAP Gross Profit	259.4	281.4	303.0	333.8	375.0	424.5
Non-GAAP Operating Income	32.5	62.6	62.8	74.1	88.5	107.3
Adjusted EBITDA	40.2	71.8	74.7	88.1	104.5	125.3
Historical Adjusted EBITDA	59.1	85.2	83.4	101.1	121.7	147.4
Adjusted Free Cash Flow	46.6	61.5	60.8	73.6	86.0	100.4

Sonian Projections

($MM)

	Projections
	FY’2018 (Q4)	FY’2019	FY’2020	FY’2021
Total Revenue	$4.4	$18.8	$21.2	$23.9
Non-GAAP Gross Profit	3.2	14.3	16.1	18.2
Non-GAAP Operating Income	0.7	5.4	5.9	6.7

As noted above, the plans and projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Interests of Barracuda’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Arrangements with Newco

As of the date of this proxy statement, none of our executive officers or members of our Board of Directors has entered into any agreement with Newco or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger (but not prior to Barracuda and Thoma Bravo arriving at the $27.55 Per Share Merger Consideration), certain of our executive officers may have discussions, or may enter into agreements with, Newco or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Newco will indemnify, defend and hold harmless, and advance expenses to current or former directors and officers of Barracuda and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement, to the fullest extent that Barracuda would be permitted by applicable law. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Newco will cause the certificate of incorporation, bylaws ( and other organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of Barracuda and its subsidiaries as those set forth in Barracuda’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify these provisions in the organizational documents in any manner except as required by Applicable Law.

The Merger Agreement also provides that prior to the Effective Time, Barracuda may purchase a six year prepaid “tail” policy of officers and directors liability insurance. If Barracuda does not purchase a “tail” policy prior to the Effective Time, for at least six years after the Effective Time, Newco will cause the Surviving Corporation and its other subsidiaries to maintain in full force and effect, on terms and conditions no less advantageous to the current or former directors and officers of Barracuda and its subsidiaries, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by Barracuda as of the date of the Merger Agreement. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. The obligation of Newco or the Surviving Corporation, as applicable, is subject to an annual premium cap of 300% of the aggregate annual premiums currently paid by Barracuda for such coverage for its last full fiscal year. For more information, see the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”

Treatment of Equity-Based Awards

As a result of the Merger, the treatment of Company Options and RSUs that are outstanding immediately prior to the Effective Time will be as follows:

Treatment of Stock Options

As of December 26, 2017, there were 2,073,947 outstanding stock options with an exercise price less than $27.55 per share, of which 1,096,119 were held by our directors and executive officers. To the extent not exercised prior to the Effective Time, each outstanding vested Company Option (including any Company Option that vests in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) the excess, if any, of $27.55 per share over the exercise price per share of each such vested Company Option, multiplied by (2) the Option Consideration, to be paid as soon as practicable (and in no event more than 30 calendar days) following the Closing.

Each unvested Company Option outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) will be cancelled and converted into the contingent right to receive an amount in cash (without interest and subject to deduction for any required withholding tax), equal to the product of: (1) the excess, if any, of $27.55 per share over the exercise price per share of each such unvested Company Option; and (2) the Contingent Option Consideration. The Contingent Option Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested Company Option. As soon as practicable (and in no event more than 30 calendar days) following satisfaction of the original vesting conditions, the Contingent Option Consideration will be paid without interest and less any required withholding taxes.

Each outstanding Company Option with an exercise price per share equal to or greater than $27.55 per share will be cancelled without consideration upon the Effective Time.

Treatment of Restricted Stock Units

As of December 26, 2017, there were 3,891,208 outstanding shares of RSUs, of which 639,328 were held by our directors and executive officers. Each vested RSU outstanding as of immediately prior to the Effective Time (including any RSU that becomes a vested RSU in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) $27.55 per share and (2) the number of shares of common stock subject to such vested RSU to be paid as soon as practicable (and in no event more than 30 calendar days) following the Closing.

Each unvested RSU outstanding immediately prior to the Effective Time (and that will not vest in connection with the Merger), will be cancelled and converted into the contingent right to receive an amount in cash (without interest and subject to deduction for any required withholding) equal to the product of (1) $27.55 per share, and (2) the Contingent RSU Consideration. The Contingent RSU Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested RSU. As soon as practicable (and in no event more than 30 calendar days) following satisfaction of the original vesting conditions, the Contingent RSU Consideration will be paid without interest and less any required withholding taxes.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Prior to the Effective Time (1) all outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (i) immediately prior to the Effective Time and (ii) the last day of the current offering period in progress as of the date of the Merger Agreement, (2) the ESPP will terminate with such purchase and no further purchase rights will be granted under the ESPP thereafter, (3) each individual participating in the ESPP will not be permitted to (i) increase the amount of his or her rate of payroll contributions from the rate in effect as of the date of the Merger Agreement or (ii) make separate non-payroll contributions to the ESPP on or following the date if the Merger Agreement; and (4) no individual who is not participating in the ESPP as of the date of the Merger Agreement may commence participation in the ESPP following the date of the Merger Agreement. All shares of common stock purchased under the ESPP in the final offering will be cancelled at the Effective Time and converted into the right to receive $27.55 per share.

Payments Upon Termination Following Change-in-Control

Chief Executive Officer

We are a party to offer letter agreement with William “BJ” Jenkins, dated June 7, 2013. Upon a termination of his employment by Barracuda other than for Cause (as defined in his offer letter agreement), death or disability, Mr. Jenkins will be eligible to receive the following separation benefits, subject to him timely executing and not revoking a release of claims in a form acceptable to Barracuda: (i) continued payment of severance at a rate equal to his base salary for a period of twelve (12) months; (ii) payment by Barracuda of up to twelve (12) months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; and (iii) accelerated vesting of outstanding equity awards that would have vested had he remained employed with Barracuda for an additional six (6) months.

Upon a Change in Control (as defined in his offer letter agreement), Mr. Jenkins will be eligible to receive (i) a lump sum payment equal to the base salary and bonus paid to him over the twelve (12) months immediately preceding the date of the Change in Control and (ii) accelerated vesting of all outstanding Company Options and RSUs.

Other Executive Officers

We are a party to an offer letter agreement with each of the following executive officers: Dustin Driggs, dated July 16, 2013; Erin Hintz, dated May 30, 2017; Diane C. Honda, dated September 11, 2012; and Michael D. Hughes, dated August 23, 2012.

For each of the executive officers listed in the preceding paragraph, upon a termination of employment by Barracuda other than for Cause (as such term is defined in such executive officer’s offer letter agreement) within twelve (12) months following a Change in Control (as defined in such executive’s offer letter agreement), such executive officer will be eligible to receive the following separation benefits, subject to timely executing and not revoking a release of claims in a form acceptable to Barracuda: (i) continued payment of severance of up to twelve (12) months at a rate equal to such executive officer’s then current base salary; (ii) payment by Barracuda of up to twelve (12) months of COBRA premiums to continue health insurance coverage for such executive officer and such executive officer’s eligible dependents; and (iii) accelerated vesting of outstanding equity awards that would have vested had such executive remained employed with Barracuda for an additional twelve (12) months.

All Executive Officers

The offer letter agreements with Messrs. Jenkins, Driggs and Hughes, and Mses. Honda and Hintz also provide that in the event any amounts provided for in an executive’s offer letter agreement or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code, and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of benefits or such lesser amount, which would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the executive officer.

Former Chief Marketing Officer

Michael Perone ceased being the Chief Marketing Officer on June 30, 2017 and an employee of Barracuda on July 31, 2017. Mr. Perone and the Company entered into a Resignation Agreement, dated June 29, 2017 (the “Resignation Agreement”). Under the Resignation Agreement, Mr. Perone received a cash payment of $550,000 within thirty (30) days of the Resignation Date (as defined in the Resignation Agreement). The Resignation Agreement also provides that Mr. Perone is entitled to receive payment by Barracuda of up to twelve (12) months from July 31, 2017 of COBRA premiums to continue health insurance coverage for Mr. Perone and Mr. Perone’s eligible dependents. The Resignation Agreement further provides that Mr. Perone will provide consulting services to Barracuda beginning on July 31, 2017 for twelve (12) months and will be entitled to a cash payment of $175,000 per quarter, payable on October 30, 2017, January 31, 2018, April 30, 2018 and July 31, 2018. Additionally, the vesting of Mr. Perone’s then-outstanding Company Options and RSUs accelerated in full such that all of the shares subject to such awards were fully vested, settled, and exercisable, as applicable, on the Resignation Date.

Outside Directors

Under the 2012 Plan, if the service of an Outside Director (as defined in the 2012 Plan) is terminated on or following a Change in Control (as defined in the 2012 Plan), other than pursuant to a voluntary resignation, his or her awards granted thereunder will become fully vested and exercisable.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on January 31, 2018, and that the employment of each of the named executive officers was terminated other than for cause or the named executive officer resigned for good reason, as applicable, in each case on that date. Barracuda’s named executive officers will not receive pension, non-qualified deferred compensation, or other benefits in connection with the Merger. Severance payments have been calculated based on the named executive officer’s current base salary and target bonus opportunity. Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts already earned during the term of his employment, such as base salary earned through the date of termination.

The amounts below are estimates based on multiple assumptions that may or may not actually occur. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)(3)	Perquisites/ Benefits ($)(4)	Total ($)
William D. “BJ” Jenkins, Jr.	872,500	17,116,350	24,948	18,013,798
Michael D. Hughes	300,000	2,301,958	24,948	2,626,906
Michael D. Perone (5)	—	—	—	—

(1)	This amount represents the severance payments Messrs. Jenkins and Hughes are entitled to under their offer letter agreements: (i)(a) upon a change in control, Mr. Jenkins is entitled to a “single trigger” lump sum cash severance payment equal to the base salary and bonus paid to him over the twelve (12) months immediately preceding the date of the change in control and (b) upon a termination of his employment for other than for cause, death or disability under his offer letter agreement, Mr. Jenkins is entitled to continued payment of severance for twelve (12) months at the rate equal to his base salary; and (ii) upon a termination of employment other than for cause within 12 months of a change in control, Mr. Hughes is entitled to “double trigger” continued payment of severance of up to twelve (12) months at a rate equal to his then-current base salary.

(2)	Upon a “change in control” Mr. Jenkins is entitled to “single trigger” accelerated vesting of his Company Options and RSUs. The amount for Mr. Jenkins represents the product of (i) $27.55 per share, multiplied by (ii) the number of shares subject to Mr. Jenkins’ outstanding in-the-money options (i.e., options to purchase shares of common stock with an exercise price of less than $27.55 per share), and RSUs (and, in the case of the in-the-money options, further reduced by their aggregate exercise price).

(3)	Upon a termination of employment other than for “cause” within 12 months of a “change in control”, Mr. Hughes is entitled to “double-trigger” accelerated vesting of outstanding equity awards that would have vested had he remained employed with Barracuda for an additional 12 months. This amount represents the product of (i) $27.55 per share, multiplied by (ii) the number of shares subject to Mr. Hughes’ outstanding in-the-money options (i.e., options to purchase shares of common stock with an exercise price of less than $27.55 per share), and RSUs (and, in the case of the in-the-money options, further reduced by their aggregate exercise price).

(4)	This amount equals the estimated value of the COBRA benefits to which (i) Mr. Jenkins is entitled to upon a termination of his employment for other than for cause, death or disability under his offer letter agreement, and (ii) Mr. Hughes is entitled to upon a termination of employment other than for cause within 12 months of a change in control under his offer letter agreement. These COBRA benefits will become due under the same terms and conditions of the cash severance payments described in footnote 1.

(5)

Mr. Perone ceased being the Chief Marketing Officer on June 30, 2017 and an employee of Barracuda on July 31, 2017. Under his Resignation Agreement, Mr. Perone is providing consulting services to Barracuda from July 31, 2017 for twelve (12) months and is entitled to $175,000 per quarter, with such amounts payable on October 30, 2017, January 31, 2018, April 30, 2018, and July 31, 2018.

Equity Interests of Barracuda’s Executive Officers and Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money and are currently held by each of Barracuda’s executive officers and directors, in each case that either are currently vested or that could vest in connection with the Merger, assuming that the Effective Time occurs on January 31, 2018 and, in the case of executive officers, that their accelerated vesting rights under their offer letters are triggered on the Effective Time. The table also sets forth the values of these shares and equity awards based on $27.55 per share (minus the applicable exercise price for the in-the-money options). No new shares of common stock or equity awards were granted to any executive officer or director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	Options (#)	Options ($)(1)	RSUs Held (#)	RSUs Held ($)(2)	Total ($)
William D. “BJ” Jenkins, Jr.	310,952	8,566,728	800,000	10,366,600	245,000	6,749,750	25,683,078
Dustin Driggs	9,342	257,372	61,949	880,283	27,063	745,586	1,883,241
Erin Hintz	—	—	—	—	12,500	344,375	344,375
Diane C. Honda	8,801	242,468	55,312	755,061	26,563	731,811	1,729,339
Michael D. Hughes	21,853	602,050	79,004	1,010,552	46,875	1,291,406	2,904,008
Jeffry R. Allen	138,225	3,808,099	72,575	904,952	9,617	264,948	4,977,999
Chet Kapoor	3,810	104,966	—	—	8,023	221,033	325,999
John H. Kispert	2,105	57,993	13,591	74,437	9,164	252,468	384,898
Stephen P. Mullaney	3,703	102,018	—	—	8,023	221,034	323,051
Michael D. Perone (3)	2,348,121	64,690,734	—	—	—	—	64,690,734

(1)	Includes the value of the Option Consideration and the Contingent Option Consideration payable with respect to vested and unvested outstanding Company Options the vesting of which may be accelerated in connection with a change in control as described in the “Payments Upon Termination Following Change-in-Control” section above.

(2)	Includes the value of $27.55 per share payable with respect to vested outstanding RSUs and the Contingent RSU Consideration the vesting of which may be accelerated in connection with a change in control as described in the “Payments Upon Termination Following Change-in-Control” section above.

(3)	Mr. Perone ceased being the Chief Marketing Officer on June 30, 2017 and an employee of Barracuda on July 31, 2017 but continues to serve on the Board of Directors.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.6 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes the funds needed to (1) pay stockholders the amounts due under the Merger Agreement; (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (3) repay our existing third party indebtedness.

Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco’s agreement, the closing of the Merger will not occur earlier than the first business day after the expiration of the marketing period, which is the first period of eighteen (18) consecutive business days throughout which Newco has received certain financial information from Barracuda necessary to syndicate any debt financing. For more information, see the section captioned “The Merger Agreement — Marketing Period.”

Equity Financing

In connection with the financing of the Merger, Newco has entered into an equity commitment letter, dated as of November 26, 2017, with TBFXII, for an equity commitment of approximately $740 million, which we collectively refer to as the “equity financing”. The equity commitment letter provides, among other things, that Barracuda is an express third party beneficiary thereof in connection with Barracuda’s exercise of its rights related to specific performance under the Merger Agreement. The equity commitment letter may not be waived, amended or modified except by an instrument in writing signed by Newco, Barracuda and TBFXII.

Debt Financing

Newco has received a debt commitment letter from Goldman Sachs Bank USA, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS AG, Stamford Branch and UBS Securities LLC and certain of their affiliates pursuant to which they have committed to provide Newco with $630 million in senior secured first lien facilities, and $205 million in a senior secured second lien credit facility, which, together with the first lien facilities, we collectively refer to as the “debt financing.” Subject to the satisfaction of certain customary conditions, the first lien facilities and second lien facility will be drawn at closing of the Merger and used by Newco to pay a portion of the aggregate Merger consideration and related fees and expenses.

Barracuda has agreed to use its reasonable best efforts to provide Newco and Merger Sub with all cooperation reasonably requested by Newco or Merger Sub to assist them in arranging the debt financing, including (i) participating in a reasonable and limited number of meetings, (ii) assisting with presentations, (iii) furnishing Newco and Merger Sub with the necessary financial information regarding Barracuda and (iv) taking all corporate and other actions reasonably requested by Newco to consummate the debt financing. If the Merger is not completed for any reason, Newco will reimburse Barracuda for any documented and reasonable out-of-pocket costs and expenses incurred in connection with Barracuda’s cooperation with obtaining the debt financing.

Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco’s agreement, the closing of the Merger will not occur earlier than the first business day after the expiration of the marketing period, which is the first period of eighteen (18) consecutive business days throughout which Newco has received certain financial information from Barracuda necessary to syndicate any debt financing; provided that the marketing period will not begin prior to January 3, 2018. Notwithstanding the foregoing, the marketing period: (1) will end on any earlier date on which the debt financing is obtained; and (2) will not commence and will be deemed not to have commenced if, on or prior to the completion of such period of eighteen (18) consecutive business days, Barracuda has announced any intention to restate any financial statements or financial information included in the required financing information, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable required financing information has been amended or Barracuda has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new 18 consecutive business day period.

Limited Guaranty

Pursuant to the Limited Guaranty with TBFXII (“Guarantor”) have agreed to, in the aggregate, guarantee the due, punctual and complete payment of certain liabilities and obligations of Newco or Merger Sub under the Merger Agreement, including (1) the termination fee of $96.53 million if and when such fee is payable to Barracuda pursuant to the terms of the Merger Agreement and (2) the reimbursement or indemnification obligations of Newco and Merger Sub in connection with any costs and expenses incurred by Barracuda in connection with its cooperation with the arrangement of the debt financing. We refer to the obligations set forth in clauses (1) and (2) of the preceding sentence as the “guaranteed obligations.”

Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:

•	the Effective Time;

•	the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which Barracuda would be entitled to its termination fee, in which case each of the Limited Guaranty will terminate on the three (3) month anniversary of such termination unless Barracuda delivers a written notice with respect to the guaranteed obligations prior to such three month anniversary; provided that if the Merger Agreement has been so terminated and such notice has been provided, Guarantor shall have no further liability or obligation under the Limited Guaranty from and after the earliest of (x) the consummation of the closing in accordance with the terms of the Merger Agreement, including payment of the aggregate Merger consideration in accordance with the Merger Agreement, (y) a final, non-appealable order of a court of competent jurisdiction determining that Guarantor does not owe any amount under the Limited Guaranty, and (z) a written agreement among Guarantor and Barracuda terminating the obligations and liabilities of Guarantor pursuant to the Limited Guaranty; and

•	payment of the guaranteed obligations by the Guarantor, Newco or Merger Sub.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under the caption “The Merger Agreement — Marketing Period”) has not ended at the time of the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) a business day before or during the marketing period as may be specified by Newco on no less than two (2) business days’ prior written notice to Barracuda; and (ii) the first business day after the expiration of the marketing period.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement who properly demand appraisal of their shares and who continuously hold such shares through the Effective Time of the Merger may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder of shares” are to the record holder of shares of common stock unless otherwise noted herein. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262, which is attached hereto as Annex C, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of the Company’s common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the Merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the Record Date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Barracuda’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement (without interest). Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Barracuda believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Barracuda a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Barracuda, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting may constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Barracuda of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be addressed to:

Barracuda Networks, Inc.

Attention: Corporate Secretary

3175 S. Winchester Blvd.

Campbell, CA 95008

Any holder of shares of common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Barracuda a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the Merger within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all Barracuda stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Barracuda has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statement. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation.

After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all Barracuda stockholders who assert appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Barracuda’s common stock as measured in accordance with subsection (g) of Section 262 or (b) the value of the Merger consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal and that at least one of the ownership thresholds above has been satisfied in respect of the Barracuda stockholders seeking appraisal rights, the Delaware Court of Chancery will determine the “fair value” of the shares of common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL. Although Barracuda believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Barracuda nor Newco anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Barracuda and Newco reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease.

Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares whose name appears on the Verified List and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment will be made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the Surviving Corporation of the certificate(s) representing such stock. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the consideration payable in the Merger, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the consideration payable in the Merger in accordance with Section 262 of the DGCL.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Per Share Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock of Barracuda whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations; any other entities or arrangements classified as partnerships or pass-through entities for U.S. federal income tax purposes or investors in pass-through entities; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities that are “controlled foreign corporations” or “passive investment companies” for U.S. federal income tax purposes; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders who hold their common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock pursuant to the exercise of employee options or other compensation arrangements;

•	tax consequences to holders who own an equity interest, actually or constructively, in Newco or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	any U.S. federal estate, gift or alternative minimum tax consequences; or

•	any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No opinion of counsel or ruling from the IRS has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

A surtax of up to 3.8% applies to so-called “net investment income” of certain U.S. citizens and residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income generally includes any gain recognized on the receipt of cash in exchange for shares of common stock pursuant to the Merger. U.S. Holders should consult their own tax advisors regarding the applicability of this tax to any gain recognized pursuant to the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year that includes the Merger, and certain other specified conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	Barracuda is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period ending on the date of completion of the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (or is deemed to own pursuant to certain attribution rules) more than 5% of our common stock at any time during the relevant period, in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although no assurances can be given in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form), (2) a Non-U.S. Holder that provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form), or (3) a holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Each holder should consult such holder’s own tax advisor regarding the information reporting and backup withholding tax rules.

Regulatory Approvals Required for the Merger

Barracuda and Newco have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (i) the applicable waiting period under the HSR Act, has expired or been terminated; and (ii) the approval or clearance of the Merger by the relevant antitrust authorities in Austria and Germany.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Barracuda and Newco file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically a 30 day period) or the early termination of that waiting period. Barracuda and Newco made the necessary filings with the FTC and the Antitrust Division of the DOJ on December 6, 2017, and early termination of the applicable waiting period under the HSR Act was granted December 19, 2017 effective immediately.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Consummation of the Merger is conditioned on approval under, or filing of notices pursuant to, the competition laws of Austria and Germany.

The Merger is subject to review by the FCA. Pursuant to the Austrian Cartel Act, notification to the FCA of the Merger is required and the Merger may not be consummated before the expiration of a four week waiting period, or upon a waiver by the FCA and the Austrian Federal Cartel Prosecutor of their right to file a motion with the Austrian Cartel Court to review the transactions. In the event that the FCA or the Austrian Federal Cartel Prosecutor files a motion with the Austrian Cartel Court to review the Merger, the waiting period may be extended for up to five (5) additional months. There can be no assurance that the FCA will accept the filings, will not extend the deadlines, or will not challenge the Merger on competition or other grounds or, if such a challenge is made, of the results thereof. Parent filed the required notice form with the FCA on December 15, 2017. The initial four-week review period is scheduled to expire on January 12, 2018.

The Merger is subject to review by Bundeskartellamt (“BKartA”), Germany’s independent competition authority. Pursuant to the German Act Against Restraints of Competition of 1958, as amended (“ARC”), notification to the BKartA of the Merger is required and the Merger may not be consummated unless and until the Merger is cleared by the BKartA either by written approval or by expiration of a one-month waiting period, unless the BKartA notifies Parent within the one-month waiting period of the initiation of an in-depth investigation, in which case the waiting period would be extended for an additional three months. There can be no assurance that the BKartA will accept the filings, will not extend the deadlines, or will not challenge the Merger on competition or other grounds or, if such a challenge is made, of the results thereof. Parent filed the required notice form with the BKartA on December 15, 2017, and a clearance was granted by BKartA on January 4, 2018 effective immediately.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, a purported class action lawsuit has been filed. The complaint, captioned Robert Whiteley, on Behalf of Himself and all Others Similarly Situated v. Barracuda Networks, Inc., et al., was filed in the Superior Court of California, in and for the County of Santa Clara, on January 8, 2018. The complaint asserts a claim of breach of fiduciary duties against the Company and the Board of Directors. The complaint alleges, among other things, that the Per Share Merger Consideration is inadequate, and that the defendants failed to make adequate disclosures in the preliminary proxy statement. The complaint seeks, among other things, to enjoin the Merger, a declaration that the Merger Agreement was entered into in breach of fiduciary duties owed to Company stockholders, rescission of the Merger should it be completed, and damages.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Barracuda, Newco and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Newco and Merger Sub by Barracuda in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Barracuda, Newco and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Barracuda, Newco or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Barracuda, Newco and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Barracuda, Newco, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Barracuda and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Barracuda, with Barracuda becoming a wholly owned subsidiary of Newco; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Barracuda and Merger Sub, and all of the debts, liabilities and duties of Barracuda and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving

Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Barracuda as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement — Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing) or such other time agreed to in writing by Newco and Barracuda, except that if the marketing period (described below under the caption “The Merger Agreement — Marketing Period”) has not ended as of the time described above, the closing of the Merger will occur following the satisfaction or waiver of such conditions on the earlier of (1) a business day before or during the marketing period as may be specified by Newco on no less than two business days’ notice to Barracuda; and (2) the first business day after the expiration of the marketing period. Concurrently with the closing of the Merger, the parties will file a Certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the Certificate of Merger, or at such later time as is agreed by the parties and specified in the Certificate of Merger.

Marketing Period

The marketing period means the first period of eighteen (18) consecutive business days throughout which Newco has received certain financial information from Barracuda necessary to market the debt offering used to finance the Merger, except that the marketing period will not begin prior to January 3, 2018.

Notwithstanding the foregoing, the marketing period (1) will end on any earlier date on which the debt financing is obtained; and (2) will not commence and will be deemed not to have commenced if, on or prior to the completion of such period of eighteen (18) consecutive business days, Barracuda has announced any intention to restate any financial statements or financial information included in the required financing information, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable required financing information has been amended or Barracuda has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new eighteen (18) consecutive business day period.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock (other than shares owned by (1) Newco, Merger Sub or Barracuda, or by any direct or indirect wholly owned subsidiary of Newco, Merger or Barracuda; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration (which is $27.55 per share, without interest and less any applicable withholding taxes). All shares converted into the right to receive the Per Share Merger Consideration will automatically be cancelled at the Effective Time.

Outstanding Equity Awards

As a result of the Merger, the treatment of Company Options and RSUs that are outstanding immediately prior to the Effective Time will be as follows:

Options

To the extent not exercised prior to the Effective Time, each outstanding vested Company Option (including any Company Option that vests in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) the excess, if any, of $27.55 per share over the exercise price per share of each such vested Company Option, multiplied by (2) the Option Consideration, to be paid as soon as practicable (and in no event more than 30 calendar days) following the Closing.

Each unvested Company Option outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) will be cancelled and converted into the contingent right to receive an amount in cash (without interest and subject to deduction for any required withholding tax), equal to the product of: (1) the excess, if any, of $27.55 per share over the exercise price per share of each such unvested Company Option; and (y) the Contingent Option Consideration. The Contingent Option Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested Company Option. As soon as practicable (and in no event more than 30 calendar days) following satisfaction of the original vesting conditions, the Contingent Option Consideration will be paid without interest and less any required withholding taxes.

Each outstanding Company Option with an exercise price per share equal to or greater than $27.55 per share will be cancelled without consideration upon the Effective Time.

Restricted Stock Units

Each vested RSU outstanding as of immediately prior to the Effective Time (including any RSU that becomes a vested RSU in connection with the Merger) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (1) $27.55 per share and (2) the number of shares of common stock subject to such vested RSU to be paid as soon as practicable (and in no event more than 30 calendar days) following the Closing.

Each unvested RSU outstanding immediately prior to the Effective Time (and that will not vest in connection with the Merger), will be cancelled and converted into the contingent right to receive an amount in cash (without interest and subject to deduction for any required withholding) equal to the product of (1) $27.55 per share, and (2) the Contingent RSU Consideration. The Contingent RSU Consideration will be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested RSU. As soon as practicable (and in no event more than 30 calendar days) following satisfaction of the original vesting conditions, the Contingent RSU Consideration will be paid without interest and less any required withholding taxes.

Treatment of Purchase Rights under the 2015 Employee Stock Purchase Plan

Prior to the Effective Time (1) all outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (i) immediately prior to the Effective Time and (ii) the last day of the current offering period in progress as of the date of the Merger Agreement; (2) the ESPP will terminate with such purchase and no further purchase rights will be granted under the ESPP thereafter, (3) each individual participating in the ESPP will not be permitted to (i) increase the amount of his or her rate of payroll contributions from the rate in effect as of the date of the Merger Agreement or (ii) make separate non-payroll contributions to the ESPP on or following the date if the Merger Agreement; and (4) no individual who is not participating in the ESPP as of the date of the Merger Agreement may commence participation in the ESPP following the date of the Merger Agreement. All shares of common stock purchased under the ESPP in the final offering will be cancelled at the Effective Time and converted into the right to receive $27.55 per share.

Exchange and Payment Procedures

Prior to the closing of the Merger, Newco will designate a bank or trust company, which we refer to as the “payment agent,” to make payments of the Merger consideration to stockholders. At or prior to the Effective Time, Newco will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate Merger consideration to stockholders.

Promptly following the Effective Time, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger consideration in exchange therefor. The amount of any Merger consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the Effective Time, such cash will be returned to Newco, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Newco as general creditor for payment of the Merger consideration. Any cash deposited with the payment agent that remains unclaimed two years following the Effective Time (or such earlier date as is immediately prior to the time at which such amounts would otherwise become property of a Governmental Authority) will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Newco or the payment agent, deliver a bond in such amount as Newco or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of Barracuda, Newco and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Barracuda are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Barracuda, any fact, event, violation, inaccuracy, circumstance, change or effect that, individually or when taken together with all other such facts, events, violations, inaccuracies, circumstances, changes or effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of Barracuda and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, and whether directly or indirectly, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

•	general economic or political conditions in the United States or any other country or region in the world;

•	conditions in the industries in which Barracuda or any of its subsidiaries conduct business;

•	changes in applicable law or GAAP or the interpretations thereof;

•	acts of war, terrorism or sabotage;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	the public announcement or pendency of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement;

•	any failure by Barracuda to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by Barracuda to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

•	any decline in the market price or change in the trading volume of Barracuda’s common stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

•	any action taken pursuant to the terms of the Merger Agreement or the failure to take any action prohibited by the terms of the Merger Agreement;

•	any action taken at the request of Newco or with the prior consent or approval of Newco;

•	the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation;

•	any legal proceedings made or brought by any of the current or former stockholders of Barracuda (on their own behalf or on behalf of Barracuda) against Barracuda, including those arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; and

•	the matters set forth in the Company Disclosure Letter delivered to Newco and Merger Sub.

Notwithstanding the foregoing, if any of the first four items described in the above bullet points has or would reasonably be expected to have a materially disproportionate adverse effect on Barracuda relative to other companies of a similar size operating in the industries in which Barracuda and its subsidiaries conduct business, they shall not be per se excluded from a determination of whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, Barracuda has made customary representations and warranties to Newco and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Barracuda and its subsidiaries;

•	Barracuda’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary approval of the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the rendering of Morgan Stanley’s fairness opinion to the Board of Directors;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Barracuda or its subsidiaries or the resulting creation of any lien upon Barracuda’s assets due to the performance of the Merger Agreement;

•	the capital structure of Barracuda as well as the ownership and capital structure of its subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Barracuda’s securities;

•	the accuracy and required filings of Barracuda’s and its subsidiaries’ SEC filings and financial statements;

•	Barracuda’s disclosure controls and procedures;

•	Barracuda’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of Barracuda and its subsidiaries in the ordinary course consistent with past practice since August 31, 2017 and the absence of a Company Material Adverse Effect since February 28, 2017;

•	the existence and enforceability of specified categories of Barracuda’s material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	Barracuda’s compliance with laws and possession of necessary permits;

•	legal proceedings and orders;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	real property owned, leased or subleased by Barracuda and its subsidiaries;

•	personal property of Barracuda;

•	trademarks, patents, copyrights and other intellectual property matters;

•	insurance matters;

•	absence of any transactions, relations or understandings between Barracuda or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement;

•	Barracuda’s contracts with governmental authorities;

•	export controls matters and compliance with the anti-bribery laws; and

•	Barracuda’s indebtedness.

In the Merger Agreement, Newco and Merger Sub have made customary representations and warranties to Barracuda that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Newco and Merger Sub and availability of these documents;

•	Newco’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

•	ownership of capital stock of Newco and Merger Sub;

•	the absence of any stockholder or management arrangements related to the Merger;

•	the absence of litigation;

•	the solvency of Newco and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	matters with respect to Newco’s financing and sufficiency of funds;

•	delivery and enforceability of the Limited Guaranty;

•	no knowledge of misrepresentations or omissions in the representations and warranties delivered by Newco and Merger Sub; and

•	reliance upon Newco and Merger Sub’s independent investigation of Barracuda’s business, operations and financial condition.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (1) expressly contemplated by the Merger Agreement; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved by Newco (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Barracuda will, and will cause each of its subsidiaries to:

•	subject to the restrictions and exceptions in the Merger Agreement, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to signing the Merger Agreement; and

•	use its commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact its business and operations, (2) keep available the services of its directors, officers and employees and (3) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

In addition, Barracuda has also agreed that, except as (1) expressly contemplated by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed) , during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Barracuda will not, and will cause each of its subsidiaries not to, among other things:

•	amend the organizational documents of Barracuda or any of its subsidiaries;

•	issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Barracuda or any of its subsidiaries, except for the issuance and sale of shares of Barracuda’s common stock pursuant to awards outstanding prior to the date of the Merger Agreement or, subject to certain restrictions, under the ESPP issuable in accordance with the terms of the ESPP as of the date of the Merger Agreement;

•	acquire or redeem, directly or indirectly, or amend any securities of Barracuda or its subsidiaries;

•	other than cash dividends made by a subsidiary of Barracuda to Barracuda or another of Barracuda’s subsidiaries, (1) split, combine or reclassify any shares of Barracuda’s capital stock, (2) declare, set aside or pay any dividend or other distribution, or (3) make any other actual, constructive or deemed distribution in respect of shares of Barracuda’s capital stock;

•	liquidate, dissolve or reorganize, or adopt a plan to do so;

•	incur, assume or suffer certain types of indebtedness or issue any debt securities;

•	(i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director or officer, or, other than, subject to certain restrictions, in the ordinary course of business consistent with past practice, any consultant, independent contractor or employee, including the hiring of any new employee, or (ii) increase in any manner the compensation or fringe benefits of any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (iii) pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee, or (iv) pay any benefit not required by or made pursuant to any plan or arrangement other than in the ordinary course of business consistent with past practice;

•	make deposits or contributions of cash or property to secure the payment of compensation or benefits under employee plans other than deposits and contributions that are required under the terms of those plans;

•	acquire, sell, lease, license or dispose of any property or assets except for the sale of any and all products and services currently marketed, sold, licensed, provided or distributed by Barracuda, or grants of licenses to intellectual property rights in the ordinary course of business consistent with past practice;

•	change accounting principles or practices;

•	change tax elections, settle any tax claims or fail to pay material taxes as they become due and payable;

•	enter into new leases or subleases or modify existing leases and subleases;

•	acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any equity interest therein;

•	enter into or renew material contracts or amend the terms of any material contract (other than in the ordinary course of business consistent with past practice);

•	incur any new capital expenditures, individually or in the aggregate, in excess of $4 million per quarter for each quarter beginning September 1, 2017 (with a pro-rated portion of $4 million to apply to the period between signing of the Merger Agreement and September 1, 2017);

•	settle litigation involving Barracuda; or

•	enter into agreements to do any of the foregoing.

Alternative Acquisition Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Barracuda has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•	solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any inquiry, offer or proposal that would be reasonably expected to lead to an acquisition proposal (as defined below);

•	furnish to any person (other than to Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to Barracuda or any of its subsidiaries or afford access to the business, properties, assets, books or records of Barracuda or its subsidiaries, in each case in connection with an acquisition proposal (as defined below) or acquisition transaction (as defined below) or under circumstances reasonably likely to lead to an acquisition proposal or acquisition transaction, or take any other action intended to assist or facilitate the making of any acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction;

•	participate or engage in discussions or negotiations with any person (other than to Newco, Merger Sub or any designees of Newco or Merger Sub) regarding an acquisition proposal or acquisition transaction (each as defined below);

•	approve, endorse or recommend an acquisition proposal or acquisition transaction (each as defined below); or

•	enter into any letter of intent, memorandum of understanding or other contract relating to an acquisition proposal or acquisition transaction (each as defined below), other than certain permitted confidentiality agreements.

Notwithstanding the restriction described above, prior to the adoption of the Merger Agreement by Barracuda’s stockholders, Barracuda may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal; provided that (1) the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, (2) Barracuda already has entered into, or enters into, an acceptable confidentiality agreement with such third party, (3) Barracuda notifies Newco of the identity of such person and provides Newco all terms and conditions of such acquisition proposal (and if in written form, a copy thereof), and (4) if Barracuda furnishes non-public information to the third party which Newco has not yet received, it will furnish such information to Newco contemporaneously.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition proposal” means any offer, proposal or indication of interest (other than an offer or proposal by Newco or Merger Sub) relating to any acquisition transaction.

“Acquisition transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1) any acquisition or purchase by any third party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of Barracuda, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of Barracuda;

(2) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Barracuda and a third party pursuant to which the stockholders of Barracuda immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or

(3) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a third party of more than twenty percent (20%) of the consolidated assets, revenue or net income of Barracuda and its subsidiaries (with assets being measured by the fair market value thereof).

“Superior proposal” means any written acquisition proposal made by a third party after November 26, 2017 that (i) was not solicited in violation of the non-solicitation provisions of the Merger Agreement and (ii) the Board of Directors determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such acquisition proposal, including the financial, legal, regulatory and other aspects of such acquisition proposal) is more favorable to Barracuda’s stockholders than the transactions contemplated by the Merger Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the third party making the proposal and other aspects of the acquisition proposal that the Board of Directors deems relevant. For purposes of the reference to an “acquisition proposal” in this definition, all references to “twenty percent (20%)” in the definition of “acquisition transaction” will be deemed to be references to “fifty percent (50%).”

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a company board recommendation change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not (with any action described in the following being referred to as a “company board recommendation change”):

•	fail to make, withdraw, amend, modify or qualify the company board recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, modify or qualify the company board recommendation in a manner that is adverse to Newco, or publicly propose to do so;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an acquisition proposal or acquisition transaction;

•	fail to publicly reaffirm the company board recommendation within three (3) business days after Newco so requests in writing following any public statement by a stockholder of Barracuda or a member of the Board of Directors expressing opposition to the Merger or the Merger consideration (it being understood that the Board of Directors shall have no obligation to so reaffirm the company board recommendation on more than two occasions);

•	fail to include the company board recommendation in this proxy statement; or

•	fail to publicly recommend against any acquisition proposal or acquisition transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such acquisition proposal or acquisition transaction.

The Board of Directors may only effect a company board recommendation change for an intervening event if the Board of Directors determines (after consultation with its outside legal counsel) that the failure to effect a company board recommendation change in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties, and:

•	Barracuda has provided prior written notice to Newco at least three (3) business days in advance of its intention to effect a company board recommendation change for the intervening event (which notice will include the reason (in reasonable detail) for such company board recommendation change); and

•	prior to effecting such company board recommendation change, Barracuda during such three (3) business day period must have negotiated with Newco in good faith (to the extent that Newco desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement so that the Board of Directors (or a committee thereof) no longer determines that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary obligations pursuant to applicable law.

In addition, the Board of Directors may only effect a company board recommendation change in response to a bona fide acquisition proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal if:

•	the bona fide written acquisition proposal was not solicited in violation of Barracuda’s non-solicitation obligations under the Merger Agreement;

•	the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal (which determination and any public announcement thereof will not constitute a company board recommendation change);

•	Barracuda has provided prior written notice to Newco at least three (3) business days in advance to Newco of its intention to effect a company board recommendation change (which notice will include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such superior proposal and the identity of the person making such superior proposal);

•	prior to effecting such company board recommendation change or termination, Barracuda and its representatives, during the three (3) business day notice period describe above, has negotiated with Newco and its representatives in good faith (to the extent that Newco desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal would cease to constitute a superior proposal; and

•	the Board of Directors determined (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco) that, in light of such superior proposal, the failure to effect a company board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means any material event, circumstance, change, effect, development or condition occurring or arising after November 26, 2017 that was not known by the Board of Directors as of or prior to November 26, 2017 and does not relate, directly or indirectly, to any acquisition proposal or acquisition transaction.

Employee Benefits

Newco acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans (as defined in the Merger Agreement), as applicable, will occur as of the Effective Time, as applicable.

As of the Effective Time, the Surviving Corporation will employ the employees of Barracuda and its subsidiaries who are employed as of immediately prior to the Effective Time (the “continuing employees”). For a period of one (1) year following the Effective Time (or, if earlier, the date of termination of employment of the relevant continuing employee), the Surviving Corporation will either (i) maintain for the benefit of each continuing employee the Employee Plans (as defined in the Merger Agreement) (other than equity based benefits and individual employment agreements not providing for severance) and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its subsidiaries (other than equity-based plans and individual employment agreements not providing for severance) (together, the “Company Plans”) at benefit levels that are no less than those in effect at the Barracuda or its subsidiaries on November 26, 2017, and provide compensation and benefits to each continuing employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) to each continuing employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) provided to such continuing employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each continuing employee receives compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) provided to such continuing employee immediately prior to the Effective Time.

The Surviving Corporation will grant any continuing employee credit for all service with Barracuda prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement). However, such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, (i) each continuing employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such continuing employee participates (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such continuing employee and his or her covered dependents to the extent waived for such person under the analogous Employee Plan immediately prior to the Closing Date, and the Surviving Corporation will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such continuing employees under any New Plan which is a flexible spending plan with any unused balance in the account of such continuing employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the Effective Time shall be credited to such continuing employee following the Effective Time, and shall not be subject to accrual limits other forfeiture that were not applicable as of the Effective Time.

Efforts to Close the Merger

Under the Merger Agreement, Newco, Merger Sub and Barracuda agreed to use reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), all things necessary, proper, or advisable to consummate and make effective the Merger and the other transactions contemplated thereunder, including using their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. Additionally, under the Merger Agreement, Newco, Merger Sub, and Barracuda agreed, if and to the extent necessary to obtain clearance under the HSR Act any other antitrust laws applicable to the Merger, to

(i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any restrictions on the activities of Newco, Merger Sub, and Barracuda and (ii) contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger.

However, neither Newco, Merger Sub, nor Barracuda is required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco or Merger Sub (or their respective Affiliates), on the one hand, and Barracuda and its Subsidiaries, on the other hand. Additionally, neither Newco nor Merger Sub (nor their respective Affiliates) is required to take any action that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the reasonably expected benefits to Newco or Merger Sub (or their respective Affiliates) of completing the Merger.

Indemnification and Insurance

The Merger Agreement provides that a period of six (6) years from the Effective Time, the Surviving Corporation and its subsidiaries will (and Newco will cause the Surviving Corporation and its subsidiaries to) (1) honor and fulfill in all respects the obligations of Barracuda and its subsidiaries under any and all indemnification agreements between Barracuda or any of its subsidiaries, on the one hand, and the current or former directors or officers of Barracuda or Barracuda’s subsidiaries, on the other hand (including any person that becomes a director or officer of Barracuda or its subsidiaries prior to the Effective Time), and (2) include in the certificates of incorporation and bylaws (and similar organizational documents) of Barracuda and its subsidiaries provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as those set forth in Barracuda’s current certificate of incorporation and bylaws, for a period of six (6) years from the Effective Time.

In addition, the Merger Agreement provides that, during the six (6) year period commencing at the Effective Time, the Surviving Corporation will (and Newco must cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Barracuda or Barracuda’s subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director or officer of Barracuda or Barracuda’s subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (2) any of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Surviving Corporation will (and Newco must cause the Surviving Corporation to) pay all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, without limiting the foregoing, the Merger Agreement requires Newco to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, Barracuda’s directors’ and officers’ insurance policies for a period of at least six (6) years commencing at the Effective Time. Neither Newco nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by Barracuda, and if the premium for such insurance coverage would exceed such amount Newco shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.

For more information, please refer to the section of this proxy statement captioned “The Merger — Interests of Barracuda’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders Meeting

Barracuda has agreed to take all necessary action (in accordance with applicable law and Barracuda’s organizational documents) to establish a record date for, call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practicable after the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger.

Stockholder Litigation

Barracuda will (1) provide Newco with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Newco reasonably informed with respect to the status thereof; (3) give Newco the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Newco with respect to the defense, settlement or prosecution of any such litigation. Barracuda may not compromise, settle or come to an arrangement regarding any such litigation without Newco’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Newco and Merger Sub, on the one hand, and Barracuda, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the (1) expiration or termination of the applicable waiting period under the HSR Act and (2) approval or clearance of the Merger by the relevant antitrust authorities in Austria and Germany; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority.

In addition, the obligations of Newco and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of Barracuda relating to organization and standing, authorization and enforceability, required governmental approvals, and brokers being true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall be true and correct in all respects as of such particular date);

•	the representations and warranties of Barracuda relating to Barracuda’s capitalization (other than as described in the bullet point below) being true and correct as of the date of the Merger Agreement and being true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except (1) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and (2) in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate Merger consideration payable in the Merger by more than $5 million;

•	the representations and warranties of Barracuda relating to Barracuda’s RSU vesting schedule being true and correct as of the date of the Merger Agreement and being true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except (1) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and (2) in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate RSU Consideration payable in the Merger as of the closing date, by more than $5 million;

•	the other representations and warranties of Barracuda set forth elsewhere in the Merger Agreement being true and correct on and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	Barracuda having performed and complied in all material respects with all agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by Barracuda at or prior to the closing date;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing; and

•	the receipt by Newco and Merger Sub of a certificate of Barracuda, validly executed for and on behalf of Barracuda by the chief executive officer and the chief financial officer thereof, certifying that the conditions described in the preceding six bullets have been satisfied.

In addition, the obligation of Barracuda to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement that are qualified by “materiality” being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date);

•	the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement that are not so qualified by “materiality” being true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date);

•	Newco and Merger Sub having performed and complied in all material respects with all agreements, covenants and obligations required by the Merger Agreement be performed and complied with by Newco or Merger Sub at or prior to the closing date; and

•	the receipt by Barracuda of a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Barracuda and Newco;

•	by either Barracuda or Newco if:

•	the Effective Time shall not have occurred on or before March 26, 2018, which we refer to as the “termination date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement has been the principal cause or resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	Barracuda’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof; or

•	any governmental authority in the U.S., Austria or Germany shall have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of any of the Merger permanently illegal in the U.S., Austria or Germany, or which has the effect of permanently prohibiting the consummation of the Merger in the U.S., Austria or Germany, or (2) issued or granted any order that has the effect of making the Merger illegal permanently in the U.S., Austria or Germany or which has the effect of permanently prohibiting the consummation of the Merger in the U.S., Austria or Germany and such order has become final and nonappealable;

•	by Barracuda if:

•	Newco or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is thirty (30) calendar days following Barracuda’s delivery of written notice of such breach (provided that Barracuda may terminate before the end of the thirty (30) calendar days if Newco or Merger Sub cease or fail to exercise and continue not to exercise commercially reasonable efforts to cure such breach or inaccuracy); provided that Barracuda may not terminate the Merger Agreement as described in this bullet point if Barracuda is in material breach of any covenant contained in the Merger Agreement;

•	in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), but Newco and Merger Sub have failed to consummate the Merger, and Barracuda has irrevocably notified Newco in writing that all of the conditions to closing have been satisfied and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and Newco and Merger Sub fail to consummate the Merger on the later of (1) the expiration of three (3) business days after the receipt of such notice or (2) a date set forth in such notice; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as Barracuda is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Barracuda paying to Newco a termination fee of $48.26 million; and

•	by Newco if:

•	Barracuda has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is thirty (30) calendar days following Newco’s delivery of written notice of such breach (provided that Newco may terminate before the end of the thirty (30) calendar days if Barracuda ceases or fails to exercise and continues not to exercise commercially reasonable efforts to cure such breach or inaccuracy); provided that Newco may not terminate the Merger Agreement as described in this bullet point if Newco is in material breach of any covenant contained in the Merger Agreement;

•	prior to the adoption of the Merger Agreement by the stockholders, the Board of Directors effects a company board recommendation change.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any fraud in connection with the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between an affiliate of Thomas Bravo and Barracuda or the Limited Guaranty, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees and Expense Reimbursement

Termination Fee Payable by Barracuda

If the Merger Agreement is terminated in specified circumstances, Barracuda has agreed to pay Newco a termination fee of $48.26 million.

Newco will be entitled to receive the termination fee from Barracuda if the Merger Agreement is terminated:

•	by Newco or Barracuda (1) because the stockholders fail to the adopt the Merger Agreement, (2) prior to the time at which a vote is taken on the adoption of the Merger Agreement (or an adjournment or postponement thereof) an offer or proposal for a competing acquisition transaction is publicly announced or will become publicly known and not withdrawn and (3) within one (1) year following the termination of the Merger Agreement, the foregoing competing acquisition transaction is consummated or Barracuda enters into a definitive contract to consummate such competing acquisition transaction and such competing acquisition transaction is subsequently consummated, less any expenses already paid to Newco;

•	Note that if Newco terminates the Merger Agreement for the stockholders’ failure to adopt the Merger Agreement but it is not yet entitled to its termination fee, as long as Newco and Merger Sub are not in material breach of their representations, warranties or covenants under the Merger Agreement then Barracuda shall pay Newco up to $3 million of its reasonable and documented out-of-pocket expenses (including legal fees and expenses) incurred in connection with the transactions contemplated by the Merger Agreement;

•	by Barracuda in order to enter into a definitive agreement to consummate a superior proposal that was not solicited in violation of the terms of the Merger Agreement and Barracuda gave Newco the proper notice and ability to negotiate revisions of the terms of the Merger Agreement in order to cause the proposal to cease to be a superior proposal;

•	by Newco in the event that the Board of Directors shall have effected a company board recommendation change and Newco has exercised its right to terminate the Merger Agreement within the ten (10) business day period following the date on which such right to terminate first arose; or

•	by Barracuda, in order to enter into a definitive agreement with respect to a superior proposal.

Termination Fee Payable by Newco

If the Merger Agreement is terminated in specified circumstances, Newco has agreed to pay Barracuda a termination fee of $96.53 million.

Barracuda will be entitled to receive the termination fee from Newco if the Merger Agreement is terminated:

•	by Barracuda because Newco has materially breached its representations, warranties, covenants or agreements in the Merger Agreement;

•	by Barracuda (1) because all of the applicable conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) (2) Barracuda has irrevocably notified Newco in writing that the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or it is prepared to waive unsatisfied conditions and is ready, willing and able to consummate the Merger and (3) Newco and Merger Sub fail to consummate the Merger within three (3) business days of such notice; or

•	by Barracuda or Newco for failure to consummate the Merger on or prior to the termination date, if Barracuda would have been able to terminate pursuant to the bullets above.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, Barracuda will be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Newco’s obligation to cause the equity financing to be funded (and to exercise its third party beneficiary rights under the equity commitment letter) and to consummate the Merger only in the event that (1) all conditions to Newco’s and Merger Sub’s obligations to close the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which must be able to be satisfied at the closing), (2) the debt financing has been funded or the parties providing the debt financing have confirmed in writing that it will be funded if the equity financing is funded at the closing, (3) Newco and Merger Sub have failed to consummate the Merger prior to the time the closing was required pursuant to the Merger Agreement, and (4) Barracuda has irrevocably confirmed in writing to Newco that if specific performance is granted and the equity financing and debt financing are funded, then it will take such actions that are required of it by the Merger Agreement to cause the closing to occur.

Although Barracuda may pursue both a grant of specific performance and the payment of the termination fee by Newco, Barracuda will not be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under the Merger Agreement following the payment by Newco of the termination fee when payable under the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Barracuda, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “CUDA.” As of January 3, 2018, there were 53,667,389 shares of common stock outstanding, held by approximately 80 stockholders of record. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on the NYSE during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year 2017
Fourth Quarter (as of January 3, 2018)	$27.95	$27.41
Third Quarter	27.75	21.55
Second Quarter	24.38	21.13
First Quarter	24.05	19.06
Fiscal Year 2016
Fourth Quarter	$25.67	$20.64
Third Quarter	26.69	21.85
Second Quarter	23.90	13.91
First Quarter	18.60	12.87
Fiscal Year 2015
Fourth Quarter	$19.88	$9.44
Third Quarter	29.99	14.77
Second Quarter	43.22	21.85
First Quarter	46.78	35.25
Fiscal Year 2014
Fourth Quarter	$40.71	$32.00
Third Quarter	36.72	24.24
Second Quarter	35.15	23.95
First Quarter	44.40	23.53

On January 4, 2018, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on the NYSE was $27.45 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of December 26, 2017 for:

•	each person or group, who beneficially owned more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of December 26, 2017 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of December 26, 2017 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Barracuda Networks, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008.

The percentages in the table below are based on 53,666,055 shares of common stock outstanding as of December 26, 2017. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Dean M. Drako (1)	3,687,934	6.9
Zachary S. Levow (2)	2,730,238	5.1
Named Executive Officers and Directors:
William D. “BJ” Jenkins, Jr. (3)	1,138,341	2.1
Michael D. Hughes (4)	138,044	*
David Faugno (5)	444,635	*
Jeffry R. Allen (6)	212,058	*
Chet Kapoor (7)	4,218	*
John H. Kispert (8)	8,665	*
Stephen P. Mullaney (9)	4,066	*
Michael D. Perone (10)	2,348,121	4.4
All current executive officers and directors as a group (10 persons) (11)	4,027,039	7.3

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Based on information included in the Company’s proxy filed with the SEC on June 28, 2017, consists of (i) 639,573 shares held by Drako Trust F of which Mr. Drako is a trustee, (ii) 1,293,946 shares held by Negitoro LLC of which Mr. Drako is a manager, (iii) 935,363 shares held by Keyaki LLC of which Mr. Drako is a manager, (iv) 387,385 shares held by Dean M. Drako Living Trust of which Mr. Drako is a trustee, (v) 116,667 shares held by DD Investment Trust A of which Mr. Drako is a trustee, (vi) 240,000 shares held by DD Investment Trust B of which Mr. Drako is a trustee and (vii) 75,000 shares PermRecord Foundation of which Mr. Drako is a director.

(2)	Consists of (i) 2,172,378 shares held by Mr. Levow, (ii) 115,937 shares subject to options exercisable within 60 days of December 26, 2017, (iii) 28,963 shares held by Holly Levow, Mr. Levow’s spouse, (iv) 211,912 shares held by the Levow Family 2010 Irrevocable Trust, dated June 29, 2010, of which Mr. Levow is a grantor and a trustee, (v) 100,524 shares of Common Stock held by the Zach Levow 2015 Grantor Retained Annuity Trust, dated October 1, 2015 for which Mr. Levow serves as trustee and (vi) 100,524 shares of Common Stock held by the Holly Levow 2015 Grantor Retained Annuity Trust, dated October 1, 2015 for which Holly Levow serves as trustee.
(3)	Consists of (i) 308,342 shares held by Mr. Jenkins and (ii) 829,999 shares subject to options exercisable within 60 days of December 26, 2017.
(4)	Consists of (i) 21,853 shares held by Mr. Hughes and (ii) 116,191 shares subject to options exercisable within 60 days of December 26, 2017.
(5)	Based on information included in the Company’s proxy filed with the SEC on June 28, 2017 and Company records, consists of (i) 294,815 shares held by Mr. Faugno and (ii) 149,820 shares held by The Faugno 2012 Irrevocable Trust, under which Mr. Faugno is a grantor and a trustee. Mr. Faugno served as our Chief Financial Officer until August 2016.
(6)	Consists of (i) 138,770 shares held by The Jeffry & Terri Allen Revocable Trust dtd 1/29/02, of which Mr. Allen is a grantor and trustee and (ii) 73,288 shares subject to options exercisable within 60 days of December 26, 2017.
(7)	Consists of 4,218 shares held by Mr. Kapoor.
(8)	Consists of (i) 2,627 shares held by Mr. Kispert and (ii) 6,038 shares subject to options exercisable within 60 days of December 26, 2017.
(9)	Consists of 4,066 shares held by Mr. Mullaney.
(10)	Consists of (i) 1,076,296 shares held by Mr. Perone, (ii) 462,744 shares held by Michelle Perone, Mr. Perone’s spouse, (iii) 198,355 shares held by the Perone Family 2010 Irrevocable Trust dtd 6/29/2010, of which Mr. Perone is a grantor and a trustee, (iv) 165,792 shares held by Perone 2012 Irrevocable Trust, of which Mr. Perone is a grantor and a trustee, (v) 128,523 shares held by the Perone Family 2010 Irrevocable Trust – Exempt, of which Mr. Perone is a grantor and a trustee and (vi) 316,411 shares held by Consulting2 LLC, of which Mr. Perone is the managing member.
(11)	Consists of (i) 2,844,608 shares beneficially owned by the Company’s current directors and executive officers, (ii) 1,181,181 shares subject to options exercisable within 60 days of December 26, 2017 and (iii) 1,250 shares issuable upon vesting of RSUs within 60 days of December 26, 2017.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Barracuda. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Barracuda will hold an annual meeting in 2018 only if the Merger has not already been completed.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2018, if held, must be received by us at our offices 3175 S. Winchester Blvd., Campbell, CA 95008, Attention: Corporate Secretary, by May 14, 2018 and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration at our annual meeting in 2018, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, before the one-year anniversary of the date on which Barracuda first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Barracuda filings with the SEC are incorporated by reference:

•	Barracuda’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017;

•	Barracuda’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2017, May 31, 2017 and November 30, 2017; and

•	Barracuda’s Current Reports on Form 8-K filed on November 27, 2017, August 11, 2017, June 30, 2017 and June 2, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Barracuda Networks, Inc.

Attn: Corporate Secretary

3175 S. Winchester Blvd.

Campbell, CA 95008

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.barracuda.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokerage Firms Call: (212) 493-3910

Stockholders Call Toll Free: (800) 334-0384

MISCELLANEOUS

Barracuda has supplied all information relating to Barracuda, and Newco has supplied, and Barracuda has not independently verified, all of the information relating to Newco and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 9, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

MERGER AGREEMENT

by and among

PROJECT DEEP BLUE HOLDINGS, LLC

PROJECT DEEP BLUE MERGER CORP.

and

BARRACUDA NETWORKS, INC.

Dated November 26, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 26, 2017 by and among Project Deep Blue Holdings, LLC, a Delaware limited liability company (“Newco”), Project Deep Blue Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), and Barracuda Networks, Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share,” and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive Twenty-Seven Dollars Fifty-Five Cents ($27.55) in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger and Merger Consideration, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement.

WHEREAS, the Board of Managers of Newco and the Board of Directors of Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, Newco is delivering to the Company a Limited Guaranty (the “Guaranty”) of Thoma Bravo Fund XII, L.P., a Delaware limited partnership (“Guarantor”), pursuant to which the Guarantor has guaranteed certain of the covenants and obligations of Newco and Merger Sub under this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the Company’s directors and officers have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Newco and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals’ Shares in favor of the approval of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Newco. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware

Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Barracuda Networks, Inc.”

(ii) Bylaws. Subject to the terms of Section 7.11, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, other than as otherwise set forth in this Section 1.4(b), each

Share that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration upon the surrender of the Certificate representing such Share or the transfer of such Uncertificated Share in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable in respect thereof pursuant to this Section 1.4(b)(i). The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b).

(ii) Owned Shares. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, each Share that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Owned Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Owned Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such Shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such Shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such Share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of Shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Newco shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(c) Stock Awards of the Company.

(i) Stock Options.

(A) To the extent not exercised prior to the Effective Time, each outstanding vested Company Option (including any Company Option that vests in connection with the Merger) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of this Agreement) equal to the product of: (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such vested Company Option, multiplied by (y) the number of Shares of Company Common Stock issuable upon the exercise in full of such vested Company Option (the “Option Consideration”); provided, however, that if the exercise price per share of any such vested Company Option is equal to or greater than the Merger Consideration, such vested Company Option shall be cancelled and terminated without any cash payment or other consideration being made in respect thereof. The Company agrees to take all action necessary to effectuate this cancellation of Company Options upon the Effective Time and to give effect to this Section 1.4(c)(i)(A) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of a Company Option the Option Consideration (if any), without interest and less any applicable withholding taxes, required to be paid to the holder of such Company Option. The cancellation of a Company Option as provided in the first sentence of this Section 1.4(c)(i)(A) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Company Option.

(B) Each unvested Company Option outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) shall be cancelled and converted into the contingent right to receive at the Effective Time, in consideration of the cancellation of such unvested Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of the Merger Agreement), equal to the product of: (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such unvested Company Option; and (y) the number of Shares of Company Common Stock issuable upon the exercise in full of such unvested Company Option (the “Contingent Option Consideration”); provided, however, that if the exercise price per share of any such unvested Company Option is equal to or greater than the Merger Consideration, such unvested Company Option shall be canceled and terminated without any cash payment being made in respect thereof; provided, further, that such per share Contingent Option Consideration shall not be paid at the Effective Time but shall instead be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested Company Option. As soon as practicable (and in no event more than thirty (30) calendar days) following satisfaction of the underlying vesting conditions, Newco shall cause the Surviving Corporation to pay the per share Contingent Option Consideration, without interest and less any applicable withholding taxes, required to be paid to the holder of such Company Option. The cancellation of a vested Company Option as provided in the first sentence of this Section 1.4(c)(i)(B) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Company Option.

(ii) RSUs.

(A) Each vested RSU outstanding as of immediately prior to the Effective Time (including any RSU that becomes a vested RSU in connection with the Merger) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of this Agreement) equal to the product of: (x) the Merger Consideration and (y) the number of Shares of Company Common Stock subject to such vested RSU (the “RSU Consideration”). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of a vested RSU the RSU Consideration (if any), without interest and less any applicable withholding taxes, required to be paid to the holder of such vested RSU. The cancellation of an unvested RSU as provided in the first sentence of this Section 1.4(c)(ii)(A) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such RSU. For the avoidance of doubt, each vested RSU that has previously been settled in Shares prior to the Effective Time shall be treated in accordance with Section 1.4(b) hereof and shall not be paid any additional RSU Consideration pursuant to this Section 1.4(c)(ii)(A) or (B).

(B) Each unvested RSU outstanding as of immediately prior to the Effective Time (and that will not vest in connection with the Merger) shall be cancelled and converted at the Effective Time into the contingent right to receive, in consideration of the cancellation of such unvested RSU, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.3(f) of the Merger Agreement), equal to the product of: (x) the Merger Consideration; and (y) the number of Shares subject to such unvested RSU (the “Contingent RSU Consideration”); provided, however, that such per share Contingent RSU Consideration shall not be paid at the Effective Time but shall instead be subject to the holder remaining continuously employed with the Surviving Corporation and satisfaction of the original vesting conditions applicable to the underlying unvested RSU. As soon as practicable (and in no event more than thirty (30) calendar days) following satisfaction of the underlying vesting conditions, Newco shall cause the Surviving Corporation to pay the per share Contingent RSU Consideration, without interest and less any applicable withholding taxes, required to be paid to the holder of such RSU. The cancellation of an unvested RSU as provided in the first sentence of this Section 1.4(c)(ii)(B) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such RSU.

(d) Company ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that (i) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, upon the earlier of (x) immediately prior to the Effective Time and (y) the last day of the Offering Period (as defined in the Company ESPP) in progress as of the date of this Agreement (the “Final Offering”), (ii) the Company ESPP shall terminate with such purchase and no further purchase rights are granted under the Company ESPP thereafter, (iii) each individual participating in the Company ESPP shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of this Agreement, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; and (iv) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement. For the avoidance of doubt, the Company shall not be permitted to extend any Offering Period under the Company ESPP that is outstanding as of the date of this Agreement. All Shares purchased in the Final Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action. The Company (including the Company Board and each relevant committee thereof) will ensure that following the Effective Time no participant in any Company Equity Incentive Plan or other similar Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

1.6 No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

ARTICLE II

THE CLOSING

2.1 The Closing.

(a) The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300,

San Francisco, California, 94105, on a date and at a time to be agreed upon by Newco and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Newco and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(b) Notwithstanding Section 2.1(a), if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to Section 2.1(a), the Closing will occur on the earlier of (i) a Business Day before or during the Marketing Period specified by Newco on two (2) Business Days prior written notice to the Company and (ii) the first Business Day after the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Section 2.2, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other date and time as Newco and the Company shall mutually agree upon in writing.

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing:

(i) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) Requisite Regulatory Approvals.

(A) All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(B) All antitrust, competition and merger control consents and other consents of Governmental Authorities, in each case set forth in Schedule 2.2(a)(ii)(B), shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(iii) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have:

(A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(B) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

(b) Additional Newco and Merger Sub Conditions. The obligations of Newco and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing, any of which may be waived exclusively by Newco and Merger Sub:

(i) Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of the Company set forth in Section 3.1(a), Section 3.2, Section 3.3 and Section 3.23 (the “Fundamental Representations”) (i) shall have been true and correct in all respects as of the date of this Agreement, and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date).

(B) The representations and warranties of the Company set forth in Section 3.5, other than Section 3.5(b)(i) of the Company Disclosure Letter (the “Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (i) and (ii), for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable in the Merger by more than $5 million.

(C) Section 3.5(b)(i) of the Company Disclosure Letter (the “RSU Vesting Representation”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (i) and (ii), for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate RSU Consideration payable in the Merger by more than $5 million.

(D) The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations, the Capitalization Representations and the RSU Vesting Representation) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 2.2(b)(ii)(D), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(iii) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(iv) Receipt of Officers’ Certificate. Newco and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in this Section 2.2(b).

(c) Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing, any of which may be waived exclusively by the Company:

(i) Compliance with Agreements and Covenants. Newco and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement that are qualified by “materiality” shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date). The representations and warranties of Newco and Merger Sub set forth in this Agreement that are not so qualified by “materiality” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).

(iii) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Newco and Merger Sub by a duly authorized officer of each of Newco and Merger Sub, certifying the satisfaction of the conditions set forth in this Section 2.2(c).

2.3 Issuance of Merger Consideration After the Closing.

(a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund.

(i) Creation of Payment Fund. On the Closing Date, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Owned Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). From time to time following the Effective Time as required, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder.

(ii) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of Section 1.4(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Laws), solely as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of Article I. Any amounts remaining unclaimed by holders of the Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(c) Exchange Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Owned Shares and Dissenting Shares) (or effective affidavits of loss in lieu thereof) or transfer of non-certificated Shares (excluding Owned Shares and Dissenting Shares) represented by book entry (“Uncertificated Shares”) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a

Certificate or Uncertificated Share, upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transferred Shares. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f) Tax Withholding. Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, and (ii) as disclosed in the SEC Reports, including the Annual Report on Form 10-K of the Company for the fiscal year ended February 28, 2017 (other than disclosures in the “Risk Factors” or “Special Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.5 and clause (a) of Section  3.10), the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificate of incorporation and bylaws, as amended to date, of the Company and is not in material violation of its certificate of incorporation or bylaws.

(b) The Company has delivered or made available to Newco complete and correct copies of the minutes of all meetings of the stockholders, the Company Board and each committee of the Company Board since March 1, 2016.

3.2 Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger and Merger Consideration, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholder Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(d) Other than Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover Applicable Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e) The Company Board has received the written opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Newco, for informational purposes only, promptly after the execution and delivery of this Agreement by each of the parties hereto.

(f) Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Common Stock necessary (under Applicable Law, the Company’s governing documents or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.3 Required Governmental Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, and (d) such other Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

3.4 No Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.3 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3 of the Company Disclosure Letter and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Shares and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). As of the close of business on November 22, 2017 (the “Capitalization Date”), (A) 53,603,606 Shares were issued and outstanding, (B) no

Shares were held by the Company as treasury shares and (C) no Preferred Shares were outstanding. Since the close of business on the Capitalization Date, the Company has not issued any Shares other than pursuant to the exercise of Company Options and the vesting and settlement of RSU awards. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) 6,924,086 Shares are subject to issuance pursuant to Outstanding Stock Awards (of which, 2,956,719 Shares were reserved for issuance pursuant to outstanding Company Options (which Company Options have a weighted average exercise price of $21.1804 per share and of which 2,492,531 are vested Company Options and 464,188 are unvested Company Options), and 3,967,367 Shares were reserved for issuance pursuant to outstanding RSU awards) outstanding and 33,587 Shares were reserved for purchase under the Company ESPP (subject to the assumptions set forth in Section 3.5(e) below) as of the close of business on the Capitalization Date. Section 3.5(b)(i) of the Company Disclosure Letter sets forth the vesting schedule applicable to all outstanding RSU awards as of the close of business on the Capitalization Date. Except as otherwise set forth in this Section 3.5, since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award. All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan.

(c) Except as set forth in this Section 3.5 or Section 3.5 of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Company Securities, other than the Voting Agreements.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth the maximum aggregate purchase price for Company Common Stock to be purchased under the Company ESPP (assuming for this purpose that (i) the closing price of the Shares on the NYSE on the Capitalization Date is the Purchase Price (as defined in the Company ESPP) and (ii) no new offering period under the Company ESPP commences following the date of this Agreement in accordance with Section 1.4(d)).

(f) Subject to the assumptions set forth in Section 3.5(f) of the Company Disclosure Letter, the aggregate consideration payable for the Shares, Company Options and RSUs payable to the holders hereof under Article I as of the date of this Agreement and as of the Closing shall not exceed $1,612,164,883 (the “Aggregate Consideration”), which consists of (i) $1,477,704,667 with respect to holders of Shares (including shares of Company Common Stock issued after the date of this Agreement pursuant to the Company ESPP (subject to the assumptions set forth in Section 3.5(e)), (ii) $25,159,255 with respect to holders of Company Options and (iii) $109,300,961 with respect to RSUs; provided that the Company shall not be deemed to have breached this Section 3.5(f) (A) solely by virtue of proper exercises of Company Options or the vesting of RSUs outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Options or vesting of RSUs does not increase the Aggregate Consideration (after taking into account the payment of the exercise price for Company Options to the Company), or (B) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii) and (iii) of this Section 3.5(f), so long as such changes do not increase the Aggregate Consideration (after taking into account the payment of the exercise price for Company Options to the Company).

3.6 Subsidiaries.

(a) The Company has delivered or made available to Newco a complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7 SEC Reports.

(a) Since March 1, 2015 (the “Reference Date”), the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed.

(c) Since the Reference Date, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(d) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange

Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since the Reference Date, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any substantive claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f) Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since the Reference Date, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g) Since the Reference Date, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section  806 of the Sarbanes-Oxley Act.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract (none of which is a Liability for a material breach thereof), and (e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet that would not reasonably be expected to have a Company Material Adverse Effect.

3.10 Absence of Certain Changes. Since August 31, 2017 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been any action that, if taken after the date of this Agreement without the prior written consent of Newco, would constitute a breach of Section 5.2. Since February 28, 2017 through the date hereof, there has not been or occurred or there does not exist, as the case may be, any Company Material Adverse Effect.

3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof. The Company has delivered or made available to Newco complete and correct copies of each such Material Contract.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, other than any such Material Contract which after the date hereof is terminated or expires in accordance with its terms, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, in any material respect, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder in any material respect by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify (other than modifications in the ordinary course of business that are not materially adverse to the Company), any Material Contract.

3.12 Compliance with Laws and Orders. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Real Property), are not subject to any Liabilities arising under any Applicable Law or Order relating to environmental, health and safety and are in compliance in with all Applicable Laws and Orders (including all Applicable Laws and Orders relating to environmental, health or safety). To the knowledge of the Company, since the Reference Date, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.12 remains outstanding or unresolved as of the date of this Agreement.

3.13 Permits. The Company and its Subsidiaries are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.14 Legal Proceedings and Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, or against any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Real Property, or (to the knowledge of the Company) against third parties affecting such properties, in each case that (a) involves an amount in controversy in excess of $500,000, (b) seeks material injunctive relief, or (c) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order.

3.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them; and (ii) paid, or have reserved in accordance with GAAP on the face of the Balance Sheet (as opposed to the notes thereto) for the payment of, all Taxes that are required to be paid. The Balance Sheet reflects a reserve in accordance with GAAP for all material Taxes accrued but not yet paid by the Company and its Subsidiaries through the date of such Balance Sheet, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

(b) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(c) No audits or other examinations with respect to material amounts of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing to the Company. In the last five (5) years, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the two (2) year period ending on the Closing Date.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-United States income Tax Law), entered into prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (v) election under Section 108(i) of the Code made on or prior to the Closing Date.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter contains a complete and accurate list of all material Employee Plans. With respect to each Employee Plan, to the extent applicable, the Company has made available to Newco complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) To the knowledge of the Company, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(f) Neither the Company, any of the its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(g) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(h) No Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) has been materially modified (as defined under Section 409A) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been at all times since January 1, 2005 (or, if later, the date it became effective) in operational compliance with Section 409A and at all times since January 1, 2009 (or, if later, the date it became effective) in documentary compliance with Section 409A. All Company Options have been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option was granted, as determined in accordance with applicable Law, including Section 409A.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

(j) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

3.17 Labor Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) to the knowledge of the Company has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) to the knowledge of the Company is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) to the knowledge of the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee, (y) any employee leased from another employer, or (z) any employee currently or formerly classified as exempt from overtime wages. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with WARN. To the knowledge of the Company in the past two (2) years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. To the knowledge of the Company neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.18 Real Property.

(a) Section 3.18(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (individually and/or collectively as the context may permit or require, the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries has ever owned any real property, nor is party to any agreement to purchase or sell any real property. With respect to each Owned Real Property: (A) except as set forth in Section 3.18(a)(i) of the Company Disclosure Letter, the Company or its Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (B) other than the right of Newco pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Company has good and marketable indefeasible fee simple title to the Owned Real Property free and clear of all Liens, except for Permitted Liens.

(b) Section 3.18(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 10,000 square feet (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Newco true, correct and complete copies of all Leases (including all modifications, amendments, supplements, and side letters thereto). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens, other than Permitted Liens. Section 3.18(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property, and, except as set forth on such list, there are no other parties occupying or with a right to occupy the Leased Real Property. Except as set forth in Section 3.18(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect; (ii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Lease; (iii) and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, in any material respect, any such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder in any material respect by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto; (iv) neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify (other than modifications in the ordinary course of business that are not materially adverse to the Company), any Leases and (v) the other party to such Lease is not an affiliate of the Company or any of its Subsidiaries.

(c) Each Lease constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as described in the copies of the Leases that have previously been delivered by the Company to Newco. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Real Property nor is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions.

(d) Since the Reference Date, the Company has not received any written notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof.

(e) As of the date of this Agreement, to the knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting any Real Property or any portion thereof.

3.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Liens and defects in title that, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Intellectual Property.

(a) The Company has delivered or made available to Newco a complete and accurate list of the Company Intellectual Property Rights that are Registered IP (“Company Registered IP”).

(b) The Company has no actual knowledge of any information, materials, facts or circumstances that would render any material Company Registered IP invalid or unenforceable.

(c) With respect to each item of Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is currently in compliance with all formal legal requirements with respect thereto, and (iii) is not subject to any overdue maintenance fees or taxes.

(d) The Company or one of its Subsidiaries holds exclusive ownership of all material Company Intellectual Property Rights. To the knowledge of the Company, the Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens.

(e) To the knowledge of the Company, the development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products does not infringe or misappropriate any Intellectual Property Right of any third Person.

(f) The Company and each of its Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property Rights, and to the knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Trade Secrets that are Company Intellectual Property Rights by any Person. In connection with the Company’s and its Subsidiaries’ license grants to third parties of any licenses to use any source code to any material Technology for any Company Product for which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such source code.

(g) To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating in any material respect any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h) There is not, and has not been during the three (3) years prior to the date hereof, any Legal Proceeding made, conducted or brought by a third Person that has been served upon or filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Patents that are Company Intellectual Property Rights, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses that would reasonably be expected to give rise to a Company Material Adverse Effect.

(j) The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use of Public Software. The Company and its Subsidiaries are in compliance in all material respects with all Public Software, except where any such noncompliance would not reasonably be expected to give rise to a Company Material Adverse Effect.

3.21 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received that are currently pending or unresolved, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.22 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns 5% or more of the Shares, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.23 Brokers. Except for Morgan Stanley & Co. LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

3.24 Government Contracts. The Company has not (a) breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; or (f) granted the government unlimited rights or government purpose rights in any data including any software developed by the Company, in each case (a)-(f), which would have, individually or in the aggregate, a Company Material Adverse Effect. The Company has complied in all material respects with all Applicable Laws, regulations and other governmental policies related to any Company or Subsidiary facility security clearance.

3.25 Anti-Bribery and Export Compliance.

(a) (i) Since March 1, 2014, neither the Company nor any of its Subsidiaries has and, to the knowledge of the Company and its Subsidiaries, no partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other anti-corruption or anti-money laundering Applicable Law (collectively, “Anti-Corruption Laws”); and (ii) neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any Anti-Corruption Law.

(b) In the prior five years from the date of this Agreement, (i) the Company and its Subsidiaries are and have been in material compliance with all export control and import control Applicable Laws, including those administered by the European Union, U.S. Department of Commerce, U.S. Customs and Border Protection, and the U.S. Department of State, and with all applicable economic sanctions, including those administered by the

U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Department of State, (ii) neither the Company nor any Subsidiary nor any officer or director of the Company, nor any agent acting on behalf of the Company is designated or is owned or controlled by any person designated on any restricted party list of any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, and (iii) other than routine audits by Governmental Authorities, neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation, audit or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any export, import or economic sanctions Applicable Law.

3.26 Indebtedness. Section 3.26 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness which is material to the Company and its Subsidiaries outstanding as of the date of this Agreement, other than Indebtedness reflected in the Balance Sheet or otherwise included in the SEC Reports.

3.27 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Newco and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be and has not been relied upon by Newco, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing.

(a) Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company or corporate power and authority, as applicable, to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco nor Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Newco is the sole record stockholder of Merger Sub.

4.2 Authorization and Enforceability.

(a) Each of Newco and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary limited liability company or corporate action on the part of Newco and Merger Sub, and no other limited liability company or corporate proceedings on the part of Newco or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

(b) This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Newco Material Adverse Effect.

4.4 No Conflicts. The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the certificates of formation, certificate of incorporation, operating agreement or bylaws of Newco or Merger Sub or, (b) assuming compliance with the matters referred to in Section 4.3, violate or conflict with any Applicable Law or Order, except in the case of clause (b) above, for such violations or conflicts which would not reasonably be expected to have a Newco Material Adverse Effect.

4.5 No Ownership of Company Common Stock. Neither Newco nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6 No Stockholder and Management Arrangements. Except for the Voting Agreements or as expressly authorized by the Company, neither Newco or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.7 No Litigation. There are no Legal Proceedings pending or, to the knowledge of Newco, threatened against or affecting Newco or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.

4.8 Solvency. None of Newco, Merger Sub, the Guarantor or the Equity Financing Source is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Newco and Merger Sub is Solvent as of the date of this Agreement, and each of Newco and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Newco has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.9 Financing.

(a) Newco has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith (the “Equity Commitment Letter”) from the Equity Financing Source pursuant to which the Equity Financing Source has committed to provide, subject to the terms and conditions set forth therein, equity financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that (i) the Company is a third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.11(c) and (ii) subject in all respects to Section 9.11(c), Newco and the Equity Financing Source will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and the Equity Financing Source, fully and specifically enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(b) Newco has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith, and the executed fee letter related thereto of even date herewith (except that the fee amounts, pricing caps and other economic terms may be redacted so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing), together with any related engagement letters, exhibits, schedules, annexes, supplements, term sheets and other agreements (collectively, the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Financing Commitment Letters”), pursuant to which the agents, arrangers, managers, lenders and other entities party thereto (excluding Newco, Merger Sub or Guarantor), including the parties to any joinder agreements joining such parties to the Debt Commitment Letter or parties (excluding Newco, Merger Sub or Guarantor) to the definitive agreements executed in connection with the Debt Financing (together with their respective affiliates and their respective affiliates’ officers, directors, employees, controlling persons, agents and Representatives and their respective successors and assigns), collectively, the “Debt Financing Sources” and together with the Equity Financing Source, the “Financing Sources”) has/have committed to provide, subject to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). Any reference in this Agreement to (i) “Equity Commitment Letter,” “Debt Commitment Letters” or “Financing Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 7.3, and (ii) the “Financing” will include the financing contemplated by the Financing Commitment Letters as amended or modified in compliance with the provisions of Section 7.3. As of the date of this Agreement, Newco has fully paid, or caused to be fully paid, any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitment Letters on or prior to the date of this Agreement, and Newco will pay, or cause to be paid, when due all other commitment fees and other fees arising under the Financing Commitment Letters as and when they become due and payable thereunder. The Debt Commitment Letter, in the form so delivered to the Company, is in full force and effect as of the date hereof, and is a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the other parties thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(c) The aggregate proceeds contemplated by the Financing Commitment Letters are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter) to enable Newco to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of Shares in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of the Option Consideration and the RSU Consideration under this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated to be funded by Newco under by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement or the Financing Commitment Letters incurred by Newco, Merger Sub, the Surviving Corporation or any of their respective Affiliates and required to be paid at the Closing by such party.

(d) As of the date of this Agreement, (i) none of the Financing Commitment Letters have been amended or modified (and no such amendment or modification is contemplated except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Commitment Letter provided as of the date hereof) and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). Except as set forth in the Financing Commitment Letters, there are no side letters or other agreements, contracts or arrangements to which Newco or Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco under any term or condition of the Financing Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters in the form so delivered to the Company. Assuming satisfaction of the conditions set forth in Section 2.2(b) and the accuracy of the Company’s Fundamental Representations and the representations and warranties set forth in Section 3.8, as of the date of this Agreement, Newco has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Newco at the Closing, including any reason to believe that any of the Financing Sources, or the Equity Financing Source will not perform their respective funding obligations under the Financing Commitment Letters in accordance with their respective terms and conditions.

(e) None of the Guarantor, the Equity Financing Source, Newco, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.10 Guaranty. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.

4.11 No Knowledge of Misrepresentations or Omissions. Neither Newco nor Merger Sub has any knowledge that any of the representations and warranties of the Company set forth in this Agreement is not true and correct in all material respects. Neither Newco nor Merger Sub has any knowledge of any material errors in, or material omissions from, the Company Disclosure Letter.

4.12 Non-Reliance. Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Newco, Merger Sub and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Newco and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Newco and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III, (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Newco, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by Newco, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III. Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Newco, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation. Notwithstanding the foregoing, nothing in this Section 4.12 serves to modify the representations and warranties of the Company contained in Article III (as modified by the Company Disclosure Letter) or the right of Newco and the Merger Sub to rely thereupon.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and each of its Subsidiaries shall (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Restrictions on Company Operations. Except as expressly required or permitted by this Agreement, as set forth in Section 5.2 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Stock Awards outstanding prior to the date hereof or, subject to Section 1.4(d), under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereof;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or except among direct or indirect wholly-owned Subsidiaries of the Company or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by any Contract in effect as of the date hereof or Applicable Law, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director or officer, or, other than, subject to Section 5.2(b), in the ordinary course of business consistent with past practice, any consultant, independent contractor or employee, including the hiring of any new employee, in each case, in any manner or increase in any manner the compensation or fringe benefits of any director, officer or, other than in the ordinary course of business consistent with past practice, employee, pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee, or pay any benefit not required by or made pursuant to any plan or arrangement as in effect as of the date hereof, other than in the ordinary course of business consistent with past practice;

(h) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(i) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for the sale of Company Products or grants of licenses to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(j) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(k) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l) (i) make or change any material Tax election, (ii) file any amended income Tax Return, or any other amended Tax Return that would materially increase the Taxes payable by the Company or its Subsidiaries, (iii) settle or compromise any material Liability for Taxes or (iv) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (v) fail to pay any material Taxes as they become due and payable (including estimated taxes), except to the extent such Taxes are contested in good faith and adequate reserves have been established for such Taxes in accordance with GAAP;

(m) other than in the ordinary course of business consistent with past practice, (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder;

(n) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(o) other than in the ordinary course of business consistent with past practice, enter into, renew or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract, except for the renewal, expiration or non-renewal of any Material Contract in accordance with its terms;

(p) incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $4 million per fiscal quarter for each fiscal quarter beginning September 1, 2017, with a pro rated portion of $4 million per fiscal quarter for the period from the date of this Agreement to September 1, 2017;

(q) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that would be material to the Company and its Subsidiaries taken as a whole; or

(r) enter into a Contract or otherwise commit to do any of the foregoing.

5.3 No Control. Notwithstanding the foregoing, nothing in this Article V is intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION PROPOSALS

6.1 Termination of Discussions. Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction, and shall terminate all access granted to any such Third Party to any physical or electronic data room (subject to the Company’s right to subsequently provide access to any such physical or electronic data room pursuant to Section 6.2(b)).

6.2 Non-Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

(i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or Acquisition Transaction or under circumstances reasonably likely to lead to an Acquisition Proposal or Acquisition Transaction; or

(iii) take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction; or

(iv) participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction; or

(v) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction; or

(vi) except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction.

(b) Notwithstanding the foregoing provisions of Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, with respect to any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, (x) engage or participate in discussions or negotiations with such Third Party (and its Representatives), and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to such Third Party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing clauses (x) or (y):

(i) the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

(ii) either the Company is already a party to an Acceptable Confidentiality Agreement with such Third Party or the Company enters into an Acceptable Confidentiality Agreement with such Third Party;

(iii) the Company notifies Newco of the identity of such Person and provides Newco all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company provides Newco a copy thereof); and

(iv) contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes such non-public information to Newco (and/or its Representatives) (to the extent such information has not been previously furnished to Newco).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries (other than any non-officer employees or consultants of the Company or its Subsidiaries, unless acting at the direction or behalf of the Company) shall be deemed to be a breach of this Section 6.2 by the Company.

6.3 Notice and Information.

(a) The Company shall promptly (and in any event within twenty-four (24) hours) notify Newco of (i) any Acquisition Proposal received by the Company, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal received by the Company or its Representatives, or (iii) any inquiry made to the Company, its Subsidiaries or any of their respective Representatives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b) The Company shall keep Newco reasonably informed on a prompt basis of the status and material details (including all amendments or proposed amendments, whether or not in writing) of any such Acquisition Proposal, request or inquiry, and promptly (and in any event within twenty-four (24) hours) provide Newco with copies of all documents and written or electronic communications relating to any Acquisition Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Company Stockholder Approval.

(a) Proxy Statement and Other SEC Filings.

(i) Promptly following the date of this Agreement (and in any event, no later than fifteen (15) Business Days after the date of this Agreement), the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 7.1(c), the Company must include the Company Board Recommendation in the Proxy Statement.

(ii) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Newco and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Newco, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filings will not, at the time that such Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) If Newco, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to Applicable Law (an “Other Required Newco Filing”), then Newco and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Newco Filing with the SEC. Newco and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Newco Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Newco or Merger Sub nor any of their respective Affiliates may file any Other Required Newco Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by Newco, Merger Sub or their respective Affiliates in good faith. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Company Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Newco or Merger Sub with respect to any information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Company Filing. The information supplied by Newco, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) Each of the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Newco, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Newco or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the stockholders of the Company.

(v) The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication, which comments shall be considered by the filing party in good faith.

(vi) The Company, on the one hand, and Newco and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(vii) Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the stockholders of the Company as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement) (the “SEC Clearance Date”).

(b) Stockholder Meeting.

(i) The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the “Company Stockholders Meeting”); provided that, without the prior written consent of Newco and subject to the exceptions set forth in the last sentence of this Section 7.1(b)(i), (x) the Company Stockholders Meeting shall not be scheduled for any day later than forty-five (45) calendar days after the SEC Clearance Date and (y) the Company may not adjourn or postpone the Company Stockholders Meeting. Once established, the Company shall not change the record date for the Company Stockholders Meeting without the prior written consent of Newco (such consent not to be unreasonably withheld, delayed or conditioned) or as required by Applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (A) there are holders of an insufficient Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or (B) the Company is required to postpone or adjourn the Company Stockholder Meeting by

Applicable Law, order or a request from the SEC or its staff, (C) if the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give the stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to the stockholders of the Company or otherwise made available to the stockholders of the Company (including in connection with any Company Board Recommendation Change) or (D) Newco consents to such postponement or adjournment.

(ii) The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that stockholders of the Company reject it.

(c) Board Recommendation.

(i) Subject to the provisions of this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Newco, (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction, (3) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Newco so requests in writing following any public statement by a stockholder of the Company or a member of the Company Board expressing opposition to the Merger or the Merger Consideration (it being understood that the Company Board shall have no obligation to so reaffirm the Company Board Recommendation on more than two occasions), (4) fail to include the Company Board Recommendation in the Proxy Statement or (5) fail to publicly recommend against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal or Acquisition Transaction (the actions or inactions referred to in the preceding clauses (1), (2), (3), (4) and (5) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Stockholder Approval in the event that:

(A) the Company Board has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.1, Section 6.2(a) or in material violation of Section 6.2(b);

(B) The Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not constitute a Company Board Recommendation Change);

(C) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Newco at least three (3) Business Days’ notice of its intention to effect a Company Board

Recommendation Change pursuant to this Section 7.1(c)(ii) (the “Change of Recommendation Notice Period”) (which notice shall include the most current version of the proposed definitive agreement (which shall be marked to show changes to this Agreement) and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal);

(D) if requested by Newco, during the Change of Recommendation Notice Period, the Company shall have met and negotiated in good faith with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(E) prior to the end of the Change of Recommendation Notice Period, Newco shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to stockholders of the Company as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (C) above, (y) the Change of Recommendation Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remain in the Change of Recommendation Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) there may be multiple extensions of the Change of Recommendation Notice Period); and

(F) the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco pursuant to clause (E) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event at any time prior to obtaining the Requisite Stockholder Approval in the event that the Company Board determines (after consultation with its outside legal counsel) that the failure to effect a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties; provided that, prior to effecting a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii), the Company Board shall have given Newco at least three (3) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii) (which notice shall include the reason (in reasonable detail) for such Company Board Recommendation Change) and, if requested by Newco, the Company shall have met and negotiated in good faith with Newco regarding modifications to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties.

(iv) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, for avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act.

7.2 Regulatory Approvals.

(a) Filings and Cooperation. As soon as reasonably practicable following the execution and delivery of this Agreement (and in any case within 10 Business Days with respect to the HSR Act and 15 Business Days with respect to filings of other Relevant Antitrust Jurisdictions), each of Newco and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions that are required in the Relevant Antitrust Jurisdictions. Each of Newco and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Newco reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority in the U.S. or any Relevant Antitrust Jurisdictions regarding the Merger or any other transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Remedies. In furtherance and not in limitation of the provisions of Section 7.2(a), if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Newco and Merger Sub (and their respective Affiliates, if applicable) and the Company and its Subsidiaries will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any restrictions on the activities of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided that, neither Newco nor Merger Sub (nor their respective Affiliates, if applicable) or the Company and its Subsidiaries shall be required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco or Merger Sub (or their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; provided, further, that neither Newco nor Merger Sub (nor their respective Affiliates) shall be required to take any action that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the reasonably expected benefits to Newco or Merger Sub (or their respective Affiliates) of completing the Merger.

7.3 Financing.

(a) No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Newco and Merger Sub will not (without the prior written consent of the Company) permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount or the representations in Section 4.9(c) (as though made at the time of the effectuation of such amendment, modification, supplement or replacement) shall remain true and correct after taking into account such reduction) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions or other terms (except in connection with any “market flex” terms contained in the Debt Commitment Letter provided as of the date hereof) to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect, or (iii) adversely impact the ability of Newco, Merger Sub or the Company (solely with respect to the Equity Commitment Letter), to enforce its rights against the other parties to the Financing Commitment Letters or the definitive agreements with respect thereto. In addition to the foregoing, Newco shall not release or consent to the termination of the Debt Commitment Letters or of any individual lender under the Debt Commitment Letters, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt

Financing under the Debt Commitment Letters, or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 7.3(c).

(b) Equity Financing. Newco shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Newco or Merger Sub in such Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter and (v) consummating the Equity Financing at or prior to Closing, including by causing the Equity Financing Source to fund the Equity Financing at the Closing, in each case in accordance with the terms of this Agreement and the Equity Commitment Letter.

(c) Debt Financing and Alternate Debt Financing. Newco shall use (or cause Merger Sub to use) its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) set forth in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter, (iv) satisfy on a timely basis (or obtain a waiver to) all conditions to funding that are applicable to Newco and Merger Sub in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, (v) enforce its rights pursuant to the Debt Commitment Letter, and (vi) consummate the Debt Financing at or prior to the Closing, including by causing the Debt Financing Sources to fund the Debt Financing at the Closing. Newco and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) set forth in the Debt Commitment Letter (unless such portion is not reasonably required to consummate the transactions contemplated by this Agreement), Newco shall use its reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Newco and Merger Sub than those set forth in the Debt Commitment Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Newco shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(d) Information. Newco shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Newco and Merger Sub shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing, (B) of the receipt by Newco or Merger Sub of any oral or written notice or communication from the Equity Financing Source or any Debt Financing Source with respect to any (1) breach (or threatened breach), default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of the Financing Commitment Letter or such definitive agreements, or (2) dispute or disagreement between or among any parties to a Financing Commitment Letter or any definitive agreements related to the Financing, and (C) if for any reason Newco or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing. Newco shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within one Business Day) after the date that the Company delivers a written request therefor to Newco. Newco shall, and shall use its best efforts to cause the Equity Financing Source and the Debt Financing Sources to, provide the Company and its Representatives with such access to Newco, the Equity Financing Source and the Debt Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Newco’s efforts to arrange the Financing; provided that Newco and its Representatives shall be permitted to participate in any such discussions or communications.

(e) No Financing Condition. Newco and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(f) Company Support.

(i) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use their respective reasonable best efforts, to provide Newco with all cooperation reasonably requested by Newco to assist it in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Newco in connection with the Debt Financing, including:

(A) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(B) assisting Newco and the Debt Financing Sources (y) with the timely preparation of customary (i) rating agency presentations, bank information memoranda, marketing materials and similar documents required in connection with the Debt Financing; (ii) high-yield offering documents, prospectuses, memoranda and similar documents required in connection with the Financing; and (z) by providing financial information as reasonably requested by Newco and Merger Sub to enable Newco and Merger Sub to prepare forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing;

(C) assisting Newco in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Newco or the Debt Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Newco), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(D) furnishing Newco and the Debt Financing Sources, as promptly as practicable, with (a) audited financial statements of the Company for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date, (b) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the Closing Date, (c) the financial information regarding the Company and its Subsidiaries necessary for Newco to prepare any pro forma financial statements for historical periods required by paragraph 6 of Exhibit D of the Debt Commitment Letter, and (d) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Newco to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Debt Commitment Letter (all such information and documents in this Section 7.3(f)(i)(D), the “Required Financial Information”). If the Company in good faith reasonably believes that it has provided the Required Financial Information, it may deliver to Newco a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 7.3(f)(i)(D) and the Marketing Period shall be deemed to have commenced as of such date unless Newco or the Debt Financing Source in good faith reasonably believe that the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect, stating in good faith the specific items of Required Financial Information the Company has not delivered, in which case such Required Financial Information shall be deemed to have been delivered and the Marketing Period to have commenced when such specific items have been delivered by the Company. Notwithstanding anything to the contrary herein, such Required Financial Information will be deemed to not have been delivered if, at any point prior to the completion of the Debt Financing, (a) such Required Financial Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Financial Information, in the light of the circumstances under which they were made, not misleading; (b) such Required Financial Information is not compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 or sufficient to permit such a registration statement on Form S-1 from being declared effective by the SEC; (c) the Company’s auditors have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information; (d) with respect to any interim financial statements (including any corresponding predecessor periods), such interim financial statements have not been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722; and (e) the Company’s auditors have not delivered drafts of customary comfort letters, including as to customary negative assurances and change period, or such auditors indicated that they are not prepared to issue such comfort letter; provided that after commencement of the Marketing Period, the delivery of additional financial statements or pro forma financial information required to be delivered pursuant to this Section 7.3(f)(i)(D) due to the passage of time shall not terminate or restart the Marketing Period;

(E) cooperating with Newco to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Newco and contemplated by the Debt Commitment Letters;

(F) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date as may be reasonably necessary to permit the consummation of the Debt Financing;

(G) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Debt Commitment Letters to be paid, discharged or terminated;

(H) cooperating with any marketing efforts of Newco and the Debt Financing Sources for any portion of the Debt Financing (including providing executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities and executing ratings agency engagement letters as required in connection with the Debt Financing (provided, that the Company shall not be required to pay any cost or expenses relating to rating agency engagement letters));

(I) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Newco to (1) permit the consummation of the Debt Financing (including, to the fullest extent permitted by Applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(J) furnishing Newco and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, provided that the request for such information has been made at least ten Business Days prior to Closing.

(ii) Notwithstanding the provisions of Section 7.3(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Newco, (B) enter into any definitive agreement (other than with respect to authorization letters and ratings agency engagement letters referred to in Section 7.3(f)(i)(H) that is effective prior to the Closing), (C) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (2) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 7.3 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 7.3(f)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto.

(g) Use of Logos. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(h) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Newco and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(i) Company Reimbursement and Indemnification.

(i) If the Closing fails to occur for any reason, upon request by the Company, Newco shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 7.3(f).

(ii) Newco shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 7.3(f) and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries).

(j) No Exclusive Arrangements. In no event will the Guarantor, the Equity Financing Source, Newco, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Newco or Merger Sub and the financing sources or potential financing sources of Newco, Merger Sub and such investors) enter into or enforce any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing for the Merger or any other transaction involving the Company or any of its Subsidiaries from providing or seeking to provide debt or equity financing to any Person in connection with the Merger or any other transaction relating to the Company or any of its Subsidiaries.

7.4 Efforts to Close.

(a) Reasonable Best Efforts. In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, including Sections 7.2 and 7.3, each of Newco, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable Antitrust Laws in the Relevant Antitrust Jurisdictions, (iii) obtain all other necessary consents, waivers, approvals, orders and authorizations from Governmental Authorities and make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger, and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger).

(b) Forbearance. In addition to the foregoing, subject to the terms and conditions of this Agreement, (i) Newco or Merger Sub shall not (and shall cause their Affiliates, including the Equity Financing Source, to not), and (ii) the Company and its Subsidiaries shall not, in each case take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting (i) the consummation of the Merger, including (A) imposing any delay in the obtaining of, or materially increasing the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (C) increasing the risk of not being able to remove any such order on appeal or otherwise, or (D) delaying or preventing the consummation of the Merger or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall restrict Affiliates of Newco or Merger Sub from acquiring any capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of any Person. For the avoidance of doubt, no action by the Company taken in compliance with Section 7.3(f) will be considered a violation of this Section 7.4.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

7.5 Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its Representatives (i) reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand, and (ii) to the extent available and prepared in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company and its Subsidiaries, including statements of financial condition, results of operations and statements of cash flow. Nothing in this Section 7.5 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information not otherwise prepared in the ordinary course of business. Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Newco or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

7.6 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Newco in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case to the extent such untruth, inaccuracy or failure would be reasonably likely to cause any of the conditions to closing set forth in Sections 2.2(b)(i) or 2.2(b)(ii) to fail to be satisfied.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall promptly notify the Company in the event that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Newco or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement, in each case to the extent such untruth, inaccuracy or failure would be reasonably likely to cause any of the conditions to closing set forth in Sections 2.2(c)(i) or 2.2(c)(ii) to fail to be satisfied.

7.7 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Thoma Bravo, LLC and the Company have previously executed a Confidentiality Agreement, dated December 7, 2015 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

7.8 Public Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Newco. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Newco and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before (a) participating in any media interviews, (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, and shall not engage in the foregoing without the prior consent of the other party (such consent not to be unreasonably withheld or delayed), except that the Company will not be obligated to obtain such consent with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement, (ii) principally directed to employees, suppliers, customers, partners or vendors and consistent with the communications plan previously agreed by Newco and the Company, provided, however, in each case of clause (i) and (ii), if the Company has used its reasonable best efforts to consult with Newco and to obtain Newco’s consent but has been unable to do so prior to the time such communication is made or (iii) related to or in connection with any disputes between the Company, on the one hand, and Newco, Merger Sub, Guarantor, the Financing Sources, or their respective Affiliates, on the other hand, relating to this Agreement.

7.9 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Newco of all Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, other than any Legal Proceedings related to or in connection with any disputes between the Company, on the one hand, and Newco, Merger Sub, Guarantor, the Financing Sources, or their respective Affiliates, on the other hand, relating to this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Newco reasonably informed with respect to the status thereof. The Company shall (a) give Newco the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Newco with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction

Litigation unless Newco has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.9, “participate” means that Newco will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Newco may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

7.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 7.11(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Newco a written notice asserting a claim for indemnification under this Section 7.11(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving

Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.11(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.11(c) of the Company Disclosure Letter); provided, further, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 7.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) Successors and Assigns. If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 7.11.

(e) No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or Applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Newco and their respective Subsidiaries under this Section 7.11 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

7.12 Employee Matters.

(a) Acknowledgment of Change of Control. Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time (excluding equity based benefits), provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by this Agreement or Applicable Law.

(c) Continuation of Company Plans. As of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time (or, if earlier, the date of termination of employment of the relevant Continuing Employee), the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than equity based benefits and individual employment agreements not providing for severance) and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (other than equity-based plans and individual employment agreements not providing for severance) (together, the “Company Plans”) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time.

(d) Service Credit; Etc. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or was not credited for the same purpose with respect to such Continuing Employee under the analogous Employee Plan immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived for such person under the analogous Employee Plan immediately prior to the Closing Date, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits other forfeiture that were not applicable as of the Effective Time.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.12, require Newco, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

7.13 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Newco and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

7.14 Newco Vote. Immediately following the execution and delivery of this Agreement, Newco, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

7.15 Repatriation. If and to the extent requested by Newco in writing at least ten (10) Business Days prior to Closing, the Company and its Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Newco) to distribute or transfer or cause to be distributed or transferred to the Company immediately before the Closing (including pursuant to the repayment of outstanding intercompany obligations) any cash balances held by any non-U.S. Subsidiaries; provided, however, that no distribution or transfer will be required to be made (i) to the extent that such distribution or transfer would be subject to withholding or other Taxes in advance of the Effective Time, and (ii) unless and until all of the conditions to the Merger set forth in Section 2.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), the Marketing Period has been concluded or waived, and Newco has irrevocably confirmed that it is prepared to consummate the Closing.

7.16 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from NYSE and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company if the Effective Time shall not have occurred on or before March 26, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Newco or the Company if the Company Stockholders Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Newco or the Company if any Governmental Authority in any Relevant Antitrust Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger permanently illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions, or (ii) issued or granted any Order that has the effect of making the Merger illegal permanently in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions and such Order shall have become final and nonappealable; or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Newco or Merger Sub set forth in this Agreement or (ii) that any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Newco or Merger Sub or such inaccuracies in the representations and warranties of Newco or Merger Sub are curable by Newco or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Newco of such breach or inaccuracy, as applicable or (B) Newco or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Newco or Merger Sub is cured within such thirty (30) calendar day period); provided, further, the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any covenant contained in this Agreement; or

(f) by the Company in the event that (i) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Newco and Merger Sub have failed to consummate the Merger at the Closing pursuant to Section 2.1, (iii) the Company has irrevocably notified Newco in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 2.2(c) have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 2.2(c), (iv) the Company has given Newco written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) if Newco and Merger Sub fail to consummate the Merger, and (iv) Newco and Merger Sub fail to consummate the Merger on the later of the expiration of such three (3) Business Day period and the date set forth in the foregoing notice; or

(g) by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) the Superior Proposal was not solicited in violation of the terms of Section 6.1 or Section 6.2(a), (ii) prior to terminating this Agreement pursuant to this Section 8.1(g), the Company shall have given Newco at least three (3) Business Days’ notice of its intention to terminate this Agreement pursuant to this Section 8.1(g) (the “Superior Proposal Notice Period”) (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (iii) if requested by Newco, during the Superior Proposal Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal, (iv) prior to the end of the Superior Proposal Notice Period, Newco shall not have made a counter-offer or proposal that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to stockholders of the Company as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (C) above, (y) the Superior Proposal Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) that there may be multiple extensions of the Superior Proposal Notice Period), and (v) immediately prior (and as a condition) to the termination of this Agreement, the Company tenders to Newco (and pays to Newco if Newco agrees to accept such payment) the Company Termination Fee payable pursuant to Section 8.4(a)(ii); or

(h) by Newco in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Newco to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Newco and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(h) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); provided, further, Newco may not terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any covenant contained in this Agreement; or

(i) by Newco in the event that the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change.

8.2 Notice of Termination. A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 8.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

8.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.3(i), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any fraud committed in connection with this Agreement or any of the transactions contemplated hereby.

In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement and the Guaranty, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

8.4 Termination Fees.

(a) Company Termination Fees.

(i) In the event that (A) this Agreement is terminated pursuant to Section 8.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and not withdrawn, and (C) within one (1) year following the termination of this Agreement pursuant to Section 8.1(c), the foregoing Competing Acquisition Transaction is consummated or the Company enters into a definitive Contract to consummate such Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then within one Business Day after consummation of such Competing Acquisition Transaction, the Company shall pay to Newco (or its designee) a fee equal to the Company Termination Fee, less the amount of Newco Expenses previously paid to Newco pursuant to Section 8.4(d), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(g), then as a condition to such termination of this Agreement, the Company shall tender to Newco (and pay to Newco if Newco agrees to accept such payment) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(i), then within one (1) Business Day after demand by Newco, the Company shall pay to Newco the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Newco Termination Fee.

(i) In the event that this Agreement is terminated (A) pursuant to Section 8.1(e) or Section 8.1(f), or (B) pursuant to Section 8.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(f), then within one (1) Business Day after demand by the Company, Newco shall pay to the Company a fee equal to $96,530,000 (the “Newco Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii) The parties hereto acknowledge and hereby agree that in no event shall Newco be required to pay the Newco Termination Fee on more than one occasion, whether nor not the Newco Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Recovery. Newco, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Newco, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 8.4(a) or Newco fails to promptly pay any amounts due pursuant to Section 8.4(b) and, in order to obtain such payment, Newco, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4(a) or any portion thereof or a judgment against Newco for the amount set forth in Section 8.4(b) or any portion thereof, as applicable, the Company will pay to Newco or Newco will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d) Newco Expenses. In the event this Agreement is terminated pursuant to (i) Section 8.1(c) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.4(a)(i) or (ii) Section 8.1(h), and as of the time of such termination by Newco, Newco and Merger Sub were not in material breach of their representations, warranties, covenants or agreements under this Agreement, then within one (1) Business Day after demand by Newco, the Company shall pay to Newco up to $3,000,000 of Newco’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Newco and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Newco Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Newco; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.4(a)(i) shall not relieve the Company of its obligations to pay the Newco Expenses pursuant to this Section 8.4(d); provided, further, that the payment by the Company of Newco Expenses pursuant to this Section 8.4(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.4(a)(i) except to the extent indicated in Section 8.4(a)(i).

(e) Acknowledgement. Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Newco Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.4(a) or Section 8.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Newco or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.4, the parties would not have entered into this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at www.securedocs.com (Project Deep Blue) at least one day prior to the execution and delivery of this Agreement.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.2 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval; and provided, further, however, that this Section 9.2 and Sections 9.3, 9.4, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

9.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; and provided, further, however, that this Section 9.3 and Sections 9.2, 9.4, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

9.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Newco will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement (a) from and after the Effective Time, (i) in connection with a merger or consolidation involving Newco or other disposition of all or substantially all of the assets of Newco or the Surviving Corporation; (ii) to any other Person; or (iii) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; or (b) to any of its Affiliates; provided, that in the case of clause (a)(iii) or (b), Newco and Merger Sub remain liable for their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail to the parties at the following addresses, telecopy numbers or e-mail addresses (or at such other address, telecopy numbers or e-mail address for a party as shall be specified by like notice):

(a)	if to Newco or Merger Sub, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attention:	Seth Boro
Chip Virnig
Telecopy No.:	(415) 392-6480

E-mail: sboro@thomabravo.com; cvirnig@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention:	Gerald T. Nowak, P.C.
Corey D. Fox, P.C.
Bradley C. Reed
Telecopy No.:	(312) 862-2200

E-mail: gnowak@kirkland.com; cfox@kirkland.com; breed@kirkland.com

(b)	if to the Company (prior to the Closing), to:

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, CA 95008

Attention: Diane Honda, General Counsel

Telecopy No: (408) 533-2544

E-mail: dhonda@barracuda.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Jeffrey Saper, Mike Ringler and Allison Spinner

Telecopy No.: (415) 947-2099

E-mail: jsaper@wsgr.com; mringler@wsgr.com and aspinner@wsgr.com

9.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time.

9.7 Expenses. Subject to Section 8.4(d), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

9.8 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.11, (b) from and after the Effective Time, the rights of holders of Shares to receive the merger consideration set forth in Article I and (c) each Debt Financing Source shall be an express third party beneficiary with respect to Sections 9.2, 9.3, 9.4, 9.10, 9.11, 9.12, 9.13, 9.14 and this Section 9.9 and shall be entitled to enforce such provisions against all parties to this Agreement. Notwithstanding anything herein to the contrary, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

9.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Remedies of Newco and Merger Sub.

(i) Specific Performance. The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by the Company of any of its obligations hereunder, Newco and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Newco from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.4(a) and/or the reimbursement of Newco Expenses pursuant to Section 8.4(d); provided, however, that in no event shall Newco be permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity following the payment of the Company Termination Fee, when payable under the terms of this Agreement.

(ii) Company Termination Fee. Newco shall be entitled to payment of the Company Termination Fee if and when payable pursuant to Section 8.4(a).

(iii) Expense Reimbursement. Newco shall be entitled to reimbursement of Newco Expenses if and when payable pursuant to Section 8.4(d).

(iv) Termination. Newco and Merger Sub shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. In no event shall (A) Newco, Merger Sub, the Guarantor, or the Equity Financing Source or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Newco, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Newco, Merger Sub, the Guarantor, the Equity Financing Source and their respective Affiliates (the foregoing in clauses (A) and (B) collectively, the “Newco Related Parties”) have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Newco and Merger Sub to payment of the Company Termination Fee as set forth in Section 8.4(a) and/or Newco Expenses as set forth in Section 8.4(d).

(c) Remedies of the Company.

(i) Specific Performance (Pre-Closing Covenants). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by Newco or Merger Sub of any of their respective obligations hereunder, and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 9.11(c)(ii)), the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Newco and Merger Sub in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof.

(ii) Specific Performance (Closing). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to a valid termination of this Agreement pursuant to Section 8.1, the Company shall be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Newco’s obligation to cause the Equity Financing to be funded (and to exercise its third party beneficiary rights under the Equity Commitment Letter) and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, (B) the Debt Financing has been funded in accordance with the terms thereof or the Debt Financing Sources have confirmed in writing that it will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (C) Newco and Merger Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.1 to occur and (D) the Company has irrevocably confirmed in writing to Newco that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur. In no event shall the Company be entitled to enforce specifically Newco’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to specifically enforce the terms of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.11(c)(i) and this Section 9.11(c)(ii). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Newco Termination Fee pursuant to Section 8.4(b); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under this Agreement or available at law or equity following the payment of the Newco Termination Fee, when payable under the terms of this Agreement.

(iii) Newco Termination Fee. The Company shall be entitled to payment of the Newco Termination Fee if and when payable pursuant to Section 8.4(b).

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. In no event shall (A) the Company, its Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (foregoing in clauses (A) and (B) collectively, the “Company Related Parties”) have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Newco, Merger Sub, the Guarantor, the Equity Financing Source or any other Newco Related Party other than the right of the Company to payment of the Newco Termination Fee as set forth in Section 8.4(b) and to enforce its rights under the Guaranty. For the avoidance of doubt, in the event this Agreement is terminated in accordance with Section 8.1, the Newco Termination Fee (if payable pursuant to Section 8.4(b)) represents the maximum aggregate Liability of Newco, Merger Sub, the Guarantor and any other Newco Related Party under this Agreement and the transactions and other agreements contemplated hereby. In addition, and notwithstanding anything in this Agreement to the contrary, the Company hereby (A) agrees that no Company Related Party shall have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from any Debt Financing Source and (B) waives any and all claims against the Debt Financing Sources (and agrees not to bring any claim or cause of action) and hereby agrees that in no event shall the Debt Financing Sources have any liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 9.11(c)(v) shall in any way limit or modify the rights and obligations of Newco, Merger Sub or the Financing Sources set forth under the Debt Commitment Letters. In addition to the rights of Newco and Merger Sub hereunder, Newco and Merger

Sub shall be entitled, at Newco and Merger Sub’s sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(d) Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.13 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Newco or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief expressly applicable under this Section 9.11 on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(e) Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Newco Related Parties or the Company Related Parties, as the case may be, arising under or based upon any Applicable Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

(f) Extension of Termination Date. Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by the shorter of (A) the amount of time during which such Legal Proceeding is pending, plus five (5) Business Days, or (B) sixty (60) Business Days.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Notwithstanding anything to the contrary contained herein, any and all claims arising directly or indirectly out of or concerning the Debt Financing (including any claim, controversy or dispute against or involving any Debt Financing Source, including their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.12) shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

9.13 Consent to Jurisdiction. Each of the parties hereto, except as otherwise set forth in this Section 9.13, (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable

Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any or state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding the foregoing but subject to the next sentence, none of the parties hereto, any of their respective Affiliates, any Company Related Party or any Newco Related Party will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The Company further agrees that it shall not and shall cause its Affiliates and Company Related Parties not to bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source, relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter or the performance thereof.

9.14 WAIVER OF JURY TRIAL. EACH OF NEWCO, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEWCO, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF (INCLUDING WITHOUT LIMITATION, THE FINANCING AND FINANCING COMMITMENT LETTERS).

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PROJECT DEEP BLUE HOLDINGS, LLC

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President

PROJECT DEEP BLUE MERGER CORP.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President

BARRACUDA NETWORKS, INC.

By:	/s/ William D. Jenkins, Jr.
Name:	William D. Jenkins, Jr.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and its Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Third Party” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2017.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Incentive Plans” means the Company’s 2004 Stock Plan, the SignNow, Inc. 2011 Equity Incentive Plan, the Company’s 2012 Equity Incentive Plan and the Purewire, Inc. 2008 Stock Incentive Plan.

“Company ESPP” means the Company’s 2015 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic or political conditions in the United States or any other country or region in the world;

(ii) conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii) changes in Applicable Law or GAAP or the interpretations thereof;

(iv) acts of war, terrorism or sabotage;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement;

(vii) any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(ix) any action taken pursuant to the terms of this Agreement or the failure to take any action prohibited by the terms of this Agreement;

(x) any action taken at the request of Newco or with the prior consent or approval of Newco;

(xi) the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation;

(xii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including those arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xiii) the matters set forth in the Company Disclosure Letter (except, in the case of each of clauses (i) through (iv) above, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business).

“Company Options” means any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plan.

“Company Products” means any and all products and services currently marketed, sold, licensed, provided or distributed by Company and its Subsidiaries.

“Company Termination Fee” shall mean an amount in cash equal to $48,260,000.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Newco or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or may have any material Liability.

“Equity Financing Source” means Thoma Bravo Fund XII, L.P.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Government Contract” means any Contract for the sale of goods or services currently in performance that is between the Company and a Governmental Authority or entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means any of the following Liabilities or obligations: (i) indebtedness for borrowed money; (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) Liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (v) Liabilities pursuant to capitalized leases; (vi) Liabilities pursuant to conditional sale or other title retention agreements; (vii) Liabilities with respect to vendor advances or any other advances; (viii) net Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (ix) indebtedness of the types described in clauses (i) through (viii) above of others guaranteed by the Company or any of its Subsidiaries or secured by any lien, mortgage or security interest on the assets of the Company or any of its Subsidiaries, including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names and applications and registrations therefore (collectively, “Domain Names”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known by the Company Board as of or prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal or Acquisition Transaction.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s CEO (William D. “BJ” Jenkins, Jr.), CTO (Zachary Levow), CFO (Dustin Driggs), SVP of Worldwide Sales (Michael D. Hughes), or General Counsel (Diane Honda), in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance (not including licenses to Intellectual Property rights), claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of 18 consecutive Business Days commencing after the date of this Agreement and throughout which Newco has received the Required Financial Information, except that the Marketing Period shall not commence prior to January 3, 2018. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained and (B) the Marketing Period will not commence and will not be deemed to have commenced if, on or prior to the completion of such 18 Business Day period, the Company has announced any intention to restate any financial statements or financial information included in the Required Financial Information, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new consecutive 18 Business Day period.

“Material Contract” means any of the following:

(i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii));

(ii) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract that is not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations of $200,000 or more as of the date of this Agreement (other than those pursuant to which severance is required by Applicable Law);

(iii) any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of one hundred twenty (120) days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) executed on or after the Reference Date relating to a transaction involving the disposition or acquisition (1) assets (excluding Leased Real Property) whose value, in each case, is in excess of $5,000,000 or (2) any assets constituting a material business or business line by the Company or any of its Subsidiaries after the date of this Agreement, in each case other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vi) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Outstanding Stock Awards);

(vii) any Contract providing for indemnification of any officer, director or employee by the Company;

(viii) any Contract that is a settlement agreement that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement; and

(ix) any Contract that involves a joint venture, limited liability company or partnership with any third Person.

“Newco Material Adverse Effect” means any material adverse effect on the ability of Newco or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Outstanding Stock Awards” means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plans and (ii) any issued and outstanding RSUs, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plans, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet delinquent or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate, (iv) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (v) Liens or encumbrances imposed on the underlying fee interest in Leased Real Property; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type) affecting any Real Property, any matters that would be disclosed by a survey of any Real Property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any Real Property, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable Real Property.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any software that licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Relevant Antitrust Jurisdictions” shall mean the United States and the non-U.S. jurisdictions set forth in Schedule 2.2(a)(ii)(B).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“RSUs” means any issued and outstanding restricted stock units (including commitments to grant restricted stock units approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Award” means any award of Company Options or RSUs.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any written Acquisition Proposal made by a Third Party after the date of this Agreement that (i) was not solicited in violation of Section 6.1 or Section 6.2(a) and (ii) the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Third Party making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, assessments and similar governmental charges, duties, impositions and liabilities, in each case in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, unclaimed property, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

“Technology” means all tangible items of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, software, firmware, and computer programs.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Newco or any of its Affiliates or Representatives.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

[Remainder of Page Intentionally Left Blank]

ANNEX B

November 26, 2017

Board of Directors

Barracuda Networks, Inc.

3175 Winchester Blvd

Campbell, California 95008

Members of the Board:

We understand that Barracuda Networks, Inc. (the “Company”), Project Deep Blue Holdings, LLC (“Newco”), a wholly owned subsidiary of Thoma Bravo, and Project Deep Blue Merger Corp., a wholly-owned subsidiary of Newco (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 25, 2017 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Newco, and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares held in treasury, or held by Newco, Merger Sub or any direct or indirect wholly owned subsidiary of Newco, Merger Sub or the Company, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $27.55 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and Newco and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for Thoma Bravo and certain of its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Thoma Bravo and its affiliates and the Company in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Thoma Bravo and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers may have committed to invest in investment funds managed by Thoma Bravo and its affiliates.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Taylor Henricks
Taylor Henricks
Executive Director

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

BARRACUDA NETWORKS, INC.

February 7, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://astproxyportal.com/ast/Barracuda

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

⬛	00030030000000000000 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		FOR	AGAINST	ABSTAIN
1.

To approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated November 26, 2017, by and among Barracuda Networks, Inc., Project Deep Blue Holdings, LLC and Project Deep Blue Merger Corp.

		☐	☐	☐

2.

To approve any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

		☐	☐	☐

NOTE: THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. THE PROXIES ARE FURTHER AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BARRACUDA NETWORKS, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 7, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Diane C. Honda and William D. Jenkins, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Barracuda Networks, Inc. held of record by the undersigned at the close of business on December 26, 2017 at the Special Meeting of Stockholders to be held February 7, 2018, 2018 at 9:00 am, Pacific time, at our offices at 3175 S. Winchester Blvd., Campbell, CA 95008, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

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